SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Regeneron Pharmaceuticals, Inc.

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777 Old Saw Mill River Road

Tarrytown, New York 10591-6707

April 24, 2014

Dear Fellow Shareholders:

It is my pleasure to invite you to attend the 2014 Annual Meeting of Shareholders of Regeneron Pharmaceuticals, Inc. to be held on Friday, June 13, 2014 at 10:30 a.m., Eastern Time, at the Westchester Marriott Hotel, 670 White Plains Road, Tarrytown, New York 10591.

This year we are again using the “Notice and Access” method of providing proxy materials to you via the Internet. We believe that this process provides you with a convenient and quick way to access your proxy materials and vote your shares, while allowing us to reduce the costs of printing and distributing the proxy materials and conserve resources. On or about April 29, 2014, we will mail to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and our 2013 annual report and vote via the Internet. The Notice also contains instructions on how to receive a paper copy of the proxy materials and our 2013 annual report. This year, our proxy materials are presented in a new format, with a Proxy Summary and an enhanced and expanded Compensation Discussion and Analysis, which we hope will make your review of these materials easier.

As you may know, Eric M. Shooter, Ph.D., a co-founder of the Company and one of our longest-serving non-employee directors, has retired after 25 years of outstanding service to the Company and its shareholders. We have valued Dr. Shooter’s leadership, intellect, and scientific acumen and would like to express our appreciation for his service.

Each of the Notice of Internet Availability of Proxy Materials that will be mailed and the Notice of Annual Meeting of Shareholders and proxy statement contained herein identifies the items we plan to address at the Annual Meeting. At the Annual Meeting, we will also present a brief report on the Company and our business and give you the opportunity to ask questions.

Your vote is important. Whether or not you plan to attend the Annual Meeting, you can cast your vote via the Internet or by telephone, or, if you receive paper copies of the proxy materials, by completing the accompanying proxy and returning it in the prepaid envelope provided. If you attend the Annual Meeting, you may vote in person if you wish, even if you previously submitted a proxy.

I look forward to seeing you on June 13th.

Sincerely,

P. Roy Vagelos, M.D. Chairman of the Board of Directors

REGENERON PHARMACEUTICALS, INC.

777 Old Saw Mill River Road

Tarrytown, New York 10591

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2014 Annual Meeting of Shareholders of Regeneron Pharmaceuticals, Inc. (the “Company”) will be held on Friday, June 13, 2014, commencing at 10:30 a.m., Eastern Time, at the Westchester Marriott Hotel, 670 White Plains Road, Tarrytown, New York, for the following purposes:

(1)	to elect four Class II directors for a term of three years and one Class I director for a term of two years;

(2)	to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014;

(3)	to cast an advisory vote on executive compensation as disclosed in these proxy materials;

(4)	to approve the Regeneron Pharmaceuticals, Inc. 2014 Long-Term Incentive Plan, which approval shall also constitute approval for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, of certain performance goals in the Plan that may apply to awards thereunder; and

(5)	to act upon such other matters as may properly come before the meeting and any adjournment(s) or postponement(s) thereof.

The board of directors has fixed the close of business on April 17, 2014 as the record date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment(s) or postponement(s) thereof.

Pursuant to the rules of the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Accordingly, we will mail, beginning on or about April 29, 2014, a Notice of Internet Availability of Proxy Materials to our shareholders of record and beneficial owners as of the record date. As of the date of mailing of the Notice of Internet Availability of Proxy Materials, all shareholders and beneficial owners will have the ability to access all of the proxy materials on a website referenced in the Notice of Internet Availability of Proxy Materials.

The Notice of Internet Availability of Proxy Materials also contains a toll-free telephone number, an e-mail address, and a website where shareholders can request a paper or electronic copy of the proxy statement, our 2013 annual report, and/or a form of proxy relating to the Annual Meeting. These materials are available free of charge. The Notice also contains information on how to access and vote the form of proxy.

As Authorized by the Board of Directors,

Joseph J. LaRosa Senior Vice President, General Counsel and Secretary

April 24, 2014

REGENERON PHARMACEUTICALS, INC.

PROXY STATEMENT

i

NOTE REGARDING FORWARD-LOOKING STATEMENTS AND NON-GAAP FINANCIAL MEASURES

See Appendix A for important information regarding forward-looking statements and financial measures not calculated in accordance with U.S. Generally Accepted Accounting Principles contained in this proxy statement.

ii

Proxy Summary

The summary below highlights information that is described in more detail elsewhere in this proxy statement. This summary does not contain all of the information you should consider, and we urge you to read the entire proxy statement carefully before voting.

General Information (see “General Information about the Meeting” on page 7 for more information)

Date:	June 13, 2014

Time	10:30 a.m., Eastern Time

Place:	Westchester Marriott Hotel, 670 White Plains Road, Tarrytown, New York 10591

Record Date:	April 17, 2014

Meeting Agenda

Matter	Board Vote Recommendation

1. Election of four Class II directors for a term of three years and one Class I director for a term of two years	For each director nominee

2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014	For

3. Advisory vote on executive compensation as disclosed in this proxy statement	For

4.      Approval of the Regeneron Pharmaceuticals, Inc. 2014 Long-Term Incentive Plan, which approval shall also constitute approval for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, of certain performance goals in the 2014 Plan that may apply to awards thereunder

For

Proposal No. 1 – Our Director Nominees (see “Proposal No. 1: Election of Directors” on page 12 for more information)

The following individuals have been nominated for election at the 2014 Annual Meeting:

Director Class	Name	Age*	Director Since	Occupation	Independent	Committee Memberships
Class II (three-year term)	Alfred G. Gilman, M.D., Ph.D.	72	1990	Regental Professor Emeritus of Pharmacology at The University of Texas Southwestern Medical Center at Dallas	✓	Corporate Governance and Compliance Committee (Chairman) Technology Committee

2014 Annual Meeting of Shareholders

Director Class	Name	Age*	Director Since	Occupation	Independent	Committee Memberships
Class II (three-year term)	Joseph L. Goldstein, M.D.	73	1991	Professor of Molecular Genetics and Internal Medicine and the Chairman of the Department of Molecular Genetics at The University of Texas Southwestern Medical Center at Dallas	✓	Compensation Committee Technology Committee

Class II (three-year term)	Christine A. Poon	61	2010	Dean, John W. Berry, Sr. Chair in Business at The Max M. Fisher College of Business at The Ohio State University	✓	Compensation Committee Corporate Governance and Compliance Committee

Class II (three-year term)	P. Roy Vagelos, M.D.	84	1995	Former Chairman of the Board and Chief Executive Officer of Merck & Co., Inc.		Technology Committee

Class I (two-year term)	Robert A. Ingram	71	2014	General Partner at Hatteras Venture Partners	✓	Compensation Committee

*	As of April 17, 2014.

Each director nominee is a current director, and each director nominee who served as a director in 2013 attended at least 75% of the aggregate of all 2013 meetings of the board of directors and each committee on which he or she served.

Corporate Governance (see “Corporate Governance” on page 19 for more information)

Corporate Governance Facts

Board and Other Governance Information	2014*

Size of Board	12

Number of Independent Directors	9

Separate Chairman and Chief Executive Officer	Yes

Director Resignation Policy	Yes

Number of Meetings of the Board of Directors Held in 2013	6

Independent Directors Meet in Executive Sessions Without Management Present	Yes

Code of Business Conduct and Ethics Applicable to All Employees, Officers, and Directors	Yes

Annual Board and Committee Self-Evaluations	Yes

Stock Ownership Guidelines for Directors and Senior Executives	Yes

*	As of April 17, 2014.

Proxy Summary

New Governance Initiatives

Since our last annual shareholder meeting in 2013, we have enhanced our corporate governance policies and practices through, among other things, the adoption of:

•	director resignation policy, which requires an incumbent director who fails to receive more “for” votes than “withhold” votes in an uncontested election to tender his or her resignation to the Chairman of the board of directors for consideration by the Corporate Governance and Compliance Committee;

•	recoupment policy, allowing us to seek recoupment of, or to reduce, incentive compensation (i.e., bonus and other incentive compensation, regardless of whether in the form of cash or equity) of our officers and other specified employees for compliance violations; and

•	prohibition against hedging and pledging of our securities by our directors and employees.

Proposal No. 2 – Ratification of PricewaterhouseCoopers LLP (see “Proposal No. 2: Ratification of Appointment of Independent Registered Public Accounting Firm” on page 39 for more information)

We ask that our shareholders ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2014. Below is a summary of fees related to services provided to the Company by PricewaterhouseCoopers LLP for the years ended December 31, 2013 and 2012.

	2013	2012
Audit Fees	$1,298,800	$1,052,853
All Other Fees	1,800	1,800

Total Fees	$1,300,600	$1,054,653

2013 Performance Overview (see “Executive Compensation—Compensation Discussion and Analysis—Section 1 – Summary—2013 Performance Overview” on page 43 for more information)

2013 was a very successful year for Regeneron. Our key accomplishments in 2013 included:

•	68% growth in EYLEA® (aflibercept) Injection U.S. net product sales as compared to 2012, from $838 million to $1.409 billion.

•	53% growth in our total revenues as compared to 2012, from $1.378 billion to $2.105 billion.

•	76% growth in non-GAAP net income as compared to 2012, from $530 million to $935 million. (Non-GAAP net income is not a measure calculated in accordance with U.S. Generally Accepted Accounting Principles. See Appendix A for a definition of non-GAAP net income and a reconciliation of non-GAAP net income to net income.)
•

Advances in our EYLEA® franchise, including regulatory approval of EYLEA® for the treatment of macular edema following central retinal vein occlusion in the European Union and Japan and positive Phase 3 data reported for EYLEA® for the treatment of diabetic macular edema and for the treatment of macular edema following branch retinal vein occlusion.

•	Advances in our late-stage clinical pipeline, which now includes alirocumab, our PCSK9 antibody in Phase 3 trials for lowering LDL-cholesterol; sarilumab, our IL-6 receptor antibody in Phase 3 trials for rheumatoid arthritis and in a Phase 2 study in non-infectious uveitis; and dupilumab, our IL-4 receptor-alpha antibody which blocks both the IL-4 and the IL-13 pathways and is in Phase 2 clinical development for asthma, atopic dermatitis, and nasal polyposis.

2014 Annual Meeting of Shareholders

Our strong performance is reflected in the appreciation of our stock price, which increased 61%, 738%, and 1,399% over the one-, three-, and five-year periods ended December 31, 2013, respectively, which places our common stock in the 89th, 98th, and 96th percentile, respectively, of all NASDAQ-listed companies with a market capitalization greater than $5 billion in those periods.

Proposal No. 3 – Advisory Vote on Compensation of Named Officers (see “Proposal No. 3: Advisory Vote on Compensation of Named Officers” on page 42 for more information)

The board of directors recommends that shareholders approve, on an advisory basis, the compensation of our Named Officers as disclosed in the section of this proxy statement entitled “Executive Compensation” starting on page 43. We believe that the leadership of the current executive team has been instrumental to our success in 2013 and prior years and that an executive compensation program that attracts, motivates, and helps retain key executives, including the Named Officers, is critical to our long-term success.

The main objectives of our executive compensation program are to pay for performance; closely align the interests of shareholders and management; strike an appropriate balance between short- and long-term perspectives; and attract and retain executives in a competitive marketplace.

These objectives were reflected in our 2013 compensation decisions in a number of ways, including the following:

•	Consistent with our executive compensation philosophy, the compensation of our Chief Executive Officer and the other Named Officers in 2013 included a robust performance-based component, which predominantly consisted of long-term incentives. In total, performance-based compensation (defined as bonus and equity and non-equity incentive plan compensation) accounted for 97% and 94% of the total 2013 compensation (defined as base salary, bonus, and equity and non-equity incentive plan compensation) of our Chief Executive Officer and the other Named Officers, respectively, as reported in the Summary Compensation Table on page 68. In addition, an overwhelming portion
(94%) of the 2013 performance-based compensation of our Chief Executive Officer and the other Named Officers was delivered through long-term incentives (stock option awards). In 2013, our executive compensation program had a higher proportion of both performance-based and long-term compensation relative to total compensation and total performance-based compensation (each as defined above), respectively, with respect to both our Chief Executive Officer and the other Named Officers than such compensation paid on average by the companies included in the 2013 Radford Global Life Sciences Survey (which we and the Compensation Committee used to obtain a general understanding of current compensation practices and to assess overall competitiveness of our compensation program).

•	As a result of our emphasis on stock options as a key compensation component, the total compensation of our Chief Executive Officer in 2013 and over the last five years was closely aligned with the performance of our common stock over those periods. Both in 2013 and in the five-year period ended December 31, 2013, the year-over-year increases in our Chief Executive Officer’s compensation were principally attributable to the increases in the value of his stock option awards (based on the Black-Scholes model for valuing stock options), which reflect the appreciation of our stock price. Furthermore, on a relative basis when compared to our Peer Group, the compensation of our Chief Executive Officer over the last three years was also closely aligned with the performance of our common stock.

Proxy Summary

In addition, we have instituted compensation policies and practices designed to enhance governance of our executive compensation program and to further our compensation objectives. These policies and practices include:

•	the engagement and use of an independent compensation consultant by the Compensation Committee;

•	stock ownership guidelines for our senior executives and directors;

•	transparent equity granting process and practices;

•	policy regarding recoupment or reduction of incentive compensation that is applicable to officers, including the Named Officers, and other specified employees;

•	prohibition against hedging and pledging of our securities by our directors and employees;

•	no “single trigger” change-in-control severance or vesting arrangements for executives, including the Named Officers;

•	limited perquisites;

•	Compensation Committee and non-employee director oversight of our compensation program; and

•	prudent management of compensation-related risks.

Proposal No. 4 – Approval of New Long-Term Incentive Plan (see “Proposal No. 4: Approval of 2014 Long-Term Incentive Plan” on page 79 for more information)

We consider equity compensation to be a key component of our compensation program and believe that equity compensation is essential to attract, motivate, and retain talented, experienced, and committed employees and to incentivize our employees to achieve our short- and long-term goals. We are asking our shareholders to approve the new Regeneron Pharmaceuticals, Inc. 2014 Long-Term Incentive Plan to enable us to continue to meet our objective of attracting, motivating, and retaining high-quality talent.

Key factors considered by the board of directors in recommending the 2014 Plan for shareholder approval include:

•	The number of shares of common stock available for issuance under the 2014 Plan is necessary to allow us to continue our equity compensation program for at least the next three years at levels generally consistent with our historical practices and after taking into consideration our projected future business and employment growth.

•	The potential dilution resulting from the shares of common stock available for issuance under the 2014 Plan (including the 4,456,631 shares that would roll from the Regeneron Pharmaceuticals, Inc. Second
Amended and Restated 2000 Long-Term Incentive Plan into the 2014 Plan) and the total number of shares underlying outstanding equity awards as of April 17, 2014, as a percentage of the shares of common stock and Class A stock outstanding as of April 17, 2014 (36.83%), is lower than the potential dilution resulting from the shares of common stock available for issuance under the 2000 Plan following the increase effected by the amendment approved by shareholders in 2011 and the total number of shares underlying outstanding equity awards as of April 13, 2011 (37.98% as a percentage of the shares of common stock and Class A stock outstanding as of April 13, 2011).

•	Our historic average burn rate over the past three fiscal years (2011 – 2013), representing equity award grants during the year as a percentage of the weighted-average number of shares of common stock and Class A stock outstanding during the year, was 4.71%. This is below the 5.91% gross burn rate cap applied to the Russell 3000 Pharmaceuticals & Biotechnology companies by Institutional Shareholder Services Inc., a provider of proxy voting and corporate governance services, according to its 2014 U.S. Proxy Voting Guidelines.

2014 Annual Meeting of Shareholders

•	From December 31, 2010 to December 31, 2013, we grew the number of our full-time employees by 68%, from 1,395 to 2,340, and we expect to continue to increase our headcount over the next several years. As our organization has continued to grow, the number of shares required for initial awards to new hires and annual equity grants has continued to increase. However, we are asking our shareholders to approve an increase of the share pool by the same amount (12,000,000 shares of common stock) that was requested and approved in 2011 when we had approximately 40% fewer full-time employees (1,433 full-time employees as of March 1, 2011 compared to 2,376 full-time employees as of March 1, 2014).

•	In 2013, we approved a targeted reduction of approximately 15% in the number of shares underlying the annual stock option awards to eligible employees (reflected in the annual awards made in December 2013) and non-employee directors (reflected in the annual awards made in January 2014) compared to the prior year.

REGENERON PHARMACEUTICALS, INC.

777 Old Saw Mill River Road

Tarrytown, New York 10591

April 24, 2014

PROXY STATEMENT

General Information about the Meeting

Where and when will the 2014 Annual Meeting be held?

The 2014 Annual Meeting of Shareholders of Regeneron Pharmaceuticals, Inc. (“Regeneron,” “Company,” “we,” “us,” and “our”) is scheduled for June 13, 2014, commencing at 10:30 a.m., Eastern Time, at the Westchester Marriott Hotel, 670 White Plains Road, Tarrytown, New York 10591. If you are planning to attend the meeting, directions to this location are available on our website at www.regeneron.com.

Why did you receive a notice in the mail regarding the Internet availability of proxy materials instead of a paper copy of the proxy materials?

The “Notice and Access” rules of the United States Securities and Exchange Commission (the “SEC”) permit us to furnish proxy materials, including this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC on February 13, 2014 (the “2013 Annual Report”), to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders received a Notice of Internet Availability of Proxy Materials (the “Notice”) and will not receive printed copies of the proxy materials unless they request them. The Notice will be mailed beginning on or about April 29, 2014. The Notice includes instructions on how you may access and review all of our proxy materials via the Internet. The Notice also includes instructions on how you may vote your shares. If you would like to receive a paper or electronic copy of our proxy materials, you should follow the instructions in the Notice for requesting such materials. Any request to receive proxy materials by mail or e-mail will remain in effect until you revoke it.

Why didn’t you receive a notice in the mail about the Internet availability of the proxy materials?

Shareholders who previously elected to access the proxy materials over the Internet will not receive a notice in the mail about the Internet availability of the proxy materials. Instead, these shareholders should have received an e-mail with links to the proxy materials and the proxy voting website. In addition, shareholders who participate and hold shares of common stock in the Regeneron Pharmaceuticals, Inc. 401(k) Savings Plan will receive physical copies of the proxy materials.

Can you vote your shares by filling out and returning the Notice?

No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by Internet, by requesting and returning a paper proxy card, or by submitting a ballot in person at the meeting.

2014 Annual Meeting of Shareholders

Why did we send you the Notice?

We sent you the Notice regarding this proxy statement because Regeneron’s board of directors is asking (technically called soliciting) holders of the Company’s common stock, par value $0.001 per share (“common stock”), and Class A stock, par value $0.001 per share (“Class A stock”), to provide proxies to be voted at our 2014 Annual Meeting of Shareholders or at any adjournment(s) or postponement(s) of the meeting.

Who is entitled to vote at the Annual Meeting?

Only shareholders of record at the close of business on the record date, April 17, 2014, are entitled to vote at the Annual Meeting shares of common stock and/or Class A stock held of record on that date. As of April 17, 2014, 98,879,794 shares of common stock and 2,000,781 shares of Class A stock were issued and outstanding. The common stock and the Class A stock vote together on all matters as a single class, with the common stock being entitled to one vote per share and the Class A stock being entitled to ten votes per share.

What are you being asked to vote on?

We are asking you to vote on:

•	election of four Class II directors for a term of three years and one Class I director for a term of two years (Proposal No. 1);

•	ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014 (Proposal No. 2);

•	advisory vote on executive compensation as disclosed in this proxy statement (Proposal No. 3); and

•	approval of the Regeneron Pharmaceuticals, Inc. 2014 Long-Term Incentive Plan (the “2014 Plan”), which approval shall also constitute approval for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), of certain performance goals in the 2014 Plan that may apply to awards thereunder (Proposal No. 4).

What are the board’s recommendations?

The board of directors recommends that you vote:

•	FOR election of each of the four nominated Class II directors and the one nominated Class I director (Proposal No. 1);

•	FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2014 (Proposal No. 2);

•	FOR approval of our executive compensation as disclosed in this proxy statement (Proposal No. 3); and

•	FOR approval of the 2014 Plan, including approval for purposes of Section 162(m) of the Internal Revenue Code of certain performance goals in the 2014 Plan that may apply to awards thereunder.

How can you vote?

In person. If you are a shareholder of record, you may vote in person at the Annual Meeting. The Company will give you a ballot when you arrive. If you are a beneficial owner of shares held in the name of your bank, broker, or other nominee, or in “street name”, to vote in person at the Annual Meeting you must obtain from your nominee and bring to the meeting a “legal proxy” authorizing you to vote such shares held as of the record date. We recommend you vote by proxy even if you plan to attend the meeting. So long as you meet the applicable requirements, you can always change your vote at the meeting. Instructions on voting by proxy are included below.

Via the Internet. You may vote by proxy via the Internet by visiting www.proxyvote.com. You will need the 12 digit control number included on the

General Information about the Meeting

Notice or, if you received a paper copy of the proxy materials, the proxy card or voting instruction form you received. You may vote via the Internet through 11:59 p.m., Eastern Time, on June 12, 2014.

Via telephone. If you received printed copies of the proxy materials, you may vote by proxy via telephone by calling the toll free number found on the proxy card or the voting instruction form. You will need the 12 digit control number included on the proxy card or voting instruction form. You may vote via telephone through 11:59 p.m., Eastern Time, on June 12, 2014.

By mail. If you received printed copies of the proxy materials, you may vote by proxy by completing the proxy card or voting instruction form and returning it in the envelope provided.

How are proxies voted?

If you vote by proxy in time for it to be voted at the Annual Meeting, one of the individuals named as your proxy will vote your shares as you have directed. If you submit a proxy, but no indication is given as to how to vote your shares as to a proposal, your shares will be voted in the manner recommended by the board of directors. The board of directors knows of no matter, other than those indicated above under “What are you being asked to vote on?”, to be presented at the Annual Meeting. If any other matter properly comes before the Annual Meeting, the persons named and designated as proxies will vote your shares in their discretion.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders as of the record date of shares of common stock and Class A stock having a majority of the voting power of all shares of common stock and Class A stock outstanding on the record date will constitute a quorum for the transaction of business at the Annual Meeting. Shares held as of the record date by holders who are present or represented by proxy at the Annual Meeting but who have abstained from voting or have not voted with respect to some or all of such shares on any proposal to be voted on at the Annual Meeting will be counted as present for purposes of establishing a quorum.

What vote is required to approve each proposal?

The following table summarizes the voting requirements applicable to the proposals to be voted on at the Annual Meeting:

Proposal	Vote Required	Effect of Abstentions*	Broker Discretionary Voting Allowed?+
Proposal No. 1: Election of Directors	Plurality of the votes cast. In accordance with our director resignation policy, an incumbent director who fails to receive more “for” votes than “withhold” votes in an uncontested election will be required to tender his or her resignation to the Chairman of the board of directors for consideration by the Corporate Governance and Compliance Committee, as further described under “Corporate Governance – New Governance Initiatives – Director Resignation Policy” below.	Not applicable	No – brokers without voting instructions will not be able to vote on this proposal

2014 Annual Meeting of Shareholders

Proposal	Vote Required	Effect of Abstentions*	Broker Discretionary Voting Allowed?+
Proposal No. 2: Ratification of the appointment of PricewaterhouseCoopers LLP	Majority of the votes cast	No effect – not considered votes cast on this proposal	Yes – brokers without voting instructions will have discretionary voting authority to vote

Proposal No. 3: Advisory Vote on Executive Compensation	Non-binding, advisory proposal. We will consider the matter approved if it receives the affirmative vote of a majority of the votes cast	No effect – not considered votes cast on this proposal	No – brokers without voting instructions will not be able to vote on this proposal

Proposal No. 4: Approval of the 2014 Plan	Majority of the votes cast	No effect – not considered votes cast on this proposal	No – brokers without voting instructions will not be able to vote on this proposal

*	As noted above, abstentions will be counted as present for purposes of establishing a quorum at the Annual Meeting.

+	Only relevant if you are the beneficial owner of shares held in “street name.” If you are a shareholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

If you are a Regeneron employee or former employee, how do you vote shares in the Company Stock Fund in your 401(k) account?

If you participate and hold shares of common stock in the Regeneron Pharmaceuticals, Inc. 401(k) Savings Plan, you may provide voting instructions to Fidelity Management Trust Company, the plan’s trustee, (1) through the Internet at www.proxyvote.com by 11:59 p.m., Eastern Time, on June 10, 2014, (2) by calling 1-800-690-6903 by 11:59 p.m., Eastern Time, on June 10, 2014, or (3) by returning your completed proxy card by mail. The trustee will vote your shares in accordance with your instructions. If you do not provide timely voting instructions to the trustee, the trustee will vote your shares in the same proportion as the shares for which the trustee receives voting instructions from other participants in the plan.

Can you change your vote or revoke your proxy?

Yes. You may change your vote or revoke your proxy at any time before the proxy is exercised. If you voted by proxy electronically through the Internet or by telephone as described above, you may simply vote again at a later date using the same procedures, in which case the later submitted proxy will be recorded and the earlier vote revoked. If you submitted your proxy by mail, you must (i) file with the Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy you previously submitted or (ii) duly execute a later dated proxy relating to the same shares and deliver it to the Secretary of the Company or other designee before the taking of the vote at the Annual Meeting. Attendance at the Annual Meeting will not have the effect of revoking a

General Information about the Meeting

proxy unless you give written notice of revocation to the Secretary of the Company before the proxy is exercised or you vote by written ballot at the Annual Meeting. If you hold your shares through a broker, bank, or other nominee in “street name,” you will need to contact them or follow the instructions in the voting instruction form used by the firm that holds your shares to revoke your proxy.

Who solicits proxies and bears the cost of solicitation?

Solicitation of proxies may be made by mail, in person, or by telephone by officers, directors, and other employees of the Company and by employees of the Company’s transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), and employees of Broadridge Financial Solutions, Inc. (“Broadridge”). We will reimburse AST, Broadridge, and our banks, brokers, and other custodians, nominees, and fiduciaries for their respective reasonable costs in the preparation and mailing of proxy materials to shareholders. In addition, we have engaged The Proxy Advisory Group, LLC®, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $25,000 in the aggregate. We will bear all costs of the solicitation of proxies.

Please note that cameras, other photographic equipment, or audio or video recording devices will not be permitted at the Annual Meeting.

Proposal No. 1: Election of Directors

Pursuant to the Company’s Certificate of Incorporation, the board of directors is divided into three classes, denominated Class I, Class II, and Class III, with members of each class holding office for staggered three-year terms. There are currently four members in each class. The respective terms of the directors expire (in all cases, subject to the election and qualification of their successors or to their earlier death, resignation, or removal) as follows:

•	The terms of the Class II Directors expire at the 2014 Annual Meeting;

•

The term of Robert A. Ingram, who was elected a Class I Director by the board of directors on April 4, 2014 to fill the vacancy resulting from the retirement of Eric M. Shooter, Ph.D., expires at the 2014 Annual Meeting;

•	The terms of the Class III Directors expire at the 2015 Annual Meeting; and

•	The terms of the Class I Directors (other than Mr. Ingram) expire at the 2016 Annual Meeting.

Mr. Ingram’s election at the 2014 Annual Meeting is mandated by Section 704 of the New York Business Corporation Law, pursuant to which a director elected to fill a vacancy, unless elected by the shareholders, shall hold office until the next meeting of shareholders at which the election of directors is in the regular order of business, and until his successor has been elected and qualified.

Mr. Ingram’s election to the board of directors followed his designation by Sanofi as its designee and the exercise of Sanofi’s right to designate a member of the board of directors in accordance with the Amended and Restated

Investor Agreement between us and Sanofi described under “Certain Relationships and Related Transactions – Transactions with Related Persons – Amended and Restated Investor Agreement with Sanofi.”

The board of directors, upon the recommendation of the Corporate Governance and Compliance Committee, has nominated for election at the 2014 Annual Meeting Alfred G. Gilman, M.D., Ph.D., Joseph L. Goldstein, M.D, Christine A. Poon, and P. Roy Vagelos, M.D. as Class II Directors for a three-year term expiring at the 2017 Annual Meeting, and Robert A. Ingram as a Class I Director for a two-year term expiring at the 2016 Annual Meeting.

Biographical information is given below, as of April 17, 2014, for each nominee for Class II and Class I Director, and for each of the other directors whose term of office will continue after the 2014 Annual Meeting. All the nominees are presently directors and, with the exception of Mr. Ingram, were previously elected by the shareholders. None of the corporations or other organizations referred to below with which a director has been or is currently employed or otherwise associated is a parent, subsidiary, or affiliate of the Company.

The Board Unanimously Recommends a Vote FOR the Election of Alfred G. Gilman, M.D., Ph.D., Joseph L. Goldstein, M.D, Christine A. Poon, and P. Roy Vagelos, M.D. as Class II Directors for a three-year term expiring at the 2017 Annual Meeting and FOR the Election of Robert A. Ingram as a Class I Director for a two-year term expiring at the 2016 Annual Meeting.

Proposal No. 1: Election of Directors

Nominees for Class II Directors for Election at the 2014 Annual Meeting

for a Term Expiring at the 2017 Annual Meeting

Alfred G. Gilman, M.D., Ph.D.	ALFRED G. GILMAN, M.D., Ph.D., 72, a co-founder of the Company, has been a non-employee Director of the Company since July 1990. Dr. Gilman is a Regental Professor Emeritus of Pharmacology at The University of Texas Southwestern Medical Center at Dallas. He was the chief scientific officer of the Cancer Prevention and Research Institute of Texas from 2009 to 2012. He previously served as executive vice president for academic affairs and provost of The University of Texas Southwestern Medical Center at Dallas, dean of The University of Texas Southwestern Medical School, and professor of pharmacology at The University of Texas Southwestern Medical Center. Dr. Gilman is a member of the National Academy of Sciences, and he received the Nobel Prize for Physiology or Medicine in 1994. He is one of the inaugural fellows of the American Association of Cancer Research. Dr. Gilman is a member of the Board of Directors of Eli Lilly & Company. Dr. Gilman’s distinguished scientific and academic background, including his receipt of the Nobel Prize for Physiology or Medicine in 1994, and his leadership positions at the Cancer Prevention and Research Institute of Texas, The University of Texas Southwestern Medical Center at Dallas, and The University of Texas Southwestern Medical School, together with his extensive experience as a director of the Company and of a leading pharmaceutical company, led to the board’s decision to nominate Dr. Gilman for reelection to the board.

Joseph L. Goldstein, M.D.	JOSEPH L. GOLDSTEIN, M.D., 73, has been a Director of the Company since June 1991. Dr. Goldstein has been a Professor of Molecular Genetics and Internal Medicine and the Chairman of the Department of Molecular Genetics at The University of Texas Southwestern Medical Center at Dallas since 1977. Dr. Goldstein is a member of the National Academy of Sciences, the Institute of Medicine, and the Royal Society (London). He also serves on the Boards of Trustees of The Rockefeller University and the Howard Hughes Medical Institute. Drs. Goldstein and Brown jointly received the Nobel Prize for Physiology or Medicine in 1985 and the U.S. National Medal of Science in 1988. Dr. Goldstein’s extensive research experience, his distinguished scientific and academic credentials, including his receipt of the Nobel Prize for Physiology or Medicine in 1985, and his substantial understanding of the Company gained through his service as a director since 1991, led to the board’s decision to nominate Dr. Goldstein for reelection to the board.

2014 Annual Meeting of Shareholders

Christine A. Poon	CHRISTINE A. POON, 61, has been a director of the Company since November 2010. Ms. Poon is Dean and holds the John W. Berry, Sr. Chair in Business at The Max M. Fisher College of Business at The Ohio State University, a position she has held since 2009. Prior to joining Fisher, Ms. Poon spent eight years at Johnson & Johnson, most recently as vice chairman and worldwide chairman of pharmaceuticals. At Johnson & Johnson, she served on the company’s board of directors and executive committee and was responsible for managing the pharmaceutical businesses of the company. Prior to joining Johnson & Johnson, Ms. Poon spent 15 years at Bristol-Myers Squibb Company, a global pharmaceutical company, where she held senior leadership positions including president of international medicines and president of medical devices. Ms. Poon serves on the board of directors of Prudential Financial, Inc. and the Supervisory Board of Royal Philips Electronics. Ms. Poon’s extensive expertise in domestic and international business operations, including sales and marketing and commercial operations, and her deep strategic and operational knowledge of the pharmaceutical industry, led to the board’s decision to nominate Ms. Poon for reelection to the board.

P. Roy Vagelos, M.D.	P. ROY VAGELOS, M.D., 84, has been Chairman of the Board of the Company since January 1995. Prior to joining Regeneron, Dr. Vagelos was Chairman of the Board and Chief Executive Officer of Merck & Co., Inc., a global pharmaceutical company. He joined Merck in 1975, became a director in 1984, President and Chief Executive Officer in 1985, and Chairman in 1986. Dr. Vagelos retired from all positions with Merck in 1994. Dr. Vagelos served on the board of directors of Theravance, Inc. through April 2010. During his tenure as Chairman of the Company and previously as Chairman and Chief Executive Officer of Merck, Dr. Vagelos developed an extensive understanding of the complex business, operational, scientific, regulatory, and commercial issues facing the pharmaceutical industry. Dr. Vagelos’s tenure and experience with the Company and Merck, his extensive knowledge of the pharmaceutical industry, his substantial leadership experience, and his significant understanding of the Company led to the board’s decision to nominate Dr. Vagelos for reelection to the board.

Proposal No. 1: Election of Directors

Nominee for Class I Director for Election at the 2014 Annual Meeting

for a Term Expiring at the 2016 Annual Meeting

Robert A. Ingram

ROBERT A. INGRAM, 71, has been a Director of the Company since April 2014. Mr. Ingram has been a General Partner in the firm Hatteras Venture Partners, a venture capital firm that invests in early stage life science companies, since 2007. Mr. Ingram served as a strategic advisor to the Chief Executive Officer of GlaxoSmithKline plc from January 2010 to December 2012. He previously served as Vice Chairman, Pharmaceuticals, GlaxoSmithKline plc, from 2003 through 2009, and as its Chief Operating Officer and President of Pharmaceutical Operations from January 2001 through January 2003. Mr. Ingram has served on the board of directors of Valeant Pharmaceuticals International, Inc. (or its corporate predecessor) since 2003, serving as its Chairman of the Board from 2006 to 2008, when he became its lead director. He was again named Chairman of the Board of Valeant from December 2010 until March 2011, after which he was again appointed lead director. Mr. Ingram has also been a director of Cree, Inc., since 2008, serving as its lead director since October 2011, and a director of Edwards Lifesciences Corporation since 2003, currently serving on its Compensation and Governance Committee. Mr. Ingram was Chairman of OSI Pharmaceuticals, Inc., until 2010, and of Elan Corporation, until 2013, and a director of Lowe’s Companies, Inc., until 2011, Pharmaceutical Product Development Inc., until 2011, and Allergan Inc., until 2012. Mr. Ingram’s experience as a seasoned executive and corporate director with extensive knowledge of highly regulated pharmaceutical and medical device companies, as well as his in-depth knowledge and understanding of the regulatory environment and governmental processes, led to the board’s decision to nominate Mr. Ingram for election to the board.

Class III Directors Continuing in Office

Term Expires at the 2015 Annual Meeting

Charles A. Baker	CHARLES A. BAKER, 81, has been a Director of the Company since February 1989. In September 2000, Mr. Baker retired as Chairman, President, and Chief Executive Officer of The Liposome Company, Inc., a biopharmaceutical company, a position he had held since December 1989. During his career, Mr. Baker served in a senior management capacity in various other pharmaceutical companies, including tenures as Group Vice President, Squibb Corporation (now Bristol-Myers Squibb Company) and President, Squibb International, and various senior executive positions at Abbott Laboratories and Pfizer Inc. From 1994 to 2013, Mr. Baker served as a member of the board of directors of Progenics Pharmaceuticals, Inc., a biopharmaceutical company. Mr. Baker’s substantial commercial experience gained from leadership roles at biopharmaceutical and pharmaceutical companies, his extensive industry knowledge, his having overseen the approval, manufacture, and marketing of pharmaceutical products throughout the world and having led a biotechnology company to sustained profitability, and his significant understanding of the Company led the board to conclude that Mr. Baker should serve as a director.

2014 Annual Meeting of Shareholders

Arthur F. Ryan	ARTHUR F. RYAN, 71, has been a Director of the Company since January 2003. In 2008, Mr. Ryan retired as the Chairman of the Board of Prudential Financial, Inc., one of the largest diversified financial institutions in the world. He served as Chief Executive Officer of Prudential until December 2007. Prior to joining Prudential in December 1994, Mr. Ryan served as President and Chief Operating Officer of Chase Manhattan Bank since 1990. Mr. Ryan managed Chase’s worldwide retail bank between 1984 and 1990. From 2008 to 2013, Mr. Ryan served as a non-executive director of the Royal Bank of Scotland Group plc. Mr. Ryan’s substantial leadership experience as a chief executive officer of leading companies in the banking and insurance industries, and his extensive business experience and financial expertise, led the board to conclude that Mr. Ryan should serve as a director.

George L. Sing	GEORGE L. SING, 64, has been a Director of the Company since January 1988. Since 1998, he has been a Managing Director of Lancet Capital, a venture capital investment firm in the healthcare field. Since January 2004, Mr. Sing has served as Chief Executive Officer of Stemnion, Inc., a bio-medical company in the regenerative medicine field. Mr. Sing’s extensive healthcare and financial expertise as a healthcare venture capital investor and biomedical company chief executive officer, his executive leadership experience, and his substantial knowledge of the Company led the board to conclude that Mr. Sing should serve as a director.

Marc Tessier-Lavigne, Ph.D.	MARC TESSIER-LAVIGNE, Ph.D., 54, has been a Director of the Company since November 2011. Dr. Tessier-Lavigne has been the President of The Rockefeller University since March 2011 and is a Carson Family Professor and head of the Laboratory of Brain Development at The Rockefeller University. Previously, he served as Executive Vice President and Chief Scientific Officer at Genentech, Inc., which he joined in 2003. He was a professor at Stanford University from 2001 to 2003 and at the University of California, San Francisco from 1991 to 2001. Dr. Tessier-Lavigne is a member of the National Academy of Sciences, the Institute of Medicine, and a fellow of the Royal Societies of the United Kingdom and Canada. Dr. Tessier-Lavigne is a member of the Board of Directors of Pfizer Inc. and Agios Pharmaceuticals, Inc. Dr. Tessier-Lavigne’s distinguished scientific and academic background, and his significant industry experience, including experience in senior scientific leadership roles at a leading biopharmaceutical company, led the board to conclude that Dr. Tessier-Lavigne should serve as a director.

Proposal No. 1: Election of Directors

Class I Directors Continuing in Office

Term Expires at the 2016 Annual Meeting

Michael S. Brown, M.D.	MICHAEL S. BROWN, M.D., 73, has been a Director of the Company since June 1991. Dr. Brown holds the Distinguished Chair in Biomedical Sciences, a position he has held since 1989, is a Regental Professor of Molecular Genetics and Internal Medicine, and the Director of the Jonsson Center for Molecular Genetics, at The University of Texas Southwestern Medical Center at Dallas, positions he has held since 1985. Drs. Brown and Goldstein jointly received the Nobel Prize for Physiology or Medicine in 1985 and the U.S. National Medal of Science in 1988. Dr. Brown is a member of the National Academy of Sciences, the Institute of Medicine, and Foreign Member of the Royal Society (London). Dr. Brown retired as a member of the board of directors of Pfizer Inc. in 2012. Dr. Brown’s distinguished scientific and academic background, including his receipt of the Nobel Prize for Physiology or Medicine in 1985, and his significant industry experience gained through his service on the board of directors of the Company and of a leading pharmaceutical company, led to the board to conclude that Dr. Brown should serve as a director.

Leonard S. Schleifer, M.D., Ph.D.	LEONARD S. SCHLEIFER, M.D., Ph.D., 61, co-founded the Company in 1988, has been a Director and its President and Chief Executive Officer since its inception, and served as Chairman of the Board from 1990 through 1994. Dr. Schleifer is a licensed physician and is certified in Neurology by the American Board of Psychiatry and Neurology. With more than 25 years of experience as Chief Executive Officer of the Company, Dr. Schleifer brings to the board an incomparable knowledge of the Company, significant leadership experience, and an in-depth understanding of the complex research, drug development, and business issues facing companies in the biopharmaceutical industry. Dr. Schleifer’s significant industry and leadership experience, as well as his extensive knowledge of the Company, led the board to conclude that Dr. Schleifer should serve as a director.

2014 Annual Meeting of Shareholders

George D. Yancopoulos, M.D., Ph.D.	GEORGE D. YANCOPOULOS, M.D., Ph.D., 54, joined the Company in 1989 as its Founding Scientist and is currently President, Regeneron Laboratories and Chief Scientific Officer. While holding leadership positions, Dr. Yancopoulos headed the Company’s laboratories and science organization since joining the Company and, in 1998, was named the Company’s first Chief Scientific Officer. Dr. Yancopoulos joined the board in 2001. He received his M.D. and Ph.D. from Columbia University. Dr. Yancopoulos was the 11th most highly cited scientist in the world in the 1990s, and in 2004 he was elected to be a member of the National Academy of Sciences. Dr. Yancopoulos, together with key members of his team, is a principal inventor and developer of the Companuy’s three FDA-approved drugs, EYLEA® (aflibercept) Injection, ZALTRAP® (ziv-aflibercept) Injection for Intravenous Infusion, and ARCALYST® (rilonacept) Injection for Subcutaneous Use, as well as of its foundation technologies, including the TRAP technology, VelociGene®, and VelocImmune®. As one of the few members of the National Academy of Sciences from industry and as an author of a substantial number of scientific publications, Dr. Yancopoulos has a distinguished record of scientific expertise. Dr. Yancopoulos also brings to the board his experience in leading and managing a complex research and development organization and his in-depth knowledge of the Company’s technologies and research and development programs. Dr. Yancopoulos’s significant industry and scientific experience, as well as his extensive knowledge of the Company, led the board to conclude that Dr. Yancopoulos should serve as a director.

Corporate Governance

New Governance Initiatives

Since our last annual shareholder meeting in 2013, the board of directors has taken a number of steps designed to enhance our corporate governance policies and practices. These key enhancements include the following:

Director Resignation Policy

In order to strengthen the rights of our shareholders and effectuate meaningful shareholder feedback, we have adopted a policy requiring an incumbent director who fails to receive more “for” votes than “withhold” votes in an uncontested election to tender his or her resignation to the Chairman of the board of directors for consideration by the Corporate Governance and Compliance Committee within five days following the certification of the election results. Pursuant to the policy, the Corporate Governance and Compliance Committee is required to make a recommendation to the board of directors concerning the acceptance or rejection of such resignation within 45 days following the date of the shareholder meeting. In its determination, the Corporate Governance and Compliance Committee may consider all factors it deems relevant, including:

•	any stated reasons why shareholders withheld votes from the director;

•	the director’s qualifications (including, for example, whether the director serves on the Audit Committee as an “audit committee financial expert” and whether there are one or more other directors qualified, eligible, and available to serve on the Audit Committee in such capacity);

•	relevant listing standards of the NASDAQ Stock Market LLC and SEC rules; and

•	whether the director’s resignation would be in the best interests of the Company and its shareholders.

Under the policy, the Corporate Governance and Compliance Committee is required to consider a range of possible alternatives concerning the director’s tendered resignation, including acceptance of the resignation, rejection of the resignation, or rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons reasonably believed to have substantially resulted in such director’s receiving fewer “for” votes than “withhold” votes. The board of directors is required to take formal action on the Corporate Governance and Compliance Committee’s recommendation no later than 120 days following the date of the shareholder meeting in question.

Recoupment Policy

We have adopted a policy regarding recoupment or reduction of incentive compensation for compliance violations, which is applicable to our officers and other specified employees. The policy allows us to seek recoupment of, or to reduce, incentive compensation (i.e., bonus and other incentive compensation, regardless of whether in the form of cash or equity) paid or payable to any such officer or employee if, in the discretion of the board of directors or the applicable committee thereof:

•	any such officer or employee engaged in misconduct, or failed, in violation of applicable Company policies or practices, to supervise an employee who engaged in misconduct, that resulted in a material violation of the Company’s Code of Business Conduct and Ethics or another Company policy relating to the research, development, manufacturing, sales, or marketing of pharmaceutical products; and

•	the board of directors or the committee determines that such material violation resulted in a significant harm to our business, prospects, results of operations or financial condition.

Enforcement of the policy is subject to applicable law, our compensation plans, and all relevant

2014 Annual Meeting of Shareholders

contractual obligations. We may not seek recoupment or reduction pursuant to this policy with respect to acts or omissions that occurred prior to January 1, 2015, the scheduled implementation date of the policy, or incentive compensation paid or payable in respect of the period or periods preceding the date of the misconduct.

Prohibition Against Hedging and Pledging

In order to promote full retention of risks and rewards of stock ownership and to further the alignment of interest with our shareholders, we have adopted a policy against our directors and employees engaging in hedging transactions (such as call or put options, equity swaps, or collars) in our securities. In addition, we have instituted a prohibition against holding our securities in a margin account or otherwise pledging our securities as collateral for a loan. These policies are applicable to all of our directors and employees.

Procedures Relating to Nominees

The Corporate Governance and Compliance Committee will consider a nominee for election to the board of directors recommended by a shareholder of record if the shareholder submits the nomination in compliance with the requirements of our by-laws and the Guidelines Regarding Director Nominations, which are available on our website at www.regeneron.com under the “Corporate Governance” heading on the “Company” page.

In considering potential candidates for the board of directors, the Corporate Governance and Compliance Committee considers factors such as whether or not a potential candidate: (1) possesses relevant expertise; (2) brings skills and experience complementary to those of the other members of the board; (3) has sufficient time to devote to the affairs of the Company; (4) has demonstrated excellence in his or her field; (5) has the ability to exercise sound business judgment; (6) has the commitment to rigorously represent the long-term interests of the Company’s shareholders; (7) possesses a diverse background and experience, including with respect to race, age, and gender; and (8) such other factors as the

Corporate Governance and Compliance Committee may determine from time to time.

Candidates for director are reviewed in the context of the current composition of the board of directors, the operating requirements of the Company, and the long-term interests of shareholders. In conducting the assessment, the Committee considers the individual’s independence, experience, skills, background, and diversity, including with respect to race, age, and gender, along with such other factors as it deems appropriate, given the current needs of the board and the Company to maintain a balance of knowledge, experience, and capabilities. When recommending a slate of director nominees each year, the Corporate Governance and Compliance Committee reviews the current composition of the board of directors in order to recommend a slate of directors who, with the continuing directors, will provide the board with the requisite diversity of skills, expertise, experience, and viewpoints necessary to effectively fulfill its duties and responsibilities.

In the case of an incumbent director whose term of office is set to expire, the Corporate Governance and Compliance Committee reviews such director’s overall service to the Company during the director’s term and also considers the director’s interest in continuing as a member of the board. In the case of a new director candidate, the Corporate Governance and Compliance Committee also reviews whether the nominee is “independent,” based on our Corporate Governance Guidelines, applicable listing standards of the NASDAQ Stock Market LLC, and applicable SEC and other relevant rules and regulations, if necessary.

The Corporate Governance and Compliance Committee may employ a variety of methods for identifying and evaluating nominees for the board of directors. The Corporate Governance and Compliance Committee may consider candidates recommended by other directors, management, search firms, shareholders, or other sources. When conducting searches for new directors, the Corporate Governance and Compliance Committee will take reasonable steps to include diverse candidates in the pool of nominees and

Corporate Governance

any search firm will affirmatively be instructed to seek to include diverse candidates. Candidates recommended by shareholders will be evaluated on the same basis as candidates recommended by our directors or management or by third party search firms or other sources. Candidates may be evaluated at regular or special meetings of the Corporate Governance and Compliance Committee.

Shareholder Communications with Directors

The Company has established a process for shareholders to send communications to the members of the board of directors. Shareholders may send such communications by mail addressed to the full board, a specific member or members of the board, or a particular committee of the board, at 777 Old Saw Mill River Road, Tarrytown, New York 10591, Attention: Corporate Secretary. All such communications will be opened by our Corporate Secretary for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the board or any individual director or group or committee of directors, the Corporate Secretary will make sufficient copies of the contents to send to such director or each director who is a member of the group or committee to which the envelope is addressed.

Board Committees

The board has a standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a Compensation Committee, and a Corporate Governance and Compliance Committee, each of which is comprised entirely of independent directors. The Corporate Governance and Compliance Committee is responsible for reviewing and recommending for the board’s selection candidates to serve on our board of directors and for overseeing all aspects of the Company’s compliance program other than financial compliance. The board also has a standing Technology Committee. The board has adopted charters for the Audit Committee, Compensation Committee, Corporate Governance and Compliance Committee, and Technology Committee, current copies of which are available on our website at www.regeneron.com under the “Corporate Governance” heading on the “Company” page.

2014 Annual Meeting of Shareholders

We show below information on the membership, key functions, and number of meetings of each board committee during 2013. There were no changes in committee membership in 2013. Effective April 4, 2014, Eric M. Shooter, Ph.D. retired as a member of the board of directors and the Technology Committee, and Robert A. Ingram was elected as a member of the board of directors and the Compensation Committee.

Name of Committee and Members	Key Functions of the Committee	Number of Meetings Held in 2013

AUDIT

George L. Sing, Chairman Charles A. Baker Arthur F. Ryan

•  Select the independent registered public accounting firm, review and approve its engagement letter, and monitor its independence and performance.

•  Review the overall scope and plans for the annual audit by the independent registered public accounting firm.

•  Approve performance of non-audit services by the independent registered public accounting firm and evaluate the performance and independence of the independent registered public accounting firm.

•  Review and approve the Company’s periodic financial statements and the results of the year-end audit.

•  Review and discuss the adequacy and effectiveness of the Company’s accounting and internal control policies and procedures.

•  Evaluate the internal audit process for establishing the annual audit plan; review and approve the appointment and replacement of the Company’s Chief Audit Executive, if applicable, and any outside entities providing internal audit services and evaluate their performance on an annual basis.

•   Review the independent registered public accounting firm’s recommendations concerning the Company’s financial practices and procedures.

•   Establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•  Review and approve any related person transaction.

9

Corporate Governance

Name of Committee and Members	Key Functions of the Committee	Number of Meetings Held in 2013

•  Prepare an annual report of the Audit Committee for inclusion in the proxy statement and annually evaluate the Audit Committee Charter.

•  Oversee the Company’s risk management program.

•   Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

COMPENSATION

Marc Tessier-Lavigne, Ph.D., Chairman Charles A. Baker Joseph L. Goldstein, M.D. Christine A. Poon George L. Sing

•  Evaluate the performance of the Chief Executive Officer and other executive officers of the Company.

•   Approve the total compensation budget for all Company employees.

•  Oversee the Company’s compensation and benefit philosophy and programs generally.

•  Review and approve annually the corporate goals and objectives applicable to the compensation of the Chief Executive Officer and the goals and objectives of the Company’s executive compensation programs.

•  Prepare an annual report of the Compensation Committee for inclusion in the proxy statement.

•  Review and approve the Compensation Discussion and Analysis to be included in the Company’s proxy statement.

		10

CORPORATE GOVERNANCE AND COMPLIANCE

Alfred G. Gilman, M.D., Ph.D., Chairman Michael S. Brown, M.D. Christine A. Poon Arthur F. Ryan	• Identify qualified individuals to become members of the board and recommend such candidates to the board. • Assess the functioning of the board and its committees and make recommendations to the board concerning the appropriate size, function, and needs of the board. • Make recommendations to the board regarding non-employee director compensation.	5

2014 Annual Meeting of Shareholders

Name of Committee and Members	Key Functions of the Committee	Number of Meetings Held in 2013
	• Make recommendations to the board regarding corporate governance matters and practices. • Oversee all aspects of the Company’s comprehensive compliance program other than financial compliance.

TECHNOLOGY

Michael S. Brown, M.D., Chairman Alfred G. Gilman, M.D., Ph.D. Joseph L. Goldstein, M.D. Eric M. Shooter, Ph.D. Marc Tessier-Lavigne, Ph.D. P. Roy Vagelos, M.D. Leonard S. Schleifer, M.D., Ph.D.* George D. Yancopoulos, M.D., Ph.D.*	• Review and evaluate the Company’s research and clinical development programs, plans, and policies.	2

*	Ex Officio Member

Code of Ethics

The board of directors has adopted a code of business conduct and ethics that applies to all of our employees, officers, and directors. You can find links to this code on our website at www.regeneron.com under the “Corporate Governance” heading on the “Company” page. We may satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or a waiver from, a provision of our code of business conduct and ethics that applies to our principal executive officer, principal financial officer, principal accounting officer, or controller, or persons performing similar functions, by posting such information on our website where it is accessible through the same link noted above.

Director Independence

The board of directors has determined that each of the following directors is independent as defined in the listing standards of The NASDAQ Stock Market LLC and our Corporate Governance Guidelines: Charles A. Baker,

Michael S. Brown, M.D., Alfred G. Gilman, M.D., Ph.D., Joseph L. Goldstein, M.D., Robert A. Ingram, Christine A. Poon, Arthur F. Ryan, Eric M. Shooter, Ph.D., George L. Sing, and Marc Tessier-Lavigne, Ph.D. These individuals are affiliated with numerous educational institutions, hospitals, charities and corporations, as well as civic organizations and professional associations. The board of directors considered each of these relationships and determined that none of these relationships conflicted with the interests of the Company or would impair their independence or judgment. The board conducts executive sessions of independent directors following each regularly scheduled board meeting.

The board of directors has determined that each of the current members of the Audit Committee, Messrs. Baker, Ryan, and Sing, qualifies as an “audit committee financial expert” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K under the Exchange Act, meets the required standards for independence set forth in Rule 10A-3(b)(1) under the Exchange Act, and is independent as defined for audit committee members in the listing standards of The NASDAQ Stock Market LLC.

Corporate Governance

In addition, the board of directors has determined that each of the current members of the Compensation Committee, Drs. Tessier-Lavigne and Goldstein, Messrs. Baker, Ingram, and Sing, and Ms. Poon, meets the additional independence criteria applicable to compensation committee members under the listing standards of The NASDAQ Stock Market LLC and qualifies as a “Non-Employee Director” pursuant to Rule 16b-3 under the Exchange Act and as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code.

Board Leadership and Role in Risk Oversight

The board of directors recognizes that one of its key responsibilities is to establish and evaluate an appropriate leadership structure for the board so as to provide effective oversight of management. Since 1995, the board has separated the roles of the Chief Executive Officer and the Chairman of the Board, with Dr. Vagelos serving as Chairman and Dr. Schleifer serving as President and Chief Executive Officer. Dr. Vagelos’s extensive leadership experience, his business acumen, and his deep understanding of the healthcare industry have made him an invaluable resource to both the board and Dr. Schleifer. The board has determined that this leadership structure is appropriate for the Company at this time.

The board executes its oversight responsibility for risk management directly and through its Committees, as follows:

•	The Audit Committee oversees the Company’s risk management program. The Company’s Chief Audit Executive, who reports independently to the Committee, facilitates the risk management program. Audit Committee meetings include discussions of specific risk areas throughout the year, as well as semi-annual reports from the Chief Audit Executive on the Company’s enterprise risk profile.

•	The Compensation, Corporate Governance and Compliance, and Technology
Committees oversee risks associated with their respective areas of responsibility. As part of its overall review of the Company’s compensation policies and practices, the Compensation Committee generally considers the risks associated with these policies and practices. The Corporate Governance and Compliance Committee oversees all aspects of the Company’s comprehensive compliance program other than financial compliance and considers legal and regulatory compliance risks. The Technology Committee considers risks associated with our research and development programs.

•	The board is kept abreast of its Committees’ risk oversight and other activities via reports of the Committee chairmen to the full board at regular board meetings. The board considers specific risk topics, including risks associated with our strategic plan, our finances, and our development activities. In addition, the board receives detailed regular reports from members of our senior management that include discussions of the risks and exposures involved in their respective areas of responsibility. Further, the board is routinely informed by the appropriate members of senior management of developments internal and external to the Company that could affect our risk profile.

Board Meetings and Attendance of Directors

The board held five regular meetings and one special meeting in 2013. All directors attended more than 75% of the total number of meetings of the board and committees of the board on which they served. Board members are expected to attend the Company’s Annual Meeting of Shareholders absent a pressing reason, although the Company has no formal policy on the matter. All of the directors attended our 2013 Annual Meeting of Shareholders.

2014 Annual Meeting of Shareholders

Executive Compensation Processes and Procedures; Role of Compensation Consultants

The Compensation Committee is responsible for overseeing the Company’s general compensation objectives and programs. We describe the role of the Compensation Committee, as well as the role of our executive officers, in decisions regarding executive compensation (particularly with respect to our Named Officers referred to below under “Executive Compensation”) below under “Executive Compensation—Compensation Discussion and Analysis—Section 3 – Executive Compensation Process and Considerations—Overview.”

As discussed in greater detail under “Executive Compensation—Compensation Discussion and Analysis—Section 3 – Executive Compensation Process and Considerations,” the Compensation Committee has the sole authority to retain its own third-party compensation consultants and in 2013 utilized the services of Frederic W. Cook & Co., Inc. (“Frederic W. Cook”), a compensation consultant. In addition, management retains another compensation consultant for its own use. In 2013, management used the services of Radford, a compensation consultant focused on the technology and life sciences sectors. Radford provided various consulting services to us, including analyzing the competitiveness of specific compensation programs; preparing surveys of competitive pay practices (including the 2013 Radford Global Life Sciences Survey discussed in this proxy statement); and assisting management in the development and analysis of executive compensation recommendations. Reports prepared by Radford that relate to executive compensation may also be shared with the Compensation Committee.

Compensation of Directors

The Corporate Governance and Compliance Committee makes recommendations to the board of directors regarding, and the board of directors determines, the compensation of non-employee directors. The Corporate Governance and Compliance Committee evaluates the appropriate level and form of compensation for non-employee directors at least annually and recommends changes to the board of directors when appropriate. Directors who are Company employees receive no additional compensation for serving on our board of directors or its committees. In determining compensation recommendations for the non-employee directors, the Corporate Governance and Compliance Committee considers the qualifications, expertise, and demands on our directors and benchmarks the Company’s practices against similar companies in the biotechnology industry.

Non-employee directors receive an annual retainer of $55,000 and an annual committee retainer of $10,000 for each standing committee on which the director serves. The Chairman of the Audit Committee receives an additional retainer of $5,000 per year. Non-employee directors are reimbursed for their actual expenses incurred in connection with their activities as directors, which included travel, hotel, and food and entertainment expenses. In addition, directors are eligible to participate in the Regeneron Matching Gift Program, which was adopted effective January 1, 2013 and is also available to eligible employees. Under this program, the Company matches contributions made to eligible tax-exempt organizations. Effective January 1, 2014, the maximum annual match has been increased to $5,000 (from $2,000) per person.

Pursuant to the terms of our Second Amended and Restated 2000 Long-Term Incentive Plan, each non-employee director receives an automatic grant of a stock option to purchase common stock on the first business day of each year, with an exercise price equal to the fair market value of a share of common stock on the date of grant (determined, for so long as our common stock is listed on the NASDAQ Global Select Market, as the average of the high and low sales price per share of common stock on the NASDAQ Global Select Market on the date

Corporate Governance

of grant or, if such date is not a trading day, on the last preceding date on which there was a sale of the Company’s common stock on the NASDAQ Global Select Market). These stock options become exercisable as to one-third of the shares on the anniversary of the date of grant in each of the three subsequent calendar years, generally subject to continued service on the board, and generally expire ten years following the date of grant. In 2013, similar to the reductions in annual awards to executive officers and other employees discussed under “Executive Compensation” below, the Compensation Committee amended the Second Amended and Restated 2000 Long-Term Incentive Plan to reduce the automatic grant of stock options to our non-employee directors by 15%, from 15,000 shares to 12,750 shares of common stock underlying each such stock option. The primary impetus for this decision was to reflect the increase in the Company stock price in the automatic grants and to reduce the potential dilutive impact of these grants. The reduced grants to our non-employee directors were made on January 2, 2014. Stock options granted to a non-employee director in 2013 and 2014 continue to vest following the retirement of that director provided applicable conditions relating to the length of the director’s service and the director’s age have been met.

Stock options granted since 2010 to non-employee directors become fully vested automatically upon a change of control of the Company. Each non-employee director has the right to nullify this acceleration of vesting, in whole or in part, if it would cause the director to pay excise taxes under the requirements of the Internal Revenue Code. Previously, stock options granted to non-employee directors included a “double-trigger” change of control provision whereby the director’s stock options would immediately vest in full in the event that a director’s service as a member of the board is terminated without cause within two years of a change of control of the Company.

On December 31, 1998, we entered into an employment agreement with the Chairman of the board of directors, Dr. Vagelos. Dr. Vagelos did not become an officer of the Company or change his title. Pursuant to the terms of his employment agreement, Dr. Vagelos receives an annual salary of $100,000. In the employment agreement, we agreed to recommend to the Compensation Committee that stock option grants be made to Dr. Vagelos for calendar years 2000 through 2003 in the amount of the greater of (a) 125,000 shares or (b) 125% of the highest annual option award granted to an officer of the Company.

In 2011, the Compensation Committee determined that Dr. Vagelos’s target grant would be equal to ten times the annual grant for a non-employee member of the board of directors, setting his target award at 150,000 shares of common stock underlying stock options. In 2013, the Compensation Committee reduced the award to Dr. Vagelos by 15%, in line with the reduction in the annual stock option awards to our non-employee directors described above. On December 13, 2013, the Compensation Committee granted Dr. Vagelos stock options to purchase 127,500 shares of common stock, at an exercise price of $270.43 per share, the fair market value per share of our common stock on the date of grant (determined as the average of the high and low sales price per share of common stock on the NASDAQ Global Select Market on the date of grant). The stock option award granted to Dr. Vagelos vests ratably over four years subject to his continued service and contains change-of-control provisions identical to the ones described above for stock option grants to non-employee directors made since 2010. Pursuant to the terms of his employment agreement, if Dr. Vagelos dies or is disabled during the term of his employment, all stock options granted to him by the Company will immediately become vested and exercisable.

2014 Annual Meeting of Shareholders

The following table and explanatory footnotes provide information with respect to compensation paid to Dr. Vagelos and each non-employee director (other than Mr. Ingram, who was elected as a director in April 2014) for their service in 2013 in accordance with the policies, plans, and employment agreement described above:

Director Compensation

Name (a)	Fees earned or paid in cash ($) (b)	Stock awards ($) (c)	Option awards ($) (1) (2) (d)	Non-equity incentive plan compensation ($) (e)	Change in pension value and non-qualified deferred compensation earnings (f)	All other compensation ($) (g)		Total ($) (h)
Charles A. Baker	75,000	—	1,343,763	—	—	—		1,418,763
Michael S. Brown, M.D.	75,000	—	1,343,763	—	—	2,000	(3)	1,420,763
Alfred G. Gilman, M.D., Ph.D.	75,000	—	1,343,763	—	—	—		1,418,763
Joseph L. Goldstein, M.D.	75,000	—	1,343,763	—	—	—		1,418,763
Christine A. Poon	75,000	—	1,343,763	—	—	—		1,418,763
Arthur F. Ryan	75,000	—	1,343,763	—	—	2,000	(3)	1,420,763
Eric M. Shooter, Ph.D.	65,000	—	1,343,763	—	—	—		1,408,763
George L. Sing	80,000	—	1,343,763	—	—	—		1,423,763
Marc Tessier-Lavigne, Ph.D.	75,000	—	1,343,763	—	—	—		1,418,763
P. Roy Vagelos, M.D.	—	—	17,461,090	—	—	356,910	(4)	17,818,000

(1)

The amounts in column (d) reflect the aggregate grant date fair value of options awarded during the year ended December 31, 2013 pursuant to the Company’s Second Amended and Restated 2000 Long-Term Incentive Plan. Assumptions used in the calculation of this amount do not take into account expected forfeitures and are otherwise described in Note 15 to the Company’s audited financial statements for the fiscal year ended December 31, 2013 included in the 2013 Annual Report.

(2)

At December 31, 2013, the non-employee directors and Dr. Vagelos had the following stock option awards outstanding: Mr. Baker: 90,000; Dr. Brown: 35,000; Dr. Gilman: 75,000; Dr. Goldstein: 30,000; Ms. Poon: 70,000; Mr. Ryan: 30,000; Dr. Shooter: 30,000; Mr. Sing: 135,000; Dr. Tessier-Lavigne: 41,666; and Dr. Vagelos: 2,715,000.

(3)	Consists of a Company contribution paid on or before April 17, 2014 under the Regeneron Matching Gift Program in respect of a charitable gift made in 2013.

(4)

Consists of (i) $100,000 for the salary paid pursuant to the terms of our employment agreement with Dr. Vagelos, (ii) $3,000 for 401(k) Savings Plan matching contributions in respect of 2013 paid in February 2014, (iii) $125,000 for fees the Company paid on behalf of Dr. Vagelos associated with a filing required to be made by Dr. Vagelos under the Hart Scott-Rodino Antitrust Improvements Act of 1976, as amended, which related to an anticipated acquisition by Dr. Vagelos of common stock upon exercise of his stock options, and (iv) $128,910 for a tax gross-up related to the fees referenced in (iii).

Executive Officers of the Company

All officers of the Company are appointed annually and serve at the pleasure of the board of directors. The names, positions, ages, and background of the Company’s executive officers as of April 17, 2014 are set forth below. Except as identified below, there are no family relationships between any of our directors and executive officers. None of the corporations or other organizations referred to below with which an executive officer has previously been employed or otherwise associated is a parent, subsidiary, or affiliate of the Company.

LEONARD S. SCHLEIFER, M.D., Ph.D., 61, co-founded the Company in 1988, has been a Director and its President and Chief Executive Officer since its inception, and served as Chairman of the Board from 1990 through 1994. Dr. Schleifer received his M.D. and Ph.D. in Pharmacology from the University of Virginia. Dr. Schleifer is a licensed physician and is certified in Neurology by the American Board of Psychiatry and Neurology.

GEORGE D. YANCOPOULOS, M.D., Ph.D., 54, joined the Company in 1989 as its Founding Scientist and is currently President, Regeneron Laboratories and Chief Scientific Officer. While holding leadership positions, Dr. Yancopoulos headed the Company’s laboratories and science organization since joining the Company and, in 1998, was named the Company’s first Chief Scientific Officer. Dr. Yancopoulos joined the board in 2001. He received his M.D. and Ph.D. from Columbia University. Dr. Yancopoulos was the 11th most highly cited scientist in the world in the 1990s, and in 2004 he was elected to be a member of the National Academy of Sciences. Dr. Yancopoulos, together with key members of his team, is a principal inventor and developer of the Company’s three FDA-approved drugs, EYLEA®, ZALTRAP®, and ARCALYST®, as well as of its foundation technologies, including the TRAP technology, VelociGene®, and VelocImmune®.

MICHAEL ABERMAN, M.D., 43, has been Vice President, Strategy and Investor Relations since March 2010. Prior to joining the Company, he spent six years as a Wall Street analyst covering the biotechnology industry. From March 2006 until joining the Company, he was Director and Senior Biotechnology Analyst at Credit Suisse. Prior to that, from March 2004 until March 2006, he worked as a Biotechnology Analyst at Morgan Stanley, Inc. From February 2002 through March 2004, Dr. Aberman was Director of Business Development at Antigenics Inc., an oncology-focused biotechnology company. Dr. Aberman received his M.D. with honors from the University of Toronto and his M.B.A. from the Wharton School of the University of Pennsylvania.

MURRAY A. GOLDBERG, 69, has been Senior Vice President, Administration since October 2013 and Assistant Secretary since January 2000. He also served as Chief Financial Officer and Senior Vice President, Finance and Administration from March 1995 to October 2013 and as Treasurer from March 1995 to October 2012. Prior to joining the Company, Mr. Goldberg was Vice President, Finance, Treasurer, and Chief Financial Officer of PharmaGenics, Inc., a biotechnology company, from February 1991 and a Director of that company from May 1991. From 1987 to 1990, Mr. Goldberg was Managing Director, Structured Finance Group at the Chase Manhattan Bank, N.A. and from 1973 to 1987 he served in various managerial positions in finance and corporate development at American Cyanamid Company, a diversified industrial company. Mr. Goldberg has been a director of Aerie Pharmaceuticals, Inc. since 2013, currently serving as chairman of its Audit Committee. Mr. Goldberg received his M.B.A. from the University of Chicago and a M.Sc. in Economics from the London School of Economics.

ROBERT E. LANDRY, 50, has been Senior Vice President, Finance since September 2013 and Chief Financial Officer since October 2013. Previously, Mr. Landry served as Senior Vice President, Treasurer, at Pfizer Inc. from October 2012 to August 2013 and Senior Vice President – Finance, Pfizer’s Diversified Business, from October 2009 to October 2012. Prior to those roles, Mr. Landry held a number of positions at

2014 Annual Meeting of Shareholders

Wyeth, which was acquired by Pfizer Inc. in October 2009, including Treasurer and Principal Corporate Officer from 2007 to 2009, Director of Pharmaceutical Marketing and Sales of Wyeth’s Australian affiliate from 2006 to 2007, and Chief Financial Officer of Wyeth’s Australian and New Zealand affiliates from 2004 to 2006.

JOSEPH J. LAROSA, 55, has been Senior Vice President, General Counsel and Secretary since September 2011. From 1993 to 2009, Mr. LaRosa held a number of senior legal positions at Schering-Plough Corporation, where he was a corporate officer and served most recently as Vice President, Legal Affairs, and a member of the Operations Management Team. He also served as Vice President, Global Compliance and Legal Affairs at Avon Products, Inc. Most recently Mr. LaRosa was Senior Vice President, General Counsel and Secretary at Nycomed US Inc. Mr. LaRosa received his J.D. from New York University School of Law.

DOUGLAS S. McCORKLE, 57, has been Vice President, Controller, and Assistant Treasurer since 2007. Prior to that date, he served as Controller and Assistant Treasurer since 1998. Prior to joining the Company, Mr. McCorkle was Controller of Intergen Company, a manufacturer of biopharmaceutical products, a position he held since 1997. From 1990 to 1996, Mr. McCorkle was employed with Coopers & Lybrand L.L.P., where he specialized in biotechnology clients and served in various positions including Audit Manager from 1995 to 1996. Mr. McCorkle is a Certified Public Accountant in the State of New York.

PETER POWCHIK, M.D., 57, has been Senior Vice President, Clinical Development since joining the Company in October 2006. Prior to joining the Company, Dr. Powchik was employed at several pharmaceutical companies, serving as Senior Vice President and Chief Medical Officer of Chugai Pharma USA, a position he held from May 2005 until October 2006. From April 2001 until May 2005, he held various senior clinical development positions at Novartis Pharmaceuticals Corporation, most recently as Vice President, US Clinical

Development and Medical Affairs. Dr. Powchik held various clinical development positions with Sepracor Inc. and Pfizer Inc. from October 1996 to April 2001. Dr. Powchik received his M.D. from New York University School of Medicine.

NEIL STAHL, Ph.D., 57, has been Senior Vice President, Research and Development Sciences since January 2007. Prior to that date, he served as Senior Vice President, Preclinical Development and Biomolecular Sciences, a position he held since December 2000. Prior to that date, he was Vice President, Preclinical Development and Biomolecular Sciences, a position he held since January 2000. He joined the Company in 1991. Before becoming Vice President, Biomolecular Sciences in July 1997, Dr. Stahl was Director, Cytokines and Signal Transduction. Dr. Stahl received his Ph.D. in Biochemistry from Brandeis University.

ROBERT J. TERIFAY, 54, has been Senior Vice President, Commercial since joining the Company in February 2007. Prior to joining the Company, Mr. Terifay was employed at several biopharmaceutical companies. From January to October 2006, Mr. Terifay served as President and Chief Operating Officer of Arginox Pharmaceuticals. Prior to his employment at Arginox, Mr. Terifay was Senior Vice President, Business Operations at Synta Pharmaceuticals from March to December 2005. From February 2002 until March 2005, he held various senior commercial and marketing positions at Millennium Pharmaceuticals, Inc., most recently as Senior Vice President, Oncology Commercial. Mr. Terifay was Vice President, Marketing at Cor Therapeutics, Inc. from 1996 until its acquisition by Millennium Pharmaceuticals, Inc. in February 2002. Mr. Terifay was Executive Vice President of Strategic Services at Saatchi & Saatchi, an advertising firm, from 1993 to 1996. From 1985 to 1993, he held various commercial and marketing positions at G.D. Searle & Company. Mr. Terifay received his Master of Management degree in Marketing and Health Service Management from the J.L. Kellogg Graduate School of Management, Northwestern University.

Executive Officers of the Company

DANIEL P. VAN PLEW, 41, has been Senior Vice President and General Manager, Industrial Operations and Product Supply since April 2008. Prior to that date, he served as Vice President and General Manager, Industrial Operations and Product Supply since joining the Company in 2007. From 2006 until 2007, Mr. Van Plew served as Executive Vice President, R&D and Technical Operations of Crucell Holland B.V., a global biopharmaceutical company. Between 2004 and 2006, Mr. Van Plew held positions of increasing responsibility at Chiron Biopharmaceuticals, part of Chiron Corporation, a biotechnology company, most recently as Senior Director, Vacaville Operations. From 1998 until 2004, Mr. Van Plew held various managerial positions in the health and life sciences practice at Accenture, Ltd., a management consulting business. Mr. Van Plew received his M.S. in Chemistry from The Pennsylvania State University and his M.B.A. from Michigan State University.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of April 17, 2014, the number of shares of the Company’s Class A stock and common stock beneficially owned by each of the Company’s directors, each of the Named Officers referred to below under “Executive Compensation,” all directors and executive officers as a group, and each other person or group of persons known by the Company to beneficially own more than 5% of the outstanding shares of common stock or Class A stock, based upon (unless indicated otherwise) information obtained from such persons, and the percentage that such shares represent of the number of outstanding shares of Class A stock and common stock, respectively.

The Class A stock is convertible on a share-for-share basis into common stock. The Class A stock is entitled to ten votes per share and the common stock is entitled to one vote per share. We have determined beneficial ownership in accordance with the rules of the SEC. Except as otherwise indicated in the footnotes below, we believe, based on the information furnished or otherwise available to us, that the persons named in the table below have sole voting and investment power with respect to all shares of Class A stock and common stock shown as beneficially owned by them, subject to applicable community property laws. We have based our calculation of percentage of shares of a class beneficially owned on 2,000,781 shares of Class A stock and 98,879,794 shares of common stock outstanding as of April 17, 2014, except that for each person listed who beneficially owns Class A stock (and for directors and executive officers as a group), the number of shares of common stock beneficially owned by that person (and by directors and executive officers as a group) and the percentage ownership of common stock of such person assume the conversion on April 17, 2014 of all shares of Class A stock listed as beneficially owned by such person (or persons in the case of directors and executive officers as a group) into common stock and also that no other shares of Class A stock beneficially owned by others are so converted.

Security Ownership of Certain Beneficial Owners and Management

In computing the number of shares of common stock beneficially owned by a person (and by directors and executive officers as a group) and the percentage ownership of common stock of such person (and by directors and executive officers as a group), shares of common stock subject to options held by that person (and by directors and executive officers as a group) that are exercisable as of April 17, 2014 or are exercisable within sixty days after April 17, 2014 are deemed to be outstanding. Such shares are not deemed to be outstanding, however, for the purpose of computing the percentage ownership of common stock of any other person.

	Shares of Class A Stock Beneficially Owned (1)			Shares of Common Stock Beneficially Owned (1)
Name and Address of Beneficial Owner	Number		Percent of Class	Number (2)		Percent of Class
Beneficial Owners of 5% or More of Common Stock or Class A Stock:
Sanofi (3)	—		—	20,018,090		20.2%
54, rue La Boetie
75008 Paris
France
Capital World Investors (4)	—		—	8,863,930		9.0%
333 South Hope Street
Los Angeles, California 90071
FMR LLC (5)	—		—	7,250,828		7.3%
245 Summer Street
Boston, Massachusetts 02210
T. Rowe Price Associates, Inc. (6)	—		—	5,997,354		6.1%
100 E. Pratt Street
Baltimore, Maryland 21202
BlackRock, Inc. (7)	—		—	5,937,714		6.0%
40 East 52nd Street
New York, New York 10022
Directors and Executive Officers: (8)
Leonard S. Schleifer M.D., Ph.D.	1,728,065	(9)	86.4%	3,589,173	(10)	3.5%
P. Roy Vagelos, M.D.	—		—	2,945,411	(11)	2.9%
George D. Yancopoulos, M.D., Ph.D.	42,750	(12)	2.1%	2,549,880	(13)	2.5%
Charles A. Baker	62,384	(14)	3.1%	131,384	(15)	*
Michael S. Brown, M.D.	5,687		*	44,049	(16)	*
Alfred G. Gilman, M.D., Ph.D.	8,912		*	53,912	(17)	*
Joseph L. Goldstein, M.D.	20,000		1.0%	45,000	(18)	*
Robert A. Ingram	—		—	—		—
Christine A. Poon	—		—	55,000	(19)	*
Arthur F. Ryan	—		—	64,855	(18)	*
George L. Sing	—		—	220,722	(20)	*
Marc Tessier-Lavigne, Ph.D.	—		—	18,333	(21)	*
Robert E. Landry	—		—	5,004	(22)	*
Murray A. Goldberg	—		—	165,246	(23)	*
Neil Stahl, Ph.D.	—		—	323,180	(24)	*
Robert J. Terifay	—		—	178,524	(25)	*
All Directors and Executive Officers as a Group (21 persons)	1,867,798		93.4%	10,794,622	(26)	10.1%

*	Represents less than 1%

(1)	The inclusion herein of any Class A stock or common stock, as the case may be, deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

(2)

For each person listed who beneficially owns Class A stock (and for directors and executive officers as a group), the number of shares of common stock listed includes the number of shares of Class A stock listed as beneficially owned by such person (or persons in the case of directors and executive officers as a group).

(3)

Based solely on a Form 4 filed by Sanofi with the SEC on March 31, 2014. According to this Form 4, 17,218,538 of the shares are held directly by sanofi-aventis Amerique du Nord and 2,799,552 of the shares are held directly by Aventis

2014 Annual Meeting of Shareholders

Pharmaceuticals Inc. Sanofi-aventis Amerique du Nord is a direct, wholly-owned subsidiary of Sanofi, and Aventis Pharmaceuticals Inc. is an indirect, wholly-owned subsidiary of Sanofi-aventis Amerique du Nord. Pursuant to the Amended and Restated Investor Agreement, dated as of January 11, 2014, by and among Sanofi, sanofi-aventis US LLC, Aventis Pharmaceuticals Inc., and sanofi-aventis Amerique du Nord (collectively, the “Sanofi Parties”), and the Company, the Sanofi Parties have agreed to vote all shares of our voting securities they are entitled to vote from time to time as recommended by our board of directors, except that they may elect to vote proportionally with the votes cast by all of our other shareholders with respect to certain change-of-control transactions and to vote in their sole discretion with respect to liquidation or dissolution of Regeneron, stock issuances equal to or exceeding 20% of the then outstanding shares or voting rights of common stock and Class A stock (taken together), and new equity compensation plans or amendments if not materially consistent with our historical equity compensation practices. See “Certain Relationships and Related Transactions —Transactions with Related Persons — Amended and Restated Investor Agreement with Sanofi” for further information regarding the Amended and Restated Investor Agreement with Sanofi.

(4)

Based solely on an amendment to a Schedule 13G filed by Capital World Investors on February 13, 2014. According to this amendment, Capital World Investors, a division of Capital Research and Management Company, has sole voting and dispositive power as to all of the shares reported as beneficially owned. Capital World Investors is deemed to be the beneficial owner of such shares as a result of Capital Research and Management Company acting as investment adviser to various registered investment companies.

(5)

Based solely on an amendment to a Schedule 13G filed by FMR LLC on February 14, 2014. According to this amendment, FMR LLC has sole voting power as to 85,439 of the shares reported as beneficially owned and sole dispositive power as to all of the shares reported as beneficially owned. Also according to this amendment, Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and a registered investment adviser, beneficially owns 5,691,925 shares as a result of acting as investment adviser to various investment companies. Edward C. Johnson 3d, Chairman of FMR LLC, FMR LLC, through its control of Fidelity, and the Fidelity funds each has sole dispositive power as to 5,691,925 shares owned by the Fidelity funds. Fidelity SelectCo, LLC (“SelectCo”), a wholly-owned subsidiary of FMR LLC and a registered investment adviser, beneficially owns 1,473,516 shares as a result of acting as investment adviser to various investment companies. Edward C. Johnson 3d , FMR LLC, through its control of SelectCo, and the SelectCo funds each has sole dispositive power as to the 1,473,516 owned by the SelectCo funds. Members of the family of Edward C. Johnson 3d, through the direct or indirect ownership of voting shares and the execution of a shareholders’ voting agreements, may be deemed to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d has the sole voting power as to the shares owned directly by the Fidelity funds, which voting power resides with the funds’ Boards of Trustees and is carried out by Fidelity under written guidelines established by the funds’ Boards of Trustees. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR LLC and a bank, beneficially owns 24,798 shares as a result of serving as investment manager of the institutional account(s). Edward C. Johnson 3d and FMR LLC, through its control of Fidelity Management Trust Company, each has sole dispositive power as to 24,798 shares and sole voting power as to 24,798 shares owned by the institutional account(s) as reported above. Strategic Advisers, Inc., a wholly-owned subsidiary of FMR LLC and a registered investment adviser, beneficially owns 596 shares in its capacity as an investment adviser to individuals. FMR LLC’s beneficial ownership includes these shares. Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR LLC and a bank, beneficially owns 59,993 shares as a result of serving as an investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of PGATC, each has sole dispositive power as to 59,993 shares and sole voting power as to 59,993 shares owned by the institutional accounts managed by PGATC as reported above.

(6)

Based solely on an amendment to a Schedule 13G filed by T. Rowe Price Associates, Inc. (“Price Associates”) on February 13, 2014. According to this amendment, Price Associates has sole voting power as to 1,686,484 of the shares reported as beneficially owned and sole dispositive power as to all of the shares reported as beneficially owned. According to information provided by Price Associates to the Company, these securities are owned by various individual and institutional investors for which Price Associates serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(7)

Based solely on an amendment to a Schedule 13G filed by BlackRock, Inc. on January 30, 2014. According to this amendment, BlackRock, Inc. has sole voting power as to 5,091,260 shares and sole dispositive power as to all of the shares reported as beneficially owned.

(8)	The address for each director and executive officer is c/o Regeneron Pharmaceuticals, Inc., 777 Old Saw Mill River Road, Tarrytown, New York 10591.

(9)	Includes 17,275 shares of Class A stock held in trust for the benefit of Dr. Schleifer’s son, of which Dr. Schleifer is a trustee.

Security Ownership of Certain Beneficial Owners and Management

(10)

Includes 1,813,371 shares of common stock purchasable upon the exercise of options granted pursuant to the Second Amended and Restated 2000 Long-Term Incentive Plan (or a predecessor version of the plan) which are exercisable or become so within sixty days after April 17, 2014, and 5,650 shares of common stock held in an account under the Company’s 401(k) Savings Plan.

(11)

Includes 2,200,996 shares of common stock purchasable upon exercise of options granted pursuant to the Second Amended and Restated 2000 Long-Term Incentive Plan (or a predecessor version of the plan) which are exercisable or become so within sixty days after April 17, 2014 and 2,270 shares of common stock held in an account under the Company’s 401(k) Savings Plan. Includes 157,124 shares of common stock held in a charitable lead annuity trust, and 10,965 shares of common stock held in a separate grantor retained annuity trust, of which Dr. Vagelos is the trustee. Includes 103,275 shares of common stock held in a trust for his grandchildren, of which Dr. Vagelos’s wife is the trustee. Includes 1,203 shares of common stock held in trusts for his grandchildren, of which Dr. Vagelos, his wife, or both Dr. Vagelos and his wife are trustees. Includes 33,199 shares of common stock held by the Marianthi Foundation, and 295,540 shares of common stock held by the Pindaros Foundation, both charitable foundations, of which Dr. Vagelos is a director and an officer. Dr. Vagelos disclaims beneficial ownership of the shares held by these charitable foundations.

(12)	Includes 19,383 shares of Class A stock held in trust for the benefit of Dr. Yancopoulos’s children and certain other family members, of which Dr. Yancopoulos is a trustee.

(13)

Includes 1,433,164 shares of common stock purchasable upon exercise of options granted pursuant to the Second Amended and Restated 2000 Long-Term Incentive Plan (or a predecessor version of the plan) which are exercisable or become so within sixty days after April 17, 2014, 500,000 shares of restricted stock which vest on December 17, 2017, and 5,623 shares of common stock held in an account under the Company’s 401(k) Savings Plan. Also includes 568,343 shares of common stock held in trust for the benefit of Dr. Yancopoulos’s children and certain other family members, of which Dr. Yancopoulos is a trustee.

(14)	All shares of Class A stock are held by a limited partnership, of which Mr. Baker is a general partner.

(15)

Includes 60,000 shares of common stock purchasable upon exercise of options granted pursuant to the Second Amended and Restated 2000 Long-Term Incentive Plan (or a predecessor version of the plan) which are exercisable or become so within sixty days after April 17, 2014.

(16)

Includes 17,000 shares of common stock purchasable upon exercise of options granted pursuant to the Second Amended and Restated 2000 Long-Term Incentive Plan (or a predecessor version of the plan) which are exercisable or become so within sixty days after April 17, 2014. Includes 4,000 shares of common stock held by a family charitable foundation of which Dr. Brown is a director and an officer and his wife is a director. Dr. Brown disclaims beneficial ownership of the shares held by this charitable foundation. Also includes 2,700 shares of common stock held in trust for the benefit of Dr. Brown’s daughter, of which Dr. Brown is a trustee.

(17)

Includes 45,000 shares of common stock purchasable upon exercise of options granted pursuant to the Second Amended and Restated 2000 Long-Term Incentive Plan (or a predecessor version of the plan) which are exercisable or become so within sixty days after April 17, 2014.

(18)

Includes 15,000 shares of common stock purchasable upon exercise of options granted pursuant to the Second Amended and Restated 2000 Long-Term Incentive Plan (or a predecessor version of the plan) which are exercisable or become so within sixty days after April 17, 2014.

(19)

Includes 55,000 shares of common stock purchasable upon exercise of options granted pursuant to the Second Amended and Restated 2000 Long-Term Incentive Plan (or a predecessor version of the plan) which are exercisable or become so within sixty days after April 17, 2014.

(20)

Includes 90,000 shares of common stock purchasable upon exercise of options granted pursuant to the Second Amended and Restated 2000 Long-Term Incentive Plan (or a predecessor version of the plan) which are exercisable or become so within sixty days after April 17, 2014. Includes 3,000 shares of common stock held by Mr. Sing’s spouse, 5,000 shares of common stock held by Mr. Sing’s spouse as custodian for the benefit of their son, and 10,000 shares of common stock held in a trust for benefit of Mr. Sing’s son.

(21)

Includes 18,333 shares of common stock purchasable upon exercise of options granted pursuant to the Second Amended and Restated 2000 Long-Term Incentive Plan which are exercisable or become so within sixty days after April 17, 2014.

(22)	Includes 5,000 shares of restricted stock which vest on September 9, 2018 and 4 shares of common stock held in an account under the Company’s 401(k) Savings Plan.

(23)

Includes 95,744 shares of common stock purchasable upon exercise of options granted pursuant to the Second Amended and Restated 2000 Long-Term Incentive Plan (or a predecessor version of the plan) which are exercisable or become so within sixty days after April 17, 2014, 5,650 shares of common stock held in an account under the Company’s 401(k) Savings Plan, and 750 shares of common stock held by his wife.

2014 Annual Meeting of Shareholders

(24)

Includes 273,221 shares of common stock purchasable upon exercise of options granted pursuant to the Second Amended and Restated 2000 Long-Term Incentive Plan (or a predecessor version of the plan) which are exercisable or become so within sixty days after April 17, 2014, 20,000 shares of common stock held in a grantor retained annuity trust, of which Dr. Stahl is the trustee and sole annuitant, and 5,568 shares of common stock held in an account under the Company’s 401(k) Savings Plan.

(25)

Includes 156,875 shares of common stock purchasable upon exercise of options granted pursuant to the Second Amended and Restated 2000 Long-Term Incentive Plan (or a predecessor version of the plan) which are exercisable or become so within sixty days after April 17, 2014 and 1,620 shares of common stock held in an account under the Company’s 401(k) Savings Plan.

(26)

Includes 6,616,537 shares of common stock purchasable upon exercise of options granted pursuant to the Second Amended and Restated 2000 Long-Term Incentive Plan (or a predecessor version of the plan) which are exercisable or become so within sixty days after April 17, 2014, 525,000 shares of unvested restricted stock, and 33,963 shares of common stock held in an account under the Company’s 401(k) Savings Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of reports filed pursuant to Section 16(a) of the Exchange Act or written representations from reporting persons, the Company is not aware of any director, executive officer, or beneficial owner of more than 10% of our common stock who has not filed on a timely basis any report required by such Section 16(a) to be filed during or in respect of our fiscal year ended December 31, 2013, with the exception of four transactions reported one day late on a single Form 4 for Douglas S. McCorkle.

Certain Relationships and Related Transactions

Review, Approval, or Ratification of Transactions with Related Persons

The board of directors has adopted a written policy for the review, approval, or ratification of related person transactions. The Company considers transactions (or a series of related transactions) in which the Company is a participant, the amount involved exceeds $10,000, and a director, officer, or more than 5% holder of our voting securities has a direct or indirect interest to constitute related person transactions.

The board of directors determined that the members of the Audit Committee are best suited to review and approve related person transactions. Accordingly, each related person transaction must be reviewed and approved or ratified by the members of the Audit Committee, other than any member of the Audit Committee that has an interest in the transaction. Under the policy, the Chairman of the Audit Committee is delegated the authority to approve certain related person transactions that require urgent review and approval.

When reviewing, approving, or ratifying a related person transaction, the Audit Committee will consider several factors, including the benefits to the Company, the impact on a director’s independence in the event that a director or his/her immediate family is involved in the transaction, the terms of the transaction, and the terms available to unrelated third parties or to

Certain Relationships and Related Transactions

employees in general, if applicable. Related person transactions are approved only if the Audit Committee (or the Chairman of the Audit Committee pursuant to delegated authority in the circumstances noted above) determines that they are in, or are not inconsistent with, the best interests of the Company and our shareholders.

Transactions with Related Persons

Collaborations with Sanofi

Sanofi is a related person of the Company, as the beneficial owner of 20,018,090 shares of common stock of the Company, or 20.2% of the common stock outstanding as of April 17, 2014. In 2013, Sanofi funded $160.0 million of our antibody discovery expenses under the Amended and Restated Discovery and Preclinical Development Agreement, and $295.4 million of our development and other costs under the Amended and Restated License and Collaboration Agreement, each executed in November 2009. In addition, in 2013, we funded $17.6 million of Sanofi’s Phase 3 development costs for alirocumab and sarilumab under the Amended and Restated License and Collaboration Agreement. In 2014, Sanofi has continued to fund the agreed-upon worldwide research and development expenses incurred by us and Sanofi under these Agreements.

In May 2013, we acquired from Sanofi full exclusive rights to two families of novel antibodies invented at Regeneron and previously included in our antibody collaboration with Sanofi: (i) antibodies targeting the PDGF family of receptors and ligands in ophthalmology and all other indications and (ii) antibodies targeting the angiopoietin-2 receptor and ligand in ophthalmology. With respect to the PDGF antibodies, we made a $10.0 million up-front payment and two $5.0 million development milestone payments to Sanofi in May 2013 and the first quarter of 2014, respectively, and are obligated to pay up to $30 million in additional potential development milestones and royalties on any future sales. With respect to the Ang2 antibodies in ophthalmology, we also made a $10.0 million up-front payment to Sanofi in May 2013, and are obligated to pay a potential $5 million development milestone payment and royalties on any future sales.

A description of our antibody collaboration with Sanofi is set forth in Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our 2013 Annual Report under the heading “Liquidity and Capital Resources—Collaborations with Sanofi—Antibodies.”

In August 2008, we entered into a separate agreement with Sanofi, which extended through December 2012, to use our proprietary VelociGene® technology platform to supply Sanofi with genetically modified mammalian models of gene function and disease. The agreement provided for minimum annual order quantities for the term of the agreement. Pursuant to this agreement, we received payments from Sanofi of $3.8 million in 2013. In 2014, we have continued to perform our remaining obligations under the agreement and to receive payments from Sanofi in consideration thereof.

Sanofi also funded $9.8 million of our ZALTRAP® (ziv-aflibercept) Injection for Intravenous Infusion development and other costs in 2013 under the terms of a collaboration agreement related to ZALTRAP® entered into in September 2003, as amended. In addition, in 2013, we funded $30.8 million of net expenses in connection with the commercialization of ZALTRAP®. In 2014, Sanofi has continued to fund agreed-upon worldwide development and other ZALTRAP® expenses, and we and Sanofi continue to share profits and losses in connection with the commercialization of ZALTRAP®.

A description of the ZALTRAP® collaboration agreement is set forth in Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our 2013 Annual Report under the heading “Liquidity and Capital Resources—Collaborations with Sanofi—ZALTRAP (aflibercept).”

2014 Annual Meeting of Shareholders

Amended and Restated Investor Agreement with Sanofi

In January 2014, we entered into an Amended and Restated Investor Agreement with Sanofi. Pursuant to the agreement, Sanofi has agreed to vote its shares as recommended by our board of directors, except that it may elect to vote proportionally with the votes cast by all of our other shareholders with respect to certain change-of-control transactions and to vote in its sole discretion with respect to liquidation or dissolution of our company, stock issuances equal to or exceeding 20% of the then outstanding shares or voting rights of common stock and Class A stock (taken together), and new equity compensation plans or amendments if not materially consistent with our historical equity compensation practices.

In addition, upon Sanofi reaching 20% ownership of our then outstanding shares of Class A stock and common stock (taken together), we are required under the agreement to appoint an individual agreed upon by us and Sanofi to our board of directors. Subject to certain exceptions, we are required to use our reasonable efforts (including recommending that our shareholders vote in favor) to cause the election of this designee at our annual shareholder meetings for so long as Sanofi maintains an equity interest in us that is the lower of (i) the highest percentage ownership Sanofi attains following its acquisition of 20% of our then outstanding shares of Class A stock and common stock (taken together) and (ii) 25% of our then outstanding shares of Class A stock and common stock (taken together). This designee is required to be “independent” of Regeneron, as determined under NASDAQ rules, and not to be a current or former officer, director, employee, or paid consultant of Sanofi. In April 2014, Sanofi notified us that it had reached the 20% ownership threshold and designated Robert A. Ingram as its designee. On April 4, 2014, following recommendation of the Corporate Governance and Compliance Committee, the board of directors elected Mr. Ingram as a director and a member of the Compensation Committee.

Under the Amended and Restated Investor Agreement, Sanofi also has three demand rights to require us to use all reasonable efforts to conduct a registered underwritten offering with respect to shares of our common stock held by Sanofi from time to time; however, shares of our common stock held by Sanofi from time to time may not be sold until the later of (i) December 20, 2020 or (ii) the expiration of our discovery and preclinical development agreement with Sanofi relating to our antibody collaboration (as amended) if the agreement is extended beyond December 20, 2020. These restrictions on dispositions are subject to earlier termination upon the occurrence of certain events, such as the consummation of a change-of-control transaction involving us or a dissolution or liquidation of Regeneron.

Pursuant to the Amended and Restated Investor Agreement, Sanofi is bound by certain “standstill” provisions, which contractually prohibit Sanofi from seeking to directly or indirectly exert control of Regeneron or acquiring more than 30% of our Class A stock and common stock (taken together). This prohibition will remain in place until the earliest of (i) the later of the fifth anniversaries of the expiration or earlier termination of our license and collaboration agreement with Sanofi relating to our antibody collaboration or our ZALTRAP® collaboration agreement with Sanofi, each as amended; (ii) our announcement recommending acceptance by our shareholders of a tender offer or exchange offer that, if consummated, would constitute a change of control involving us; (iii) the public announcement of any definitive agreement providing for a change of control involving us; (iv) the date of any issuance of shares of common stock by us that would result in another party’s having more than 10% of the voting power of our then outstanding Class A stock and common stock (taken together) unless such party enters into a standstill agreement containing certain terms substantially similar to the standstill obligations of Sanofi; or (v) other specified events, such as a liquidation or dissolution of Regeneron.

Proposal No. 2: Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014. PricewaterhouseCoopers LLP (or its predecessor) has audited the Company’s financial statements for the past 25 years.

The board of directors has directed that the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2014 be submitted for ratification by the shareholders at the Annual Meeting. Shareholder ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2014 is not required by the Company’s charter documents or otherwise, but is being pursued as a matter of good corporate practice. If shareholders do not ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2014, the board of directors will consider the matter at its next meeting.

PricewaterhouseCoopers LLP has advised the Company that it will have in attendance at the 2014 Annual Meeting a representative who will be afforded an opportunity to make a statement, if such representative desires to do so, and will respond to appropriate questions presented at the 2014 Annual Meeting.

Information about Fees Paid to Independent Registered Public Accounting Firm

Aggregate fees incurred related to services provided to the Company by PricewaterhouseCoopers LLP for the years ended December 31, 2013 and 2012 were:

	2013	2012
Audit Fees	$1,298,800	$1,052,853
All Other Fees	1,800	1,800

Total Fees	$1,300,600	$1,054,653

Audit Fees. Audit fees in 2013 and 2012 were primarily for professional services rendered for the audit of the Company’s financial statements for the fiscal year, including attestation services required under Section 404 of the Sarbanes-Oxley Act of 2002, technical accounting consultations related to the annual audit and reviews of the Company’s quarterly financial statements included in its Form 10-Q filings.

All Other Fees. All other fees in 2013 and 2012 were for an annual subscription to a technical accounting database.

The Audit Committee has adopted a policy regarding the pre-approval of audit and permitted non-audit services to be performed by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP. The Audit Committee will, on an annual basis, consider and, if appropriate, approve the provision of audit and non-audit services by PricewaterhouseCoopers LLP. In 2013 and 2012, the Audit Committee pre-approved a general provision of $50,000 for certain types of accounting advisory services; however, no one engagement under the general provision could

Proposal No. 2: Ratification of Appointment of Independent Registered Public Accounting Firm

have an expected cost greater than $25,000. In 2013 and 2012, for any accounting advisory engagement expected to cost greater than $25,000, and for any other permissible consulting engagement, management was required to request specific pre-approval from the Audit Committee, or from the Chairman of the Audit Committee to whom the Audit Committee had delegated authority to approve such services. In 2014, the Audit Committee approved an increased general provision of $75,000 for accounting advisory and other permissible consulting engagements and eliminated the specific pre-approval requirements for such engagements up to that amount in the aggregate. Management is responsible for notifying the Audit Committee of the status of accounting advisory and other permissible consulting engagements at regularly scheduled Audit Committee meetings and, if the Audit Committee so determines, the general provision is replenished to $75,000. The

Audit Committee did not utilize the de minimis exception to the pre-approval requirements to approve any services provided by PricewaterhouseCoopers LLP during fiscal 2013 and 2012.

The Board of Directors Unanimously Recommends a Vote FOR Ratification of the Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2014.

Audit Committee Report

The Audit Committee Report below shall not be deemed to be “soliciting material” or to be filed with the SEC or subject to Regulation 14A or 14C under the Exchange Act, or to the liabilities of Section 18 of the Exchange Act. Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Audit Committee Report below shall not be incorporated by reference into any such filings.

We have reviewed the audited financial statements of the Company for the year ended December 31, 2013, which are included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and met with both management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, to discuss those financial statements. The Audit Committee has discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1., AU§ 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T, which include, among other items, matters related to the conduct of the audit of the Company’s financial statements. The Audit Committee also discussed with the independent registered public accounting firm their independence relative to the Company and received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence).

Based on the foregoing discussions and review, the Audit Committee recommended to the board of directors that the audited financial statements of the Company for the year ended December 31, 2013 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the Securities and Exchange Commission.

We have appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014. This appointment was based on a variety of factors, including PricewaterhouseCoopers LLP’s competence in the fields of accounting and auditing.

The Audit Committee

George L. Sing, Chairman
Charles A. Baker
Arthur F. Ryan

Proposal No. 3: Advisory Vote on Compensation of Named Officers

As required by Section 14A of the Exchange Act, we are seeking, on an advisory basis, shareholder approval of the compensation of our Named Officers as disclosed below in the section of this proxy statement entitled “Executive Compensation.” Specifically, shareholders are being asked to approve the following advisory resolution:

RESOLVED, that the shareholders of Regeneron Pharmaceuticals, Inc. hereby approve the compensation of the Company’s Named Officers, as disclosed in the Company’s proxy statement relating to the Company’s 2014 Annual Meeting (the “Proxy Statement”) pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and the related compensation information contained in the Proxy Statement).

As described in detail under the heading “Executive Compensation – Compensation Discussion and Analysis” beginning on page 43, the four main objectives of our executive compensation program are to pay for performance; closely align the interests of shareholders and management; strike an appropriate balance between short- and long-

term perspectives; and attract and retain executives in a competitive marketplace. Please see “Executive Compensation” for additional details about our executive compensation programs, including information about the 2013 compensation of our Named Officers.

We are asking shareholders to indicate their approval of our Named Officer compensation as described in this proxy statement. In determining to recommend that shareholders approve on an advisory basis the compensation of our Named Officers as disclosed in this proxy statement, the board of directors considered, among other factors discussed under the heading “Executive Compensation – Compensation Discussion and Analysis,” that the Company had achieved its corporate goals for 2013.

As an advisory vote, this proposal is non-binding on the Company. However, the board of directors and the Compensation Committee value the opinion of our shareholders and will review and consider the voting results in connection with their ongoing evaluation of the Company’s compensation program.

The Board of Directors Unanimously Recommends a Vote, on an Advisory Basis, FOR Approval of the Compensation of Our Named Officers as Disclosed in This Proxy Statement.

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information about our 2013 compensation program for the following executive officers (the “Named Officers”), whose compensation is set forth in the Summary Compensation Table and the other compensation tables included in this proxy statement:

Named Officer	Position

Leonard S. Schleifer, M.D., Ph.D.	President and Chief Executive Officer

George D. Yancopoulos, M.D., Ph.D.	President, Regeneron Laboratories and Chief Scientific Officer

Robert E. Landry	Senior Vice President, Finance and Chief Financial Officer

Murray A. Goldberg	Senior Vice President, Administration and Assistant Secretary; former Chief Financial Officer

Neil Stahl, Ph.D.	Senior Vice President, Research & Development Sciences

Robert J. Terifay	Senior Vice President, Commercial

It is organized into the following sections:

•	Section 1 – Summary (page 43)

•	Section 2 – Analysis of 2013 Executive Compensation Based on Compensation Objectives (page 49)

•	Section 3 – Executive Compensation Process and Considerations (page 56)

•	Section 4 – Elements of Executive Compensation (page 60)

Section 1 – Summary

2013 Performance Overview

We are a fully integrated biopharmaceutical company that discovers, invents, develops, manufactures, and commercializes medicines for the treatment of serious medical conditions. We market medicines for eye diseases, colorectal cancer, and a rare inflammatory condition and have product candidates in development in other areas of high unmet medical need, including hypercholesterolemia, oncology, rheumatoid arthritis, asthma, and atopic dermatitis. For more information about our business, please see Part I, Item 1. “Business” and Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2013 Annual Report.

2013 was a very successful year for Regeneron. Our key accomplishments in 2013 included:

•	68% growth in EYLEA® (aflibercept) Injection U.S. net product sales as compared to 2012, from $838 million to $1.409 billion.

•	53% growth in our total revenues as compared to 2012, from $1.378 billion to $2.105 billion.

•	76% growth in non-GAAP net income as compared to 2012, from $530 million to $935 million. (Non-GAAP net income is not a measure calculated in accordance with U.S. Generally Accepted Accounting Principles. See Appendix A for a definition of non-GAAP net income and a reconciliation of non-GAAP net income to net income.)

2014 Annual Meeting of Shareholders

•	Advances in our EYLEA® franchise, including:

•	Regulatory approval of EYLEA® for the treatment of macular edema following central retinal vein occlusion in the European Union and Japan.

•

Positive Phase 3 data reported for EYLEA® for the treatment of diabetic macular edema from the VISTA-DME and VIVID-DME studies and applications for regulatory approval in this indication submitted in the United States (approximately 12 months ahead of schedule) and in the European Union.

•	Positive Phase 3 data reported for EYLEA® for the treatment of macular edema following branch retinal vein occlusion from the VIBRANT study.

•	Advances in our late-stage clinical pipeline, which now includes alirocumab, our PCSK9 antibody in Phase 3 trials for lowering LDL-cholesterol; sarilumab, our IL-6 receptor antibody in Phase 3 trials for rheumatoid arthritis and in a Phase 2 study in non-infectious uveitis; and dupilumab, our IL-4 receptor-alpha antibody which blocks both the IL-4 and the IL-13 pathways and is in Phase 2 clinical development for asthma, atopic dermatitis, and nasal polyposis.

•	Positive Phase 3 data for alirocumab from the ODYSSEY MONO trial (the first Phase 3 data to have been reported from this class of drug candidates).

•	Positive Phase 3 data for sarilumab in rheumatoid arthritis from the SARIL-RA-MOBILITY trial.

•	Positive proof-of-concept data for dupilumab in atopic dermatitis and asthma. In addition, dupilumab was named “clinical advance of the year” by Scrip Intelligence.
•	Acquired full rights to two families of novel antibodies invented at Regeneron and previously included in our antibody collaboration with Sanofi, including exclusive rights to antibodies targeting the platelet derived growth factor family of receptors and ligands in ophthalmology and all other indications and to antibodies targeting the angiopoietin-2 receptor and ligand in ophthalmology.

•

Continued growth of our clinical development pipeline, which includes fourteen fully-human monoclonal antibodies that were in clinical development as of December 31, 2013, based on the Company’s VelocImmune® technology.

•	Took further important steps to support our growth, including:

•	Entered into a lease for 297,000 square feet of additional laboratory and office space in two new buildings at our Tarrytown location (expected to be completed in the second half of 2015).

•	Reached preliminary agreement for a 400,000 square foot facility in Limerick, Ireland to support our global supply chain.

•	Increased headcount on a year-over-year basis by approximately 20% as of December 31, 2013.

•	Entered into a broad, multi-year research collaboration agreement with Geisinger Health Systems to study the genetic determinants of human diseases.

•	Named the top employer in the global biopharmaceutical industry by Science Magazine for the second year in a row and the best place for scientists to work by The Scientist.

•	Drs. Schleifer and Yancopoulos named “management team of the year” by Scrip Intelligence, and Dr. Schleifer named to the Barron’s “World’s Best CEOs” list.

Executive Compensation

These and other recent accomplishments have created significant value for our shareholders. The Company’s strong performance is reflected in the appreciation of our stock price, which increased 61%, 738%, and 1,399% over the one-, three-, and five-year periods ended December 31, 2013, respectively, which places our common stock in the 89th, 98th, and 96th percentile, respectively, of all NASDAQ-listed companies with a market capitalization greater than $5 billion in those periods. In addition, our common stock was the best performing stock among our Peer Group over the three-year period ended December 31, 2013, and ranked second among our Peer Group over the one- and five-year periods ended December 31, 2013 (with regard to the three- and five-year periods, AbbVie Inc. is excluded because it only has had a U.S. public listing since January 2013). See “Section 3 – Executive Compensation Process and Considerations – Peer Group” for the definition of our Peer Group.

As illustrated by the chart below, our total shareholder return (“TSR”) significantly outperformed both the S&P 500 Index and the S&P Biotechnology Select Industry Index over the past five years.

* TSR data reflect total returns (stock price appreciation and, if applicable, reinvested dividends).

2014 Annual Meeting of Shareholders

Compensation Objectives and Elements

We believe that the leadership of the current executive team has been instrumental to our success in 2013 and prior years, and that an executive compensation program that attracts, motivates, and helps retain key executives, including the Named Officers, is critical to our long-term success. Our executive compensation program is designed to achieve four main objectives:

•	pay for performance;

•	closely align the interests of shareholders and management;

•	strike an appropriate balance between short- and long-term perspectives; and

•	attract and retain executives in a competitive marketplace.

To realize these objectives, we utilize five primary compensation elements, which are summarized in the table below and discussed in detail under “Section 4 – Elements of Executive Compensation”:

Objective
Compensation Element	Pay for Performance	Shareholder Alignment	Balance Short- and Long-Term Perspectives	Market Competitiveness and Retention

Base Salary			✓	✓

Annual Cash Bonus	✓	✓	✓	✓

Annual Stock Option Awards	✓	✓	✓	✓

Perquisites and Other Personal Benefits				✓

Potential Severance Benefits			✓	✓

The Compensation Committee considered each of our compensation objectives in determining the 2013 compensation of our executives, including the Named Officers, as discussed in greater detail for each of these objectives under “Section 2 – Analysis of 2013 Executive Compensation Based on Compensation Objectives.” In particular:

•	Consistent with our executive compensation philosophy, the compensation of our Chief Executive Officer and the other Named Officers in 2013 included a robust performance-based component, which predominantly consisted of long-term incentives. In total, performance-based compensation (defined as bonus and equity and non-equity incentive plan compensation) accounted for 97% and 94% of the total 2013 compensation (defined as base salary, bonus, and equity and non-equity incentive plan compensation) of our Chief Executive Officer and the other Named Officers, respectively, as reported in the Summary Compensation Table on page 68. In addition, an overwhelming portion (94%) of the 2013 performance-based compensation of our Chief Executive Officer and the other Named Officers was delivered through long-term incentives (stock option awards). In 2013, our executive compensation program had a higher proportion of both performance-based and long-term compensation relative to total compensation and total performance-based compensation (each as defined above), respectively, with respect to both our Chief Executive Officer and the other Named Officers than such compensation paid on average by the companies included in the 2013 Radford Global Life Sciences Survey (which we and the Compensation Committee used to obtain a general understanding of current compensation practices and to assess overall competitiveness of our compensation

Executive Compensation

program). See “Section 2 – Analysis of 2013 Executive Compensation Based on Compensation Objectives – Pay
for Performance” and “Section 2 – Analysis of 2013 Executive Compensation Based on Compensation Objectives – Balance Short- and Long-Term Perspectives.”

•	As a result of our emphasis on stock options as a key compensation component, the total compensation of our Chief Executive Officer in 2013 and over the last five years was closely aligned with the performance of our common stock over those periods. Both in 2013 and in the five-year period ended December 31, 2013, the year-over-year increases in our Chief Executive Officer’s compensation were principally attributable to the increases in the value of his stock option awards (based on the Black-Scholes model for valuing stock options), which reflect the appreciation of our stock price. Furthermore, on a relative basis when compared to our Peer Group, the compensation of our Chief Executive Officer over the last three years was also closely aligned with the performance of our common stock. See “Section 2 – Analysis of 2013 Executive Compensation Based on Compensation Objectives – Shareholder Alignment.”
•

As a percentage of the total basic shares outstanding (a measure we use to ensure consistency in our review of the size of stock option grants as compared to other companies and given potential stock price fluctuations), the 2013 stock option award to our Chief Executive Officer was below the 75th percentile of the companies included in the 2013 Radford Global Life Sciences Survey. While annual grants of stock options continue to be an important part of our compensation strategy, in 2013 the Compensation Committee reduced the number of shares underlying the annual stock option awards to the Named Officers by an average of 17% compared to 2012 (without giving effect to a larger reduction in the grant to our former Chief Financial Officer). The primary impetus for this decision was to reflect the increase in the Company stock price in our annual stock option awards and to reduce the potential dilutive impact of executive awards without adversely affecting the competitiveness of our executive compensation program or creating a demotivating effect. See “Section 2 – Analysis of 2013 Executive Compensation Based on Compensation Objectives – Balance Short- and Long-Term Perspectives.”

2014 Annual Meeting of Shareholders

Highlights of Compensation Policies and Practices

We are committed to maintaining rigorous corporate governance standards, including those related to the oversight of our executive compensation policies and practices. We have instituted compensation policies and practices designed to enhance governance of our executive compensation program and to further our compensation objectives. These policies and practices include:

Policy/Practice	Description

Independent Compensation Consultant	The Compensation Committee’s consultant, Frederic W. Cook & Co., Inc., is retained directly by the Compensation Committee, performs projects at the Compensation Committee’s direction, and does not otherwise perform any other consulting or other services for us.

Stock Ownership Guidelines

To further align the interests of senior management with the interests of shareholders and promote a long-term perspective, we have adopted stock ownership guidelines with the following share ownership targets:

•  Chairman of the Board and Chief Executive Officer, six times (6x) base salary;

•  Chief Scientific Officer, three times (3x) base salary;

•  Senior Vice Presidents, two times (2x) base salary; and

•   non-employee members of the board of directors, six times (6x) the annual retainer.

All of our directors and officers have either met their respective share ownership targets or are within the five-year period for achieving compliance.

Transparent Equity Granting Process and Practices	Annual stock option awards to eligible employees are made by the Compensation Committee at a meeting generally scheduled at least a year in advance, without regard to the timing of earnings or other major announcements.

Recoupment Policy	We have adopted, and are in the process of implementing, a policy regarding recoupment or reduction of incentive compensation for compliance violations that is applicable to our officers, including the Named Officers, and other specified employees.

Prohibition Against Hedging and Pledging of Our Securities	We have adopted a policy against hedging and pledging of our securities by our directors and employees, including the Named Officers.

Executive Compensation

Policy/Practice	Description

No “Single Trigger” Severance or Vesting Change-in-Control Arrangements	Our change in control severance plan, employee equity award agreements (including those with the Named Officers), and employment agreement with our Chief Executive Officer do not contain “single trigger” provisions (i.e., do not provide for cash severance payments or accelerated vesting of equity awards solely on account of a change in control without a termination of employment).

Limited Perquisites	The perquisites and other personal benefits afforded to our Named Officers are limited and are subject to periodic review by the Compensation Committee.

Compensation Committee Oversight; Executive Sessions	Our Compensation Committee regularly meets in executive sessions without members of management present.

Risk Management	Our Compensation Committee regularly reviews our compensation strategy and practices, including our compensation-related risk profile, to ensure that our compensation-related risks are not reasonably likely to have a material adverse effect on the Company.

Section 2 – Analysis of 2013 Executive Compensation Based on Compensation Objectives

Pay for Performance

We believe in rewarding performance and establishing a strong link between compensation and both individual and corporate performance at all levels of the Company. We also believe that accountability and total compensation potential should generally increase with position and responsibility and that the proportion of the performance-based component of cash compensation should increase with position and responsibility. Consistent with this view, individuals with greater responsibility and ability to influence our achievement of corporate goals and strategic initiatives generally are targeted with higher levels of cash compensation, but have a higher proportion of their total cash compensation represented by cash bonus, the amount of which is in large part based on individual and/or corporate performance and is, therefore, at risk. Similarly, equity-based compensation is higher for persons with higher levels of responsibility, making a significant portion of their total compensation dependent on long-term stock appreciation and, therefore, long-term corporate performance.

2014 Annual Meeting of Shareholders

This pay-for-performance philosophy was strongly reflected in the mix of compensation elements, or “pay mix,” of our Named Officers in 2013. The following charts display the mix of 2013 compensation (fixed vs. performance-based) of our Chief Executive Officer and our other Named Officers (excluding our Chief Executive Officer), as compared to the companies included in the 2013 Radford Global Life Sciences Survey.

*   Based on 2013 compensation information reported in the Summary Compensation Table included in this proxy statement for Regeneron and on the 2013 Radford Global Life Sciences Survey. “Fixed compensation” consists of base salary; and “performance-based compensation” consists of bonus, the grant date fair market value of equity awards, and non-equity incentive plan compensation.

As shown in the charts above, 97% and 94% of the total 2013 compensation (defined as base salary, bonus, and equity and non-equity incentive plan compensation) of our Chief Executive Officer and our other Named Officers, respectively, consisted of performance-based compensation (defined as bonus and equity and non-equity incentive plan compensation), which exceeds the average percentage of performance-based compensation paid by the companies included in the 2013 Radford Global Life Sciences Survey by 7% and 11%, respectively. Accordingly, our 2013 executive compensation program was more heavily weighted toward “at risk,” performance-based components than the average for such programs of the companies included in the 2013 Radford Global Life Sciences Survey.

Shareholder Alignment

We believe that the compensation realized by our leadership team, including the Named Officers, should show a strong relation to the value realized by our shareholders. This principle is reflected both in the pay mix referenced above and in our focus on stock options, as the value realized by the holder of a stock option is dependent upon, and directly proportionate to, appreciation in the price of our common stock. We believe that stock options have been fundamental to our ability to attract, motivate, and retain top talent whose contributions and leadership have driven the Company’s achievement of corporate and strategic goals and resulted in a substantial enhancement of shareholder value. Over the one-, three-, and five-year periods ended December 31, 2013, our stock price increased 61%, 738%, and 1,399%, respectively, which places our common stock in the 89th, 98th, and 96th percentile, respectively, of all NASDAQ-listed companies with a market capitalization greater than $5 billion in those periods. Our use of stock options ensures alignment of the interests of our executives, including the Named Officers, with those of Company shareholders, as they not only benefit from our successes, and the resulting appreciation of our stock, but are also impacted by decreases in our stock price.

Executive Compensation

The following chart compares our TSR over the last five years with the compensation of our Chief Executive Officer over the same period, with total and cash compensation shown separately.

* “Total compensation” means total reported compensation and “total cash compensation” consists of base salary and bonus, in each case as reported for the relevant period.

As shown in the table above, compensation awarded to our Chief Executive Officer over the last five years closely tracked our TSR over the same period. In addition, the increase in the cash component of our Chief Executive Officer’s compensation over this period was relatively modest when viewed in light of our performance; the overwhelming portion of the increase in his total compensation over this period is attributable to the value of the non-cash components of his compensation package, primarily stock option awards valued according to the Black-Scholes model. Consistent with our objective to align the interests of our executives with the interests of our shareholders, as the price of our common stock appreciated over the last five years, the value of stock option awards, the most significant component of the compensation of our Chief Executive Officer (as well as the other Named Officers), increased as well.

2014 Annual Meeting of Shareholders

We believe that the compensation awarded to our Chief Executive Officer in the last three years showed a strong connection to our TSR performance over the same period both on an absolute basis and relative to the companies in our Peer Group, as shown in the following chart.

*   Compensation information based on 2011 – 2013 compensation information reported in the Summary Compensation Table included in this proxy statement for Regeneron and on the data for the most recently completed three-year periods available as of December 31, 2013 for the companies included in the Peer Group; and TSR information based on 2011 – 2013 TSR information for Regeneron and the Peer Group. Information regarding AbbVie Inc. is not included because it only has had a U.S. public listing since January 2013. The shaded area between the two diagonal lines indicates an alignment of pay and performance. See “Section 3 – Executive Compensation Process and Considerations – Peer Group” for more information regarding our Peer Group.

Balance Short- and Long-Term Perspectives

The Company’s compensation program has been designed to strike an appropriate balance between short- and long-term compensation in light of the relevant factors, including the Company’s available resources; its growth trajectory; its goal of offering compensation packages that are competitive with those of companies in the Peer Group and the broader biopharmaceutical industry; and its objective to retain and motivate high-performing employees and closely align their interests with the interests of shareholders. We utilize base salary and annual cash bonuses to compensate our executives over the short term by providing a base level of income and rewarding performance on an annual basis, and we utilize stock options to foster a long-term perspective and reward long-term performance.

Time-based vesting stock options represent the foundation of our long-term compensation philosophy and an integral part of our executive compensation program. In 2013, we again utilized time-based vesting stock options for our senior officers, including the Named Officers. These time-based vesting stock options vest at a rate of 25% per year over the first four years of

Executive Compensation

the ten-year option term, subject to the executive’s continued employment. The executive only realizes value from stock options if the price of the Company’s common stock increases and the executive continues to serve through the vesting period. In addition, the executive has the opportunity to realize value if the price of the Company’s common stock continues to increase over the remainder of ten-year term of the option. Time-based vesting options, therefore, motivate and reward the executive for company performance not only over the four-year vesting term, but also the ten-year option term. In making the decision to utilize time-based vesting options, the

Compensation Committee examined the compensation practices of our Peer Group and also recognized that time-based vesting stock options are inherently performance-based, which in its view makes them suitable as a compensation tool. We also believe that the complexity of performance-based options may diminish their intended impact as an incentive and may be detrimental to our ability to recruit and retain executive talent. Accordingly, we believe that utilizing time-based vesting options is advantageous because it is more understandable by employees, it is less complex to administer, and it aids our recruitment and retention efforts.

The following charts display the mix of 2013 performance-based compensation (long-term vs. short-term) of our Chief Executive Officer and our other Named Officers (excluding our Chief Executive Officer), as compared to the companies included in 2013 Radford Global Life Sciences Survey.

*   Based on 2013 information regarding performance-based compensation (consisting of bonus, non-equity incentive plan compensation, and equity awards at their grant date fair market value) reported in the Summary Compensation Table included in this proxy statement for Regeneron and on the 2013 Radford Global Life Sciences Survey. “Long-term compensation” consists of equity awards at their grant date fair market value; and “short-term compensation” consists of bonus and non-equity incentive plan compensation.

2014 Annual Meeting of Shareholders

As shown in the charts above, 94% of the performance-based compensation (defined as bonus and equity and non-equity incentive plan compensation) of our Chief Executive Officer and our other Named Officers in 2013 consisted of long-term compensation (defined as equity incentive plan compensation), which exceeds the corresponding average percentage for the companies included in the 2013 Radford Global Life Sciences Survey by 7% and 6%, respectively. Accordingly, our performance-based compensation structure is more heavily weighted toward long-term components versus short-term pay when compared to the companies included in the 2013 Radford Global Life Sciences Survey, thus promoting a long-term perspective among our executives.

As described in “Section 4 – Elements of Executive Compensation—Annual Stock Option Awards,” in 2013 the Compensation Committee reduced the number of shares underlying the annual stock option awards to the Named Officers by an average of 17% compared to 2012 (without giving effect to a larger reduction in the grant to our former Chief Financial Officer). The primary impetus for this decision was to reflect the increase in the Company stock price in our annual stock option awards and to reduce the potential dilutive impact of executive awards without adversely affecting the competitiveness of our executive compensation program or creating a demotivating effect. While the value of the reduced number of stock options granted in 2013 is higher than the value of the larger number of stock options granted to Named Officers in prior years, such higher value (and the corresponding increase in the value of total compensation for the Named Officers in 2013, as shown in the Summary Compensation Table included in this proxy statement), is attributable largely to the higher fair market value of our common stock on December 13, 2013, the date of these option grants, compared to prior years. On December 13, 2013, the average of the high and low sales price per share of our common stock as quoted on the NASDAQ Global Select Market (used as the grant date fair market value) was $270.43, as compared to $179.13 on December 14, 2012 and $52.03 on December 16, 2011, the respective 2012 and 2011 grant dates.

Executive Compensation

The Compensation Committee’s consideration of the appropriate size of stock option awards is not limited to taking into account the grant date fair value of the grant (as determined according to the Black-Scholes model). Rather, the Compensation Committee primarily considers the number of shares underlying stock option awards granted to the Company’s employees, including the Named Officers, relative to the number of basic shares of common stock outstanding in order to be able to evaluate such grants on a consistent basis as compared to other companies and regardless of fluctuations in the price of the Company’s common stock. We believe that our ownership culture in which the interests of our executives are aligned with the other shareholders of the Company has been critical to our success.

The following charts display the 2013 stock options awards to our Chief Executive Officer and our other Named Officers (excluding our Chief Executive Officer), respectively, as a percentage of the total basic shares outstanding, as compared to the 75th and the 90th percentile of the companies included in the 2013 Radford Global Life Sciences Survey.

*   Based on 2013 stock options award information reported in the Summary Compensation Table included in this proxy statement for Regeneron and on data relating to grants of equity awards from the 2013 Radford Global Life Sciences Survey. The share information is based on 99.4 million shares (consisting of common stock and Class A common stock) of Regeneron outstanding as of October 28, 2013 and on the number of shares outstanding reported in the 2013 Radford Global Life Sciences Survey for each of the companies included in the survey.

As shown in the charts above, when measured as a percentage of the total basic shares outstanding, the 2013 stock option award to our Chief Executive Officer was below the 75th percentile of the companies included in the 2013

Radford Global Life Sciences Survey, and the 2013 average stock option award to our other Named Officers was below the 90th percentile of the survey.

2014 Annual Meeting of Shareholders

Market Competitiveness and Employee Retention

We believe that the structure of our executive compensation program encourages innovation, attracts talent with entrepreneurial spirit, increases employee engagement, and improves employee retention and the continuity of executive leadership during this critical period of growth. We regard our stock option grants as a key employee and executive retention tool. As stock option awards to our employees vest over time, generally over four years, they provide an incentive for the employee to continue to contribute to our success. Historically, stock options have helped us maintain a competitive level of total compensation for our Named Officers and other eligible employees, while conserving the Company’s cash. We believe that this has helped us to successfully manage employee attrition, as evidenced by our 2013 employee turnover of approximately 5%, which compares favorably to the average employee turnover of approximately 14% for the biotechnology sector based on the Second Quarter 2013 Radford Global Life Sciences Trends Report. In addition, stock options have allowed us to attract and retain entrepreneurial employees and foster an ownership culture. Moreover, granting stock options as long-term incentives to executives is standard practice in our industry and is an important part of our effort to attract, retain, and motivate high-quality talent in key positions. In light of these considerations, we continued our practice of annual stock option grants in 2013, although we reduced the number of shares underlying the annual stock option awards to the Named Officers by an average of 17% (without giving effect to a larger reduction in the grant to our former Chief Financial Officer) to reflect the increase in the Company stock price in our annual stock option awards and to reduce the potential dilutive impact of executive awards without adversely affecting the competitiveness of our executive compensation program or creating a demotivating effect.

In order to maintain market competitiveness, we continued to provide our Named Officers with a limited number of perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation program. These benefits, which are described in greater detail under “Section 4 – Elements of Executive Compensation—Perquisites and Other Personal Benefits” below, are periodically reviewed by the Compensation Committee; the Compensation Committee conducted the most recent review in November 2013. In addition, in an effort to effectively compete for talent, we continued our practice of providing cash sign-on bonuses and equity awards consisting of stock options and/or restricted stock to executives (including a Named Officer) who joined us in 2013.

Section 3 – Executive Compensation Process and Considerations

Overview

The Compensation Committee of the board of directors is responsible for overseeing the Company’s general compensation objectives and programs. The Compensation Committee evaluates the performance of our Named Officers and approves compensation for the Named Officers (in the case of the Chief Executive Officer, subject to first obtaining the approval of the non-employee members of the board of directors). The Compensation Committee operates under a written charter adopted by the board of directors and regularly reviews and reassesses the adequacy of its charter. A copy of the current charter (as most recently amended in June 2013) is available on our website at www.regeneron.com under the “Corporate Governance” heading on the “Company” page.

Our senior management plays a significant role in the overall executive compensation process. Appropriate members of our senior management provide their assessment of the performance of other officers. They also recommend, for Compensation Committee approval, salary, bonus, and stock option grant budgets for non-officers and make specific recommendations for salary

Executive Compensation

increases, bonuses, and equity award grants for officers. For our Named Officers (other than our Chief Executive Officer), recommendations to the Compensation Committee regarding their compensation are made by, or with the approval of, our Chief Executive Officer, who also evaluates their performance. Our Chief Executive Officer’s performance is evaluated directly by the Compensation Committee based on our overall corporate performance against annual goals that are approved by the board of directors at the beginning of each year, as discussed in more detail below.

The Compensation Committee has the sole authority to retain, at our expense, one or more third-party compensation consultants to assist the Compensation Committee in performing its responsibilities and to terminate the services of the consultant if the Compensation Committee deems it appropriate. In 2013, the Compensation Committee utilized the services of Frederic W. Cook to assist it in fulfilling its responsibilities. In order to maintain its independence, Frederic W. Cook was retained directly by the Compensation Committee and performed projects at the Compensation Committee’s direction. The Compensation Committee’s consultant reviews management recommendations on compensation plans, budgets, and strategies and advises the Compensation Committee on regulations and trends in executive compensation nationally and specifically in the pharmaceutical and biopharmaceutical industries. The Compensation Committee’s consultant provides comparative compensation information for our Chief Executive Officer and other senior executives (using the Peer Group and other compensation data as described below), reviews senior management’s compensation recommendations for other officers, including the other Named Officers, and provides general advice to the Compensation Committee on compensation matters.

Annual salaries for the following year and year-end bonuses and stock option awards or other year-

end equity awards for all employees are determined in December of each year based on Company and individual performance, as well as other factors, including compensation trends among our Peer Group and in the biotechnology industry in general. The 2013 salaries and 2012 year-end bonuses and stock option awards for our Named Officers were established by the Compensation Committee in December 2012. In December 2013, the Compensation Committee reviewed the performance of each of the Named Officers and presented its recommendations for 2014 salaries and 2013 year-end bonuses and equity awards for the Named Officers to the non-employee members of the board of directors for concurrence. With respect to our Chief Executive Officer, this process is formalized in the charter of the Compensation Committee, which specifies that the Compensation Committee is to annually present the proposed annual compensation of the Chief Executive Officer to the non-employee members of the board of directors for approval.

Peer Group

For purposes of setting compensation of our Chief Executive Officer, Chief Scientific Officer, the other Named Officers, and other senior executives, we use comparative compensation information from a relevant peer group of companies (“Peer Group”). The companies in the Peer Group are selected by the Compensation Committee, with the assistance of Frederic W. Cook, based on factors including, but not limited to, market capitalization, geographic location, number of employees, therapeutic focus, research and development expenditures, stage of development, total revenues, and product sales. The Peer Group is also meant to provide a representative sample of companies with which we compete for talent. The Compensation Committee, with the assistance of its compensation consultant, periodically reassesses the composition of the companies within the Peer Group and makes changes as appropriate.

2014 Annual Meeting of Shareholders

In August 2013, the Compensation Committee approved a new Peer Group in order to ensure better alignment with the growth trajectory, stage of development, and market capitalization of the Company, and because of industry merger-and-acquisition activity that had occurred. The new Peer Group consists of the following 14 companies:

AbbVie Inc.	Bristol-Myers Squibb Company	Incyte Corporation
Alexion Pharmaceuticals, Inc.	Celgene Corporation	Seattle Genetics, Inc.
Amgen Inc.	Cubist Pharmaceuticals, Inc.	United Therapeutics Corporation
Biogen Idec Inc.	Eli Lilly and Company	Vertex Pharmaceuticals, Inc.
BioMarin Pharmaceutical Inc.	Gilead Sciences, Inc.

In its compensation decisions made in December 2013, the Compensation Committee used data from publicly filed proxy statements of the companies in the Peer Group (as prepared by its compensation consultant) to review each element of compensation of our Named Officers against their peers in the Peer Group as well as their total annual compensation in relation to the Peer Group, while taking into account various factors such as the executive’s performance and experience and the unique characteristics of the individual’s position. We use Peer Group data as a point of reference for measurement, but it is not the only factor the Compensation Committee considers. The Compensation Committee has discretion in determining the nature and extent of the use of Peer Group data and may elect to not use the comparative compensation information at all in the course of making compensation decisions. In addition, management and the Compensation Committee reviewed in 2013 compensation data for biotechnology companies from the 2013 Radford Global Life Sciences Survey to obtain a general understanding of current compensation practices and to assess overall competitiveness of our compensation program.

Compensation Consultant Independence

In accordance with applicable listing standards of the NASDAQ Stock Market LLC and SEC rules, the Compensation Committee evaluated the independence of Frederic W. Cook, including by taking into consideration the following factors:

•	the fact that Frederic W. Cook did not provide any other services to the Company;

•	the amount of fees received from the Company by Frederic W. Cook as a percentage of its revenue;

•	the policies and procedures of Frederic W. Cook designed to prevent conflicts of interest;

•	the absence of any significant business or personal relationship between Frederic W. Cook and any member of the Compensation Committee;

•	the fact that Frederic W. Cook and the representative of Frederic W. Cook to the Company did not own any stock of the Company; and

•	the absence of any business or personal relationship between Frederic W. Cook and any executive officer of the Company.

The Compensation Committee’s evaluation was based in part on a representation letter from Frederic W. Cook. On the basis of this evaluation, the Compensation Committee concluded that the engagement of Frederic W. Cook did not raise any conflicts of interest.

Executive Compensation

Stock Ownership Guidelines

To further align the interests of senior management with the interests of shareholders and promote a long-term perspective, the board of directors has adopted stock ownership guidelines for members of senior management, including the Named Officers, and the members of the board of directors. The guidelines are reviewed periodically by the Corporate Governance and Compliance Committee. Pursuant to these guidelines, these individuals are expected to meet share ownership targets that are determined based on their position and their base salary. The share ownership targets are as follows:

•	Chairman of the Board and Chief Executive Officer, six times (6x) base salary;

•	Chief Scientific Officer, three times (3x) base salary;

•	Senior Vice Presidents, two times (2x) base salary; and

•	non-employee members of the board of directors, six times (6x) the annual retainer.

Covered individuals who do not currently meet these guidelines have five years from becoming subject to the policy to reach their target. Members of senior management who are hired or promoted, and directors who join the board of directors, have five years from such date to reach their target. Shares held directly, shares held indirectly through our 401(k) Savings Plan, shares held in trust, and shares held by immediate family members residing in the same household are included in determining an individual’s share ownership. Unexercised stock options and unvested restricted stock are not considered owned for purposes of these guidelines. All directors and officers have either met their respective share ownership targets or are within the five-year period for achieving compliance.

Role of Shareholder Advisory Votes on Executive Compensation

Our shareholders are provided with an opportunity to cast an advisory vote every three years on our executive compensation program. As described in this proxy statement, our shareholders have an opportunity to cast an advisory say-on-pay vote at the 2014 Annual Meeting. At our annual shareholder meeting held in June 2011 (the most recent annual shareholder meeting at which our shareholders cast an advisory say-on-pay vote), approximately 95% of the votes cast supported our advisory vote proposal on our executive compensation program. We believe that by voting overwhelmingly in favor of the board’s proposal, the shareholders affirmed their support of our approach to our executive compensation program. We and the Compensation Committee will continue to consider the outcome of our past and future advisory vote proposals when making future compensation decisions for our Chief Executive Officer and the other Named Officers, including the results of the say-on-pay advisory proposal submitted for shareholder vote at the 2014 Annual Meeting.

Consideration of Risk in Company Compensation Policies

The Compensation Committee regularly reviews the Company’s compensation and benefits programs, including its executive compensation program and its incentive based compensation programs for commercial personnel. As discussed above under “Corporate Governance – New Governance Initiatives,” since our annual shareholder meeting held in June 2013, the Compensation Committee and the board of directors have enhanced compensation and governance-related policies by adopting a policy regarding recoupment or reduction of incentive compensation of our officers and other specified employees for compliance violations, as well as a policy against hedging and pledging of our securities by our directors and employees, including the Named Officers. These new policies evidence Regeneron’s continued commitment to robust corporate governance and are meant to reduce compensation-related risks and ensure greater alignment of the interests of our employees, including the Named Officers, and those of the Company and our shareholders. More detailed description of these policies is provided above under “Corporate Governance – New Governance Initiatives.”

2014 Annual Meeting of Shareholders

In light of the above considerations, we believe that the Company’s programs balance risk and potential reward in a manner that is appropriate to the Company’s circumstances and in the best interests of the Company’s shareholders over the long term. We also believe that the Company’s compensation and benefits programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

Tax Implications

Section 162(m) of the Internal Revenue Code limits the deductibility for federal income tax purposes of compensation in any year paid to the Chief Executive Officer and the other Named Officers (other than the Chief Financial Officer) to the extent such compensation exceeds $1 million and does not qualify as “performance-based” compensation as defined under Section 162(m) of the Internal Revenue Code. The Compensation Committee takes into account the deductibility of compensation in determining Named Officer compensation. However, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that are not deductible, such as when the Compensation Committee believes that such payments are necessary to maintain the flexibility needed to attract talent, promote executive retention, or reward performance, or as required to comply with the Company’s contractual commitments.

Section 4 – Elements of Executive Compensation

Our executive compensation program currently has five components:

•	base salary;

•	annual cash bonus;

•	annual equity awards, typically consisting of stock options;
•	certain perquisites and other personal benefits (including Company-wide health, disability, life insurance, and other benefit plans, as well as our 401(k) Savings Plan); and

•	potential severance benefits.

Base Salary

We provide the Named Officers and other employees with base salary to compensate them for services rendered during the fiscal year and provide them with a base level of monthly income. In determining base salaries for our Named Officers, the Compensation Committee considers the executive’s scope of responsibilities, experience, annual performance, and future potential. The Compensation Committee also considers base salaries for comparable positions in our geographic region, competitive salary practices of companies in the Peer Group and the broader biopharmaceutical industry, and annual inflation levels.

For 2013, each of the Named Officers except Mr. Landry (who joined the Company in September 2013) and Mr. Terifay received an increase of 3.5% of his base salary. For 2013, Mr. Terifay received an increase of 16.9% of his 2012 base salary in recognition of his increased responsibilities as head of a commercial group with three marketed products and an expanding late-stage clinical pipeline, and to better align his salary with relevant industry comparative information. For 2014, each of the Named Officers received an increase of 3.5% of his 2013 base salary. The determination regarding the 2014 percentage increase was based on broad-based national data for high-performing, larger biotechnology companies. In each of 2013 and 2014, the base salaries of the Named Officers were set at or below the median of the Peer Group (other than with respect to Dr. Yancopoulos, whose cash compensation, including base salary, is set at 85% of Dr. Schleifer’s).

Executive Compensation

Annual Cash Bonus

It has been our practice to offer annual cash bonus opportunities to our Named Officers. The Compensation Committee focuses exclusively on our overall corporate performance when determining the annual cash bonus for our Chief Executive Officer and Chief Scientific Officer. The cash bonuses of the other Named Officers are based both on overall corporate performance and their individual contributions and performances during the year. Although each Named Officer is eligible to receive an annual bonus, we historically have had no formal bonus plan and the granting of any bonus to a Named Officer is entirely at the discretion of the Compensation Committee. We believe that giving the Compensation Committee discretion over whether to award cash bonuses and in what amounts, rather than working from a rigid bonus formula or plan, has been beneficial given the growth trajectory of the Company and its rapid transformation over the past few years from a development-stage company to a fully integrated, commercial-stage biopharmaceutical company.

The 2013 bonus target for the Chief Executive Officer was 100% of his base salary, which was recommended by the Compensation Committee’s outside consultant based on an analysis of cash bonuses paid to chief executive officers at companies in the Peer Group, as in effect prior to the changes adopted in August 2013. The Chief Executive Officer recommended informal 2013 target bonuses for the other Named Officers (other than

Mr. Landry, who joined the Company in September 2013), which were reviewed and approved by the Compensation Committee. In determining the cash bonus targets for 2013 for Mr. Goldberg, Dr. Stahl, Mr. Terifay, and Dr. Yancopoulos, the Compensation Committee took into consideration the compensation of similarly situated executive officers at companies in the Peer Group, as in effect prior to the changes adopted in August 2013.

In determining the bonus target for Dr. Yancopoulos, the Compensation Committee also took into consideration the importance of his scientific leadership as President of Regeneron Laboratories and Chief Scientific Officer and the significant contributions he has made to the success of the Company and, specifically, to the discovery and development of the Company’s commercial products, its pipeline of internally developed product candidates, and its platform technologies. The Compensation Committee determined that Dr. Yancopoulos’s base salary, cash bonus, and annual stock option awards would be set at 85% of Dr. Schleifer’s. The 2013 bonus target for Dr. Yancopoulos was 100% of his base salary and the bonus target for Mr. Goldberg, Dr. Stahl, and Mr. Terifay was 45% of their respective base salaries. These bonus targets are consistent with the Company’s emphasis on long-term, performance-based compensation and are set at or below the median of the Peer Group (other than with respect to Dr. Yancopoulos, whose cash compensation, including cash bonus, is set at 85% of Dr. Schleifer’s).

2014 Annual Meeting of Shareholders

In December 2013, our Named Officers were awarded the following cash bonuses, which were paid in January 2014.

Named Officer	Bonus Target (as percentage of base salary)	Personal Performance Multiplier	Company Performance Multiplier	Total Cash Bonus ($)
Leonard S. Schleifer, M.D., Ph.D.	100%	n/a	2.0	2,070,000
George D. Yancopoulos, M.D., Ph.D.	100%	n/a	2.0	1,759,500
Robert E. Landry (1)	n/a	n/a	n/a	—
Murray A. Goldberg	45%	1.5	2.0	389,448	(2)
Neil Stahl, Ph.D.	45%	1.5	2.0	386,208	(2)
Robert J. Terifay	45%	1.5	2.0	364,500	(2)

(1)

Mr. Landry joined the Company in September 2013. Mr. Landry did not receive any cash bonus in, or with respect to, 2013, other than the first installment of his $100,000 sign-on bonus reported in the Summary Compensation Table below.

(2)	Amount based on Named Officer’s bonus target and his weighted average performance with a weight of 40% for personal performance and 60% for Company performance.

The cash bonuses were determined through the use of both an individual and a Company performance component with a possible range of 0 to 1.5 for the personal performance multiplier and a possible range of 0 to 2.0 for the Company performance multiplier, depending upon performance during the year. Both the personal performance multiplier and the Company performance multiplier were determined by the Compensation Committee for each Named Officer in its discretion based on the Committee’s assessment of the Company’s performance relative to the general corporate goals described below and, in the case of each of Mr. Goldberg, Dr. Stahl, and Mr. Terifay, the Named Officer’s personal performance during the year.

With respect to 2013, the Compensation Committee approved a personal performance multiplier of 1.5 for each of Mr. Goldberg, Dr. Stahl, and Mr. Terifay. The personal performance component accounted for 40% of these officers’ bonuses. The Company component was based on a Company performance multiplier that was determined based on the Company’s overall corporate performance against 2013 goals that were approved by the board of directors in January 2013. This Company performance component accounted for 60% of the bonuses awarded to Mr. Goldberg, Dr. Stahl, and Mr. Terifay. In the case of Drs. Schleifer and Yancopoulos, the Compensation Committee focused exclusively on our overall Company performance in 2013 when determining their cash bonuses and did not utilize a personal performance multiplier.

The Compensation Committee determined that the Company had achieved its corporate goals for 2013. These corporate achievements included those summarized in “Section 1 – Summary—2013 Performance Overview” above. In recognition of these significant achievements, the Company performance multiplier for 2013 was set at 2.0.

In determining the personal performance multiplier for Mr. Goldberg, the Compensation Committee gave special consideration to Mr. Goldberg’s leadership of and accomplishments in the Company’s accounting, finance, investor relations, human resources, facilities, and procurement functions during the Company’s transition to a more complex, commercial organization. In the case of Dr. Stahl, the Compensation Committee focused on the progress and continued expansion of the Company’s preclinical and clinical development pipeline, including the positive results from the Company’s clinical trials reported in 2013. In the case of Mr. Terifay, the Compensation Committee focused primarily on the continued commercial success of EYLEA®, the fact that EYLEA® U.S. net product sales in 2013 grew by 68% and exceeded expectations, and his leadership of the Company’s commercial group.

Executive Compensation

Annual Stock Option Awards

We have used stock option grants as the primary vehicle for offering long-term incentives and rewarding our Named Officers and other eligible employees. We grant stock option awards to our Named Officers and other eligible employees based on their annual performance and their position and responsibilities with the Company. Each of our Named Officers generally receives an annual stock option grant and all of our other regular employees are also eligible for an annual stock option grant, subject to satisfactory performance. The number of stock options granted to each Named Officer is determined on a discretionary basis, rather than by a formula. The Compensation Committee’s consideration of the appropriate size of stock option awards is not limited to taking into account the grant date fair value of the grant (as determined according to the Black-Scholes model). Rather, the Compensation Committee primarily considers the number of shares underlying stock option awards granted to the Company’s employees, including the Named Officers, relative to the number of basic shares of common stock outstanding in order to be able to evaluate such grants on a consistent basis as compared to other companies and regardless of fluctuations in the price of the Company’s common stock.

During 2013, the Compensation Committee carried out a comprehensive review of our executive compensation program, particularly with respect to its application to our Chief Executive Officer and the other Named Officers. The Compensation Committee concluded that the continuation of the practice of awarding time-based vesting stock options was appropriate for a company that is still in the growth stage of its development. It has been the practice of our Compensation Committee to grant annual stock option awards to eligible employees whose performance is determined to merit an annual grant, including the Named Officers, at a meeting held during December. In 2013, stock option awards (all of which were non-qualified stock options) were granted to our Named Officers and other eligible employees on

December 13, 2013. Pursuant to the terms of the Second Amended and Restated 2000 Long-Term Incentive Plan, stock option awards are granted, for so long as our common stock is listed on the NASDAQ Global Select Market, with an exercise price equal to the average of the high and low sales price per share of our common stock as quoted on the NASDAQ Global Select Market on the date of the grant or, if such date is not a trading day, on the last preceding date on which there was a sale of our common stock on the NASDAQ Global Select Market.

All of the stock options granted to our Named Officers in 2013 will vest ratably over a period of four years, except for Mr. Goldberg, whose 2013 stock option award will vest and become exercisable in full one year after the date of grant. Except as set forth below under the heading “Post-Employment Compensation” on page 74, stock option vesting ceases, and unvested stock options are forfeited, upon termination of employment. The use of only time-based vesting is consistent with the Company’s practice prior to 2008. From 2008 to 2011, we adopted the practice of granting a mix of 40% time-based vesting stock options and 60% performance-based vesting stock options. In making the decision to again utilize only time-based vesting options, the Compensation Committee examined the compensation practices of our Peer Group (as in effect at that time) and noted that performance-based vesting stock options were not utilized by any other company in our Peer Group (as in effect at that time). The Committee also recognized that time-based vesting stock options are inherently performance-based, so in this regard an added performance component would not necessarily further align management and shareholder interests. We also believe that the complexity of performance-based options may diminish the intended impact as an incentive and may be detrimental to our ability to recruit new executive talent. Accordingly, we believe that utilizing time-based vesting options is advantageous because it is more understandable by employees, it is less complex to administer, and it aids our recruitment and retention efforts.

2014 Annual Meeting of Shareholders

Our Named Officers (other than Mr. Landry, who joined the Company in September 2013 and received a time-based vesting option award and a time-based vesting restricted stock award in connection with the commencement of his employment, as reported in the Summary Compensation Table below) received a grant of time-based vesting stock options on December 13, 2013, as set forth below. These stock options all have an exercise price of $270.43 per share, the average of the high and low sales price per share of our common stock as quoted on the NASDAQ Global Select Market on the date of grant.

Named Officer	Stock Option Award
Leonard S. Schleifer, M.D., Ph.D.	239,063
George D. Yancopoulos, M.D., Ph.D.	203,204
Murray A. Goldberg	15,000
Neil Stahl, Ph.D.	95,000
Robert J. Terifay	50,000

The total number of time-based vesting stock options granted to our Named Officers as set forth in the table above was determined based on past Company practices, a review of Peer Group and survey data, and an assessment of each Named Officer. The Compensation Committee also considered the personal and corporate accomplishments in 2013 that were discussed previously under “Section 4 – Elements of Executive Compensation—Annual Cash Bonus.” As noted above, Dr. Yancopoulos’s 2013 annual stock option award was set at 85% of Dr. Schleifer’s. The annual grants shown above reflected a reduction of an average of 17% in the number of shares underlying the annual stock option awards compared to 2012 (in the case of Mr. Goldberg, the reduced stock option grant took into account his transition and contemplated retirement at the end of 2014 and, accordingly, is not included in the calculation of the annual grant percentage reduction). The primary impetus for this decision was to reflect the increase in the Company stock price in our annual stock option awards (resulting in higher fair market value of the common stock on the grant date) and to reduce the potential dilutive impact of executive awards without adversely affecting the competitiveness of our executive compensation program or creating a demotivating effect. We will continue to assess the number of stock options that will be awarded to the Named Officers as annual merit grants.

Performance-Based Vesting Stock Options

Between 2008 and 2011, we used both time-based vesting stock options and performance-based vesting stock options. The performance-based vesting stock options granted in 2010 (all of which were non-qualified stock options) were eligible to vest in December 2013 based on a point scale system, whereby points were earned upon the achievement of certain milestones during the three-year performance measurement period. During the measurement period for the 2010 performance-based stock options, the Company achieved product candidate development milestones sufficient to earn 136 points, with full vesting requiring a minimum of 38 points. The categories of development milestones and the total amount of points achieved pursuant to each is as follows:

•	filing of the first Investigational New Drug Application for a new product candidate (16 points);

•	data from a successful proof-of-concept study testing one of our product candidates (28 points);

•	filing of a Biologics License Application for one of our product candidates (32 points); and

•	approval of a Biologics License Application for one of our product candidates (60 points).

Executive Compensation

Based on those points earned, in December 2013, the Compensation Committee approved the full vesting of the 2010 performance-based vesting stock options for the following Named Officers for the following respective number of shares underlying such options: Dr. Schleifer, 187,500; Dr. Yancopoulos, 150,000; Mr. Goldberg, 60,000; Dr. Stahl, 75,000; and Mr. Terifay, 48,750.

The performance-based vesting stock options that were granted in 2011 remain outstanding. These stock options either will not vest at all, or will vest up to the maximum number based on the achievement of certain development milestones for product candidates over the performance measurement period as measured at the end of the third calendar year following the date of grant.

Perquisites and Other Personal Benefits

The Named Officers are provided with a limited number of perquisites and other personal benefits we believe are reasonable and consistent with our overall compensation program. The Compensation Committee periodically reviews the perquisites and other personal benefits provided to the Named Officers, including the Chief Executive Officer.

All of the Named Officers are eligible to receive financial and tax planning assistance (which are taxable benefits) and, like other employees, may participate in company-wide health, disability, life insurance, and other benefit plans, as well as our 401(k) Savings Plan. All employees who participate in our 401(k) Savings Plan are eligible to receive certain matching contributions. In each plan year, we contribute to each participant’s account a matching contribution (in the form of shares of our common stock) equal to 50% of the first 6% of the participant’s compensation that the participant has contributed to the plan up to a maximum level established under the Internal Revenue Code, which in 2013 was $7,650. All of our Named Officers participated in our 401(k) Savings Plan during 2013 and received a matching contribution in the form of shares of our common stock reflected in the applicable footnotes to the Summary Compensation Table included in this proxy statement, which was paid in February 2014. As with all employees, the number of shares of common stock that each Named Officer receives was determined using the average market price per share of our common stock during the 401(k) Savings Plan year, which for 2013 was $239.74.

Our Chief Executive Officer and Chief Scientific Officer are entitled to receive certain automobile allowances, as described in the applicable footnotes to the Summary Compensation Table included in this proxy statement. In addition, the Company provides a car service to Mr. Goldberg for commuting purposes. Our Chief Executive Officer is also entitled to receive certain additional perquisites and other personal benefits pursuant to the terms of his employment agreement or as are otherwise approved by the Compensation Committee. These perquisites and other personal benefits are described in the applicable footnotes to the Summary Compensation Table included in this proxy statement.

From time to time, the Company leases aircraft to facilitate executive and director business travel. Family members or other guests may accompany our Named Officers and directors during such on-demand air business travel, space permitting, so long as we are reimbursed for any incremental expense related to such guests. As we lease the entire aircraft for business travel and are not charged based on the number of passengers, there is no aggregate incremental cost to us (i.e., expense incurred by us) from guest air travel. Pursuant to guidelines approved by our board of directors, in limited circumstances personal use of on-demand air travel may be permitted if authorized by the Chairman. There was no such personal or unreimbursed guest use of the leased aircraft in 2013.

Additional information regarding perquisites and other personal benefits provided to our Named Officers in, or with respect to, 2013 is given in the applicable footnotes to the Summary Compensation Table included in this proxy statement

Potential Severance Benefits

Except as described below, we are not obligated to pay severance or other enhanced benefits to Named Officers upon the voluntary or

2014 Annual Meeting of Shareholders

involuntary termination of their employment. We have no pension, deferred compensation, or retirement plans, other than our 401(k) Savings Plan described above.

Since December 2002, stock option award agreements for all employees have included a provision for the acceleration of vesting of unvested stock options upon an involuntary termination without cause within two years following a change in control. Our Chief Executive Officer has an employment agreement that provides for certain severance benefits following termination, including following death or disability, resignation following defined “good reason” events, or termination in connection with a change in control. The other Named Officers are covered by a change in control severance plan, which provides certain benefits to them and other designated officers if they are terminated in connection with a change in control. Information regarding applicable payments under this employment agreement and change in control severance plan is provided under the heading “Post-Employment Compensation” on page 74.

Except as provided in our employment agreement with our Chief Executive Officer and in our change in control severance plan, our Named Officers (other than our Chief Executive Officer) will forfeit any unvested time-based vesting stock options upon the termination of their employment for any reason other than death, including disability or retirement. In the event of the death of an employee, any unvested stock options held by such employee become immediately exercisable. When employees retire, they forfeit all unvested time-based vesting stock options. When a Named Officer retires, any outstanding unvested performance-based vesting stock options that were granted in 2009 or later remain eligible to vest at the end of the third calendar year following the date of grant, except that the number of options that will vest, if any, will be reduced in proportion to the term of the Performance Measurement Period during which the Named Officer was not employed by the Company due to the Named Officer’s retirement. For all stock options granted prior to 2007, an employee who retires has up to two years to exercise stock options that are vested as of the date of his or her retirement. Commencing in 2007, we amended our form of stock option agreement to allow the retired employee the remaining life of the 10-year stock option term to exercise stock options that are vested as of the date of his or her retirement.

The severance benefits provided to our Named Officers are designed to promote stability and continuity of our senior management and are intended to preserve employee morale and productivity and encourage retention in the face of the disruptive impact of an actual, threatened, or rumored change in control of the Company. The severance benefits were established following a review of comparable practices at the Company’s peer companies and with the advice of the Compensation Committee’s consultant.

Executive Compensation

The Compensation Committee Report below shall not be deemed to be “soliciting material” or to be filed with the SEC or subject to Regulation 14A or 14C under the Exchange Act, or to the liabilities of Section 18 of the Exchange Act. Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Compensation Committee Report below shall not be incorporated by reference into any such filings.

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis, beginning on page 43. Based on that review and discussion, we have recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

Marc Tessier-Lavigne, Ph.D., Chairman
Charles A. Baker
Joseph L. Goldstein, M.D.
Christine A. Poon
George L. Sing

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is currently, or has been at any time since our formation, one of our officers or employees. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or Compensation Committee.

2014 Annual Meeting of Shareholders

Summary Compensation Table

The following table and explanatory footnotes provide information regarding compensation earned by, or paid to, our Named Officers (our Chief Executive Officer, each of the two executive officers who served as our Chief Financial Officer in 2013, and our three other highest-compensated executive officers in 2013).

SUMMARY COMPENSATION TABLE

Name and principal position (a)	Year (b)	Salary ($) (c)		Bonus ($) (1) (d)		Stock awards ($) (2) (e)		Option awards ($) (2) (f)		All other compensation ($) (3) (i)		Total ($) (j)
Leonard S. Schleifer,	2013	1,035,000		2,070,000		—		33,062,325	(4)	105,340	(7)	36,272,665
M.D., Ph.D.	2012	1,000,000		2,300,000		—		26,630,306	(5)	116,791		30,047,097
President and Chief	2011	785,900		2,214,100		—		7,450,200	(6)	112,461		10,562,661
Executive Officer
George D. Yancopoulos,	2013	879,800		1,759,500		—		28,096,838	(4)	281,455	(8)	31,017,593
M.D., Ph.D.	2012	850,000		1,955,000		57,275,000		21,442,383	(5)	29,065		81,551,448
President, Regeneron Laboratories and Chief Scientific Officer	2011	652,700		1,897,300		—		7,450,200	(6)	26,770		10,026,970
Robert E. Landry	2013	144,231	(9)	50,000	(10)	1,363,500	(11)	11,054,274	(4)	1,130	(12)	12,613,135
Senior Vice President, Finance and Chief Financial Officer*
Murray A. Goldberg	2013	480,800		389,448		—		1,810,034	(4)	30,924	(13)	2,711,206
Senior Vice President,	2012	464,500		367,884		—		8,760,485	(5)	30,198		9,623,067
Administration	2011	448,800		363,528		—		2,262,866	(6)	30,579		3,105,773
and Assistant Secretary; former Chief Financial Officer+
Neil Stahl, Ph.D.	2013	476,800		386,208		—		13,474,403	(4)	17,235	(14)	14,354,646
Senior Vice President,	2012	460,700		373,167		—		11,144,533	(5)	16,800		11,995,200
Research & Development Sciences	2011	445,100		360,531		—		2,328,187	(6)	16,420		3,150,238
Robert J. Terifay	2013	450,000		364,500		—		6,847,486	(4)	17,145	(14)	7,679,131
Senior Vice President, Commercial	2012	384,800		411,688		—		6,665,018	(5)	16,800		7,478,306

*	Mr. Landry joined the Company in September 2013.

+	Mr. Goldberg ceased to be the Company’s Chief Financial Officer in October 2013.

(1)	Bonuses are shown in the year in which they were accrued and earned.

(2)

The amounts in column (e) and (f) reflect the respective aggregate grant date fair values (disregarding estimated forfeitures) of stock and option awards granted in 2013, 2012, and 2011, respectively, pursuant to the Company’s Second Amended and Restated 2000 Long-Term Incentive Plan (or a predecessor version of the plan). Assumptions used in the calculation of these amounts are included in Note 15 to the Company’s audited financial statements for the fiscal year ended December 31, 2013 included in the 2013 Annual Report.

(3)

See “Compensation Discussion and Analysis—Section 4 – Elements of Executive Compensation—Perquisites and Other Personal Benefits” for further information. Certain 2013 perquisites and other personal benefits are quantified for each of the Named Officers in the footnotes to this table below based on the actual additional cost incurred by us in providing the perquisite or other personal benefit. In addition, each of the Named Officers was reimbursed for 2013 annual credit card membership fees not exceeding 10% of the total amount of his perquisites and other personal benefits.

Executive Compensation

(4)

Reflects the aggregate grant date fair value of time-based vesting option awards granted in 2013. In the case of Mr. Landry, such option awards were granted pursuant to his offer letter with the Company in connection with the commencement of his employment.

(5)	Reflects the aggregate grant date fair value of time-based vesting option awards granted in 2012.

(6)

Reflects the aggregate grant date fair value of time-based vesting option awards and performance-based vesting option awards granted in 2011. At the time of grant of the performance-based vesting options, the Company considered the attainment of 50.7% of the performance conditions to be probable, and therefore the aggregate grant date fair value of option awards granted in 2011 as reported in column (f) assumes the vesting of 50.7% of the performance-based vesting options, resulting in respective grant date fair values for such awards as follow: Dr. Schleifer: $3,278,552; Dr. Yancopoulos: $3,278,552; Mr. Goldberg: $819,638; and Dr. Stahl: $1,024,547. The grant date fair value of the performance-based vesting options, assuming the highest level of performance conditions will be achieved (and thus 100% vesting), would be as follows: Dr. Schleifer: $6,470,400; Dr. Yancopoulos: $6,470,400; Mr. Goldberg: $1,617,600; and Dr. Stahl: $2,022,000.

(7)

Includes (i) $21,432 for a car allowance and related expenses, (ii) $1,655 for life insurance premiums, (iii) $21,460 for long-term disability insurance premiums, (iv) $14,382 for medical malpractice insurance premiums, (v) $7,650 for 401(k) Savings Plan matching contributions in respect of 2013 paid in February 2014, (vi) $18,500 for dues related to a club membership, (vii) $9,780 for legal, tax, and financial planning advisory services, and (viii) $10,086 for tax gross-ups related to legal, tax, and financial planning advisory services.

(8)

Includes (i) $10,400 for a car allowance and related expenses, (ii) $7,650 for 401(k) Savings Plan matching contributions in respect of 2013 paid in February 2014, (iii) $9,480 for tax and financial planning advisory services, (iv) $125,000 for fees the Company paid on behalf of Dr. Yancopoulos associated with a filing required to be made by Dr. Yancopoulos under the Hart Scott-Rodino Antitrust Improvements Act of 1976, as amended, which related to an anticipated acquisition by Dr. Yancopoulos of common stock upon exercise of his stock options, and (v) $128,910 for a tax gross-up related to the fees referenced in (iv).

(9)	Represents Mr. Landry’s base salary paid from September 9, 2013 (the starting date of Mr. Landry’s employment with the Company) to the end of 2013.

(10)	Consists of the first installment (paid in 2013) of Mr. Landry’s $100,000 sign-on bonus.

(11)	Reflects the aggregate grant date fair value of restricted stock granted to Mr. Landry pursuant to his offer letter with the Company in connection with the commencement of his employment.

(12)	Includes $1,100 for 401(k) Savings Plan matching contributions in respect of 2013 paid in February 2014.

(13)

Includes (i) $13,739 for car service and related expenses, (ii) $7,650 for 401(k) Savings Plan matching contributions in respect of 2013 paid in February 2014, and (iii) $9,480 for tax and financial planning advisory services.

(14)	Includes (i) $7,650 for 401(k) Savings Plan matching contributions in respect of 2013 paid in February 2014 and (ii) $9,480 for tax and financial planning advisory services.

2014 Annual Meeting of Shareholders

Grants of Plan-Based Awards

The following table and explanatory footnotes provide information regarding each equity award granted to our Named Officers during 2013. There were no non-equity incentive plan awards granted in 2013.

GRANTS OF PLAN-BASED AWARDS

Name (a)	Grant date (b)		All other stock awards: number of shares of stock or units (#) (i)	All other option awards: number of securities under- lying options (#) (j)	Exercise or base price of option awards ($/Sh) (1) (k)	Closing price of Company common stock on grant date ($/Sh) (1)	Grant date fair value of stock and option awards ($)(2) (l)
Leonard S. Schleifer,	12/13/2013	(3)	—	239,063	270.43	269.59	32,739,597
M.D., Ph.D.	9/18/2013	(4)	—	6,808	304.38	309.17	322,728
George D. Yancopoulos,	12/13/2013	(3)	—	203,204	270.43	269.59	27,828,732
M.D., Ph.D.	5/6/2013	(4)	—	9,599	260.44	262.75	268,106
Robert E. Landry	9/9/2013	(3)	—	80,000	272.70	276.80	11,054,274
	9/9/2013	(5)	5,000	—	—	—	1,363,500
Murray A. Goldberg	12/13/2013	(3)	—	15,000	270.43	269.59	1,810,034
Neil Stahl, Ph.D.	12/13/2013	(3)	—	95,000	270.43	269.59	13,010,224
	5/10/2013	(4)	—	4,527	268.40	273.50	464,180
Robert J. Terifay	12/13/2013	(3)	—	50,000	270.43	269.59	6,847,486

(1)

These options have an exercise price equal to the average of the high and low sales price per share of the Company’s common stock on the date of grant. Therefore, the closing price of our common stock on the date grant may be higher or lower than the exercise price of these options.

(2)

The amounts in this column represent the grant date fair value of the awards made pursuant to the Company’s Second Amended and Restated 2000 Long-Term Incentive Plan. The assumptions used in the calculation of these amounts are included in Note 15 to the Company’s audited financial statements for the fiscal year ended December 31, 2013 included in the 2013 Annual Report.

(3)	The Named Officer received a non-qualified stock option award that vests at a rate of 25% per year over the first four years of the ten-year option term.

(4)

The Named Officer received a “re-load” non-qualified stock option award for the number of shares surrendered by him as payment of the exercise price upon exercise of his option pursuant to the terms of such original option. The newly granted non-qualified stock option has (or had) an exercise price equal to the average of the high and low sales price per share of the Company’s common stock on the NASDAQ Global Select Market on the date of grant, became exercisable six months from the date of grant, expires (or expired) on the date on which the original option would have expired, and is (or was) otherwise subject to the same terms and conditions as the original option.

(5)	The Named Officer received a restricted stock award that vests 100% on the fifth anniversary of the date of grant, subject to the Named Officer’s continued employment.

Executive Compensation

Outstanding Equity Awards at Fiscal Year-End

The following table and explanatory footnotes provide information regarding unexercised stock options and unvested restricted stock awards held by our Named Officers as of December 31, 2013.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards						Stock Awards
Name (a)	Number of securities underlying unexercised options (#) exercisable (b)	Number of securities underlying unexercised options (#) unexercisable (c)		Equity incentive plan awards: number of securities underlying unexercised unearned options (#) (d)	Option exercise price ($) (e)	Option expiration date (f)	Number of shares or units of stock that have not vested (#) (g)		Market value of shares or units of stock that have not vested ($) (9) (h)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (i)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (j)
Leonard S. Schleifer,	—	239,063	(1)	—	270.43	12/13/2023	—		—	—	—
M.D., Ph.D.	70,313	210,937	(2)	—	179.13	12/14/2022	—		—	—	—
	6,808	—	(12)	—	304.38	12/15/2014	—		—	—	—
	80,000	80,000	(3)	—	52.03	12/16/2021	—		—	—	—
	—	240,000	(4)	—	52.03	12/16/2021	—		—	—	—
	93,750	31,250	(5)	—	30.63	12/14/2020	—		—	—	—
	187,500	—		—	30.63	12/14/2020	—		—	—	—
	187,500	—		—	21.25	12/18/2019	—		—	—	—
	125,000	—		—	21.25	12/18/2019	—		—	—	—
	125,000	—		—	16.80	12/17/2018	—		—	—	—
	187,500	—		—	16.80	12/17/2018	—		—	—	—
	250,000	—		—	21.92	12/17/2017	—		—	—	—
	250,000	—		—	20.32	12/18/2016	—		—	—	—
	250,000	—		—	11.64	12/19/2015	—		—	—	—
George D. Yancopoulos,	—	203,204	(1)	—	270.43	12/13/2023	—		—	—	—
M.D., Ph.D.	59,766	179,297	(2)	—	179.13	12/14/2022	—		—	—	—
	—	1,921	(6)	—	52.03	12/16/2021	—		—	—	—
	80,000	78,079	(6)	—	52.03	12/16/2021	—		—	—	—
	—	240,000	(4)	—	52.03	12/16/2021	—		—	—	—
	—	3,264	(7)	—	30.63	12/14/2020	—		—	—	—
	75,000	21,736	(7)	—	30.63	12/14/2020	—		—	—	—
	150,000	—		—	30.63	12/14/2020	—		—	—	—
	150,000	—		—	21.25	12/18/2019	—		—	—	—
	95,295	—		—	21.25	12/18/2019	—		—	—	—
	94,048	—		—	16.80	12/17/2018	—		—	—	—
	150,000	—		—	16.80	12/17/2018	—		—	—	—
	195,438	—		—	21.92	12/17/2017	—		—	—	—
	195,079	—		—	20.32	12/18/2016	—		—	—	—
	182,818	—		—	11.64	12/19/2015	—		—	—	—
	189,463	—		—	9.49	12/15/2014	—		—	—	—
	—	—		—	—	—	500,000	(8)	275.24	—	—
Robert E. Landry	—	80,000	(10)	—	272.70	9/9/2023	—		—	—	—
	—	—		—	—	—	5,000	(11)	275.24	—	—

2014 Annual Meeting of Shareholders

	Option Awards						Stock Awards
Name (a)	Number of securities underlying unexercised options (#) exercisable (b)	Number of securities underlying unexercised options (#) unexercisable (c)		Equity incentive plan awards: number of securities underlying unexercised unearned options (#) (d)	Option exercise price ($) (e)	Option expiration date (f)	Number of shares or units of stock that have not vested (#) (g)	Market value of shares or units of stock that have not vested ($) (9) (h)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (i)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (j)
Murray A. Goldberg	—	15,000	(13)	—	270.43	12/13/2023	—	—	—	—
	21,125	63,375	(2)	—	179.13	12/14/2022	—	—	—	—
	4,661	—		—	136.37	12/17/2017	—	—	—	—
	4,088	—		—	136.37	12/17/2017	—	—	—	—
	6,334	—		—	90.07	12/18/2016	—	—	—	—
	3,893	—		—	90.07	12/17/2017	—	—	—	—
	10,424	—		—	79.53	12/18/2016	—	—	—	—
	—	1,921	(6)	—	52.03	12/16/2021	—	—	—	—
	20,000	18,079	(6)	—	52.03	12/16/2021	—	—	—	—
	—	60,000	(4)	—	52.03	12/16/2021	—	—	—	—
	4,168	—		—	72.60	12/19/2015	—	—	—	—
	2,976	—		—	65.76	12/19/2015	—	—	—	—
	3,084	—		—	56.61	12/19/2015	—	—	—	—
	—	3,264	(7)	—	30.63	12/14/2020	—	—	—	—
	30,000	6,736	(7)	—	30.63	12/14/2020	—	—	—	—
	60,000	—		—	30.63	12/14/2020	—	—	—	—
	4,670	—		—	21.25	12/18/2019	—	—	—	—
	1,200	—		—	20.32	12/18/2016	—	—	—	—
Neil Stahl, Ph.D.	—	95,000	(1)	—	270.43	12/13/2023	—	—	—	—
	4,527	—		—	268.40	12/17/2017	—	—	—	—
	28,125	84,375	(2)	—	179.13	12/14/2022	—	—	—	—
	6,017	—		—	145.70	12/17/2017	—	—	—	—
	16,757	—		—	115.29	12/18/2016	—	—	—	—
	—	1,921	(6)	—	52.03	12/16/2021	—	—	—	—
	25,000	23,079	(6)	—	52.03	12/16/2021	—	—	—	—
	—	75,000	(4)	—	52.03	12/16/2021	—	—	—	—
	—	3,264	(7)	—	30.63	12/14/2020	—	—	—	—
	37,500	9,236	(7)	—	30.63	12/14/2020	—	—	—	—
	75,000	—		—	30.63	12/14/2020	—	—	—	—
	45,295	—		—	21.25	12/18/2019	—	—	—	—
	75,000	—		—	21.25	12/18/2019	—	—	—	—
	6,548	—		—	16.80	12/17/2018	—	—	—	—
	8,000	—		—	16.80	12/17/2018	—	—	—	—
Robert J. Terifay	—	50,000	(1)	—	270.43	12/13/2023	—	—	—	—
	18,750	56,250	(2)	—	179.13	12/14/2022	—	—	—	—
	—	1,921	(6)	—	52.03	12/16/2021	—	—	—	—
	16,250	14,329	(6)	—	52.03	12/16/2021
	—	48,750	(4)	—	52.03	12/16/2021	—	—	—	—
	—	3,264	(7)	—	30.63	12/14/2020	—	—	—	—
	24,375	4,861	(7)	—	30.63	12/14/2020	—	—	—	—
	48,750	—		—	30.63	12/14/2020	—	—	—	—
	27,795	—		—	21.25	12/18/2019	—	—	—	—
	48,750	—		—	21.25	12/18/2019	—	—	—	—

(1)	This stock option award was granted to the Named Officer on December 13, 2013 and vests at a rate of 25% per year over the first four years of the option term.

(2)	This stock option award was granted to the Named Officer on December 14, 2012 and vests at a rate of 25% per year over the first four years of the option term.

Executive Compensation

(3)	This stock option award was granted to the Named Officer on December 16, 2011 and vests at a rate of 25% per year over the first four years of the option term.

(4)

This stock option award was granted to the Named Officer on December 16, 2011 and is eligible to vest on December 31, 2014 depending upon the Company’s achievement of development and regulatory milestones related to its product candidates. The non-qualified stock option award has a ten-year term.

(5)	This stock option award was granted to the Named Officer on December 14, 2010 and vests at a rate of 25% per year over the first four years of the option term.

(6)

These two stock option awards (one a non-qualified stock option and the other an incentive stock option) were granted to the Named Officer on December 16, 2011. The combined non-qualified and incentive stock option award vests at a rate of 25% per year over the first four years of the option term.

(7)

These two stock option awards (one a non-qualified stock option and the other an incentive stock option) were granted to the Named Officer on December 14, 2010. The combined non-qualified and incentive stock option award vests at a rate of 25% per year over the first four years of the option term.

(8)	This restricted stock award was granted to the Named Officer on June 27, 2012 and vests 100% on December 17, 2017, subject to the Named Officer’s continued employment.

(9)	Reflects the closing price per share of the Company’s common stock on the NASDAQ Global Select Market on December 31, 2013.

(10)	This stock option award was granted to the Named Officer on September 9, 2013 and vests at a rate of 25% per year over the first four years of the option term.

(11)	This restricted stock award was granted to the Named Officer on September 9, 2013 and vests 100% on the fifth anniversary of the date of grant, subject to the Named Officer’s continued employment.

(12)	This stock option award had no vesting conditions but could not be exercised for six months from the date of grant, September 18, 2013.

(13)	This stock option award was granted to the Named Officer on December 13, 2013 and vests 100% on the first anniversary of the grant, subject to the Named Officer’s continued employment.

Option Exercises and Stock Vested

The following table and explanatory footnotes provide information with regard to amounts realized by our Named Officers during 2013 as a result of the exercise of stock options or the vesting of restricted stock awards.

OPTION EXERCISES AND STOCK VESTED

	Option awards		Stock awards
Name (a)	Number of shares acquired on exercise (#) (b)	Value realized on exercise ($) (1) (c)	Number of shares acquired on vesting (#) (d)	Value realized on vesting ($) (2) (e)
Leonard S. Schleifer, M.D., Ph.D.	247,665	70,331,172	—	—
George D. Yancopoulos, M.D., Ph.D.	206,612	48,865,143	83,333	22,727,409
Robert E. Landry	—	—	—	—
Murray A. Goldberg	161,695	39,890,164	10,000	2,727,300
Neil Stahl, Ph.D.	60,143	14,810,543	16,666	4,545,318
Robert J. Terifay	21,628	5,290,120	—	—

(1)

Amounts reflect the difference between the exercise price of the option(s) and the average of the high and low sales price per share of the Company’s common stock on the NASDAQ Global Select Market on the exercise date(s).

(2)	Amounts reflect the average of the high and low sales price per share of the Company’s common stock on the NASDAQ Global Select Market on the vesting date(s).

2014 Annual Meeting of Shareholders

Post-Employment Compensation

The tables on pages 75 and 77 reflect the severance benefits available to our Named Officers. For our Chief Executive Officer, we show the amounts payable upon his involuntary or not-for-cause termination, termination in connection with a corporate change of control, and in the event of his disability or death. For the other Named Officers, the only post-termination compensation arrangement is through our change in control severance plan. Consequently, the only amounts payable to them are upon an involuntary or not-for-cause termination in connection with a corporate change of control.

Leonard S. Schleifer, M.D., Ph.D., Employment Agreement

We entered into an employment agreement with our Chief Executive Officer, Dr. Schleifer, effective as of December 20, 2002, providing for his employment with the Company through December 31, 2003 and continuing thereafter on a year-by-year basis. On November 14, 2008, this employment agreement was amended and restated to bring the Employment Agreement into compliance with Section 409A of the Internal Revenue Code. Pursuant to this agreement, we agreed that in the event that Dr. Schleifer’s employment is terminated by us other than for cause (as defined in the agreement) or is terminated by Dr. Schleifer for good reason (as defined in the agreement to include specified acts of constructive termination, together called an “involuntary termination”), we will pay Dr. Schleifer an amount equal to 125% of the sum of his base salary plus his average bonus paid over the prior three years. This amount will be paid in a lump sum severance payment. In addition, we will continue to provide Dr. Schleifer and his dependents medical, dental, and life insurance benefits for eighteen months. Subject to the discussion in the following paragraph, in the event that Dr. Schleifer’s employment is terminated for any reason other than for cause, all of his unvested stock options will continue to vest in accordance with the terms of the applicable award grant and he will be entitled to exercise the stock options throughout their original term, which is generally ten years from the date of grant.

Upon an involuntary termination within three years after a change of control of the Company or within three months prior to such a change of control, we will pay Dr. Schleifer an amount equal to three times the sum of his annual base salary plus his average bonus over the prior three years. This amount will be paid in a lump sum severance payment. In addition, we will continue to provide Dr. Schleifer and his dependents medical, dental, and life insurance benefits for thirty-six months. Upon such an involuntary termination in connection with a change of control, Dr. Schleifer’s outstanding stock options will vest immediately and remain exercisable throughout their original term, which is generally ten years from the date of grant. If aggregate severance payments to Dr. Schleifer in connection with a change of control exceed certain thresholds set forth in the Internal Revenue Code, then we will pay him an additional amount to cover any resulting excise tax obligations, unless the excise taxes could be eliminated by reducing Dr. Schleifer’s cash severance payments and benefits under the agreement by less than ten percent, in which case such benefits and payments will be reduced accordingly.

Executive Compensation

The following table reflects the potential payments to our Chief Executive Officer upon his termination, effective December 31, 2013, under different scenarios, including following a change of control, as well as upon death or disability. The information in the table below is based on the assumptions set forth in the footnotes to the table; actual values and amounts may differ from those presented below.

Potential Severance Payments under Dr. Schleifer’s Employment Agreement

	Cash Severance		Benefits Continuation		Death Benefits (4)	Disability Benefits		Value of Accelerated Stock Options		Cutback/ Gross- up (6)	Total Amount
Involuntary Termination Following a Change of Control (1)	$8,834,100	(2)	$196,526	(3)	—	—		$100,494,311	(5)	—	$109,524,937
Involuntary Termination	$3,680,875	(7)	$93,117	(8)	—	—		—		—	$3,773,992
Death	—		$93,117	(8)	—	—		—		—	$93,117
Disability	—		$93,117	(8)	—	$543,375	(9)	—		—	$636,492

(1)

For purposes of these calculations, (i) we used Dr. Schleifer’s 2013 base salary and the bonuses paid to Dr. Schleifer for performance in 2010, 2011, and 2012, respectively; (ii) we assumed that Dr. Schleifer received his bonus that was earned in 2013 and paid in 2014 (described in the Summary Compensation Table on page 68); (iii) we took into consideration, for purposes of determining whether Dr. Schleifer was entitled to receive a gross-up payment under the terms of his employment agreement, the fact that Dr. Schleifer’s stock options continue to vest according to their original vesting schedule following a voluntary or involuntary termination (other than in connection with a change of control); (iv) we assumed an 8.5% annual increase in medical premiums, 7% annual increase in dental premiums, and no increase in life insurance premiums for 2014, 2015, and 2016; (v) we assumed that the medical and dental insurance benefits received in 2014, 2015, and 2016 would be taxable and that Dr. Schleifer would be eligible for a tax gross-up for these benefits under the terms of his employment agreement; (vi) although Dr. Schleifer’s employment agreement provides for restrictive covenants, including a six-month non-compete obligation, no specific value has been ascribed to these covenants solely for purposes of this calculation; and (vii) although certain payments to Dr. Schleifer would be subject to potential delays upon separation of service under Section 409A of the Internal Revenue Code, we did not attempt to determine which, if any, payments would be delayed.

(2)

Equal to three times the sum of (a) Dr. Schleifer’s 2013 base salary and (b) the average bonus paid to Dr. Schleifer for performance in the three completed years prior to the termination date (i.e., 2010, 2011, and 2012).

(3)	Equal to the estimated cost of providing Dr. Schleifer and his dependents medical, dental, and life insurance benefits for thirty-six months.

(4)	We maintain $1 million of term life insurance covering Dr. Schleifer payable to his designated beneficiary.

(5)

Equal to the aggregate amount of the differences between the exercise prices of Dr. Schleifer’s accelerated stock options and the closing sales price per share of the Company’s common stock on the NASDAQ Global Select Market on December 31, 2013 of $275.24.

(6)

Under Dr. Schleifer’s employment agreement, if payments due in connection with a change of control are subject to excise taxes under Section 280G of the Internal Revenue Code, we will cut back the payments if the excise tax can be eliminated by reducing his cash severance payments and benefits by less than ten percent. Otherwise, we will pay him an additional “gross up” amount so that his after tax benefits are the same as though no excise tax had been applied. We have determined that Dr. Schleifer would not be subject to excise taxes if he had been terminated on December 31, 2013 as a result of a change of control.

(7)

Equal to 1.25 times the sum of (a) Dr. Schleifer’s 2013 base salary and (b) the average bonus paid to Dr. Schleifer for performance in the three completed years prior to the termination date (i.e., 2010, 2011, and 2012).

(8)	Equal to the estimated cost of providing Dr. Schleifer and his dependents medical, dental, and life insurance benefits for eighteen months.

(9)

Represents 35% of Dr. Schleifer’s 2013 salary over a period of eighteen months. We have assumed long-term disability coverage exists pursuant to Dr. Schleifer’s employment agreement for the remaining 65% of Dr. Schleifer’s salary.

2014 Annual Meeting of Shareholders

Change in Control Severance Plan

Each of the Named Officers, other than our Chief Executive Officer, participates in our change in control severance plan that was adopted by the board of directors on January 20, 2006. The purposes of the plan are (i) to help us retain key employees, (ii) to help maintain the focus of such employees on our business and to mitigate the distractions caused by the possibility that we may be the target of an acquisition, and (iii) to provide certain benefits to such employees in the event their employment is terminated (or constructively terminated) after, or in contemplation of, a change in control. On November 14, 2008, the change in control severance plan was amended and restated to bring it into compliance with Section 409A of the Internal Revenue Code.

Under the plan, each participant is entitled to receive a cash severance payment in an amount equal to one, or, in designated cases, including with respect to the Named Officers other than Dr. Schleifer, two, times the sum of the participant’s annual base salary and his or her average bonus over the prior three years if, within twenty-four months after or six months before a change in control, either the participant resigns his or her employment for Good Reason (as defined in the plan) or the participant’s employment is terminated by the Company for any reason other than Cause (as defined in the plan). This amount will be paid in a lump sum severance payment. A participant so terminated is also entitled to receive a pro rata bonus for the year in which he or she is terminated based on the portion of the year the participant was employed by us. In addition, for either one or two years, as the case may be, plan participants will receive continuation of health care coverage and welfare benefits provided by us, to the extent permitted by our benefit plans, at a cost no greater than what the participant’s cost would have been if he or she had continued his or her employment with the Company.

In the event that a plan participant resigns his or her employment for Good Reason (which generally conforms to the definition in Section 409A), or the participant’s employment is terminated by the Company for any reason other than Cause, in either case within twenty-four months after or six months before a change in control, then the participant’s stock options and other equity awards granted under our long-term incentive plans that would have vested prior to or upon the change in control will become vested on the change in control date, and the exercise period of such equity awards, and other equity awards held by the participant that otherwise would have expired, will be extended to the later of (i) thirty days following the first date after a change in control in which the shares underlying the equity award may be traded, and (ii) the permitted exercise date in the plan or grant assuming the change in control happened immediately prior to the participant’s termination. However, in no event will any stock option or other equity award be extended (i) beyond the expiration date of the grant, or (ii) such that the grant will be subject to the additional tax under Section 409A of the Internal Revenue Code.

In the event that a participant would become subject to a “golden parachute” excise tax under Section 4999 of the Internal Revenue Code as a result of severance benefits and payments, the severance benefits and payments owed to the participant shall be reduced to an amount one dollar less than the amount that would subject the participant to the excise tax, unless the total severance benefits/payments net of the excise taxes are greater than the amount that the participant would receive following any such reduction.

Executive Compensation

The following table shows the potential payments to our Named Officers (other than our Chief Executive Officer), upon their hypothetical termination (other than for Cause) or resignation for Good Reason, in the two years following, or the six months prior to, a change in control. The information in the table below is based on an effective termination or resignation date of December 31, 2013 and on the assumptions set forth in the footnotes to the table; actual values and amounts may differ from those presented below.

Potential Payments under Change in Control Severance Plan

	Cash Severance (1)	Benefits Continuation (2)	Value of Accelerated Stock Options/Restricted Stock (3)	Cutback (4)	Total Amount (5)
George D. Yancopoulos, M.D., Ph.D.	$4,748,200	$118,077	$233,372,096	$(13,076,686)	$225,161,687
Robert E. Landry	2,171,755	118,164	1,579,400	—	3,869,319
Murray A. Goldberg	1,683,352	88,403	26,466,021	—	28,237,776
Neil Stahl, Ph.D.	1,669,772	54,301	33,944,856	—	35,668,929
Robert Terifay	1,564,888	54,291	22,142,794	—	23,761,973

(1)

Equal to two times the sum of (a) the Named Officer’s 2013 base salary and (b) the average bonus paid to the Named Officer (other than Mr. Landry) over the prior three years and, in the case of Mr. Landry (who joined the Company in September 2013), the average bonus paid over the prior three years to eligible executives in the group of which Mr. Landry is a member under the change in control severance plan. As discussed in footnote 5 below, for Mr. Landry, also includes a bonus payment of $167,705 in respect of the assumed year of termination calculated in accordance with the change in control severance plan.

(2)

Equal to the estimated cost of providing each Named Officer and his dependents medical, dental, vision, disability, and life insurance coverage for twenty-four months, plus the estimated cost of providing each Named Officer tax and financial planning advisory services for twenty-four months.

(3)

For stock options, equal to the aggregate amount of the differences between the exercise prices of each Named Officer’s accelerated “in-the-money” stock options and the closing sales price per share of the Company’s common stock on the NASDAQ Global Select Market on December 31, 2013 of $275.24. The amounts include the acceleration of the performance-based stock options granted to the Named Officers in December 2011. The amounts also include the value as of December 31, 2013 of unvested restricted stock.

(4)

In accordance with the terms of the change in control severance plan, the total amount for Dr. Yancopoulos has been reduced to an amount one dollar less than the amount that would subject him to an excise tax under Section 4999 of the Internal Revenue Code. The total amount for Mr. Landry has not been “cut back” as he would be in a more favorable net after-tax position without any such reduction.

(5)

For purposes of these calculations, (i) we used base salaries as of December 31, 2013 and bonuses paid to the Named Officers (other than Mr. Landry) for performance in 2010, 2011, and 2012, respectively, and, in the case of Mr. Landry (who joined the Company in September 2013), the average bonus paid over the prior three years to eligible executives in the group of which Mr. Landry is member under the change in control severance plan; (ii) we assumed that each Named Officer received his bonus that was earned in 2013 and paid in 2014 (described in the Summary Compensation Table on page 68), except that for Mr. Landry, we also included a bonus payment of $167,705 in respect of the assumed year of termination calculated in accordance with the change in control severance plan because Mr. Landry (who joined the Company in September 2013) did not receive any cash bonus in, or with respect to, 2013, other than the first installment of his $100,000 sign-on bonus reported in the Summary Compensation Table on page 68; (iii) we took into consideration, for purposes of determining whether each Named Officer was subject to a reduction under the terms of the change in control severance plan, the fact that each Named Officer’s stock options vest following an involuntary termination without Cause or termination for Good Reason following a change in control (parachute payments for time vesting stock options and restricted stock were valued using Internal Revenue Code Treas. Reg. Section 1.28G-1 Q&A 24(c)); (iv) we assumed an 8.5% annual increase in medical premiums, 7% annual increase in dental premiums, 4% increase in vision premiums, and no increase in disability or life insurance premiums or employer cost of tax and financial planning advisory services for 2014 and 2015; (v) we assumed

2014 Annual Meeting of Shareholders

that the medical insurance benefits received in 2014 and 2015 would be taxable and that the Named Officers would be eligible for a tax gross-up for these benefits under the terms of the change in control severance plan; (vi) although the change in control severance plan provides for restrictive covenants, including a one-year covenant prohibiting the solicitation of company employees, no specific value has been ascribed to these covenants; and (vii) although certain payments to the Named Officers would be subject to potential delays upon separation of service under Section 409A of the Internal Revenue Code, we did not attempt to determine which, if any, payments would be delayed.

Proposal No. 4: Approval of 2014 Long-Term Incentive Plan

Overview

As discussed above under “Executive Compensation — Compensation Discussion and Analysis,” we consider equity and equity-based compensation to be a key component of our compensation program and believe that it is essential to attract, motivate, and retain talented, experienced, and committed employees and to incentivize our employees to achieve our short- and long-term goals. We currently maintain the Regeneron Pharmaceuticals, Inc. Second Amended and Restated 2000 Long-Term Incentive Plan (the “2000 Plan”), under which we grant equity awards to our directors, executive officers, and other employees. The 2000 Plan was most recently amended and approved by our shareholders in 2011 and constitutes the only plan we currently utilize to provide equity and equity-based incentive compensation to eligible employees and directors. On April 4, 2014, the board of directors, upon the recommendation of the Compensation Committee made following the Committee’s consultation with its independent compensation consultant, and subject to shareholder approval, adopted the Regeneron Pharmaceuticals, Inc. 2014 Long-Term Incentive Plan in the form attached as Appendix B to this proxy statement, which will, if approved by shareholders, replace the 2000 Plan. Following such replacement, no additional grants will be made under the 2000 Plan.

We believe that the equity compensation component of our compensation program has been fundamental to our success and that the adoption of the 2014 Plan is necessary to support our compensation program going forward. The purpose of the adoption of the 2014 Plan is to enable us to continue to meet our objective of attracting, motivating, and retaining high-quality talent. Key factors considered by the Compensation Committee and the board of directors in adopting the 2014 Plan and recommending it for shareholder approval include:

•	The number of shares of common stock available for issuance under the 2014 Plan is necessary to allow us to continue our equity compensation program for at least the next three years at levels generally consistent with our historical practices and after taking into consideration our projected future business and employment growth. As of April 17, 2014, 4,456,631 shares remained available for grant under the 2000 Plan. If shareholder approval of the 2014 Plan is obtained, these shares will be rolled into, and will be available for grants under, the 2014 Plan.

•	The potential dilution resulting from the shares of common stock available for issuance under the 2014 Plan (including the 4,456,631 shares that would roll from the 2000 Plan into the 2014 Plan) and the total number of shares underlying outstanding equity awards as of April 17, 2014, as a percentage of the shares of common stock and Class A stock outstanding as of April 17, 2014 (36.83%), is lower than the potential dilution resulting from the shares of common stock available for issuance under the 2000 Plan following the increase effected by the amendment approved by shareholders in 2011 and the total number of shares underlying outstanding equity awards as of April 13, 2011 (37.98% as a percentage of the shares of common stock and Class A stock outstanding as of April 13, 2011).

•	The proposed increase in the number of shares available for issuance following the approval of the 2014 Plan, as a percentage of the shares of common stock and Class A stock outstanding as of April 17, 2014 (11.90%), is lower than the percentage increase effected by the amendment to the 2000 Plan approved by shareholders in 2011 (13.20% based on the number of shares of common stock and Class A stock outstanding as of April 13, 2011).

•	Our historic average burn rate over the past three fiscal years (2011 – 2013), representing equity award grants during the year as a percentage of the weighted-average number of shares of common stock

2014 Annual Meeting of Shareholders

and Class A stock outstanding during the year, was 4.71%. This is below the 5.91% gross burn rate cap applied to the Russell 3000 Pharmaceuticals & Biotechnology companies by Institutional Shareholder Services Inc., a provider of proxy voting and corporate governance services, according to its 2014 U.S. Proxy Voting Guidelines when recommending whether to vote in favor or against equity plan proposals.

•	In 2011, when our shareholders approved an increase of 12,000,000 in the number of shares available for issuance under the 2000 Plan, we indicated that we expected such increase would satisfy the Company’s compensation and recruiting needs for approximately three years, which it has.

•	Annual equity grants have been a key feature of our compensation program, and all employees of the Company are eligible to be considered for annual awards. From December 31, 2010 to December 31, 2013, we grew the number of our full-time employees by 68%, from 1,395 to 2,340, and we expect to continue to increase our headcount over the next several years. As our organization has continued to grow, the number of shares required to continue our historical practice of annual equity grants has continued to increase. However, we are asking our shareholders to approve an increase of the share pool by the same amount (12,000,000 shares of common stock) that was requested and approved in 2011 when we had approximately 40% fewer full-time employees (1,433 full-time employees as of March 1, 2011 compared to 2,376 full-time employees as of March 1, 2014).

•	In 2013, we approved a targeted reduction of approximately 15% in the number of shares underlying the annual stock option awards to eligible employees and directors compared to the prior year. This reduction included an average 17% decrease in the number of shares underlying the annual stock option awards to the Named Officers (without giving effect to a larger reduction in the grant to our former Chief Financial Officer) and a 15% decrease in the number of shares underlying the annual stock option award to the Chairman of the board of directors in December 2013 and the annual stock option awards to the non-employee directors granted in January 2014.

•	As discussed above under “Executive Compensation — Compensation Discussion and Analysis — Section 2 – Analysis of 2013 Executive Compensation Based on Compensation Objectives — Market Competitiveness and Employee Retention,” equity grants are an important aspect of our recruiting strategy. We offer stock option awards to all new hires and have found that attractive and competitive initial equity awards are often an important inducement for the high-performing, entrepreneurial individuals, who we believe are key to the Company’s success. We believe that this has helped us to successfully manage employee attrition, as evidenced by our 2013 employee turnover of approximately 5%, which compares favorably to the average employee turnover of approximately 14% for the biotechnology sector based on the Second Quarter 2013 Radford Global Life Sciences Trends Report. As we recruit to fill new positions, the amount of shares required for initial awards to new hires, consistent with our historical practices, increases.

•	Our belief that our equity compensation program, as historically conducted, has proven highly successful in fostering an entrepreneurial environment and an ownership culture in which the interests of employees are aligned with the interests of our shareholders and which enables employees to see a direct connection between their contribution and the success the Company; and that this environment and culture, and alignment of interests, have been key drivers of shareholder value over time.

Approval of the 2014 Plan will also constitute approval for purposes of Section 162(m) of the Internal Revenue Code of the performance goals in the 2014 Plan (described below), the attainment of which may be made a condition to the vesting of awards made under the 2014 Plan.

Proposal No. 4: Approval of 2014 Long-Term Incentive Plan

The following table summarizes some key metrics relating to the equity component of our compensation program:

Key Equity Metrics

	2013	2012	2011	Three-Year Average
Burn Rate (1)	4.01%	5.40%	4.72%	4.71%
Overhang (2)	21.74%	24.38%	28.94%	25.02%
Dilution (3)	18.12%	18.15%	20.05%	18.77%

(1)

Calculated by dividing the number of shares subject to equity awards (time-based vesting and performance-based vesting stock options and restricted stock) granted during the year by the weighted-average number of shares of common stock (including unvested restricted stock) and Class A stock outstanding during the year. A multiplier of 2 is applied to restricted stock awards.

(2)

Calculated by dividing (a) the sum of (i) the number of shares subject to equity awards (time-based vesting and performance-based vesting stock options and unvested restricted stock) outstanding at the end of the year and (ii) the number of shares available for future grants at the end of the year, by (b) the sum of (i) the number of shares of common stock and Class A stock outstanding at the end of the year and (ii) the shares subject to equity awards outstanding at the end of the year.

(3)

Calculated by dividing the number of shares subject to equity awards (time-based vesting and performance-based vesting stock options and unvested restricted stock) outstanding at the end of the year by the sum of (i) the number of shares of common stock and Class A stock outstanding at the end of the year and (ii) the shares subject to equity awards outstanding at the end of the year.

Corporate Governance Aspects of the 2014 Plan

The 2014 Plan has been designed to include a number of provisions that promote best practices by reinforcing the alignment between equity compensation arrangements for eligible employees and non-employee directors, on the one hand, and shareholders’ interests, on the other hand. These provisions include:

Provision	Description
No Discounted Stock Options	Stock options will not be granted with an exercise price less than the fair market value of common stock (as defined in the 2014 Plan) on the date of grant.
No Stock Option Re-pricing or Exchange

Except for equitable adjustments in connection with specific corporate transactions (such as stock splits, recapitalizations, reorganizations, mergers, consolidations, and similar transactions), the 2014 Plan does not permit a decrease in the exercise price of a stock option granted under the 2014 Plan through settlement, cancellation, forfeiture, exchange, surrender, or otherwise below the fair market value of common stock (as defined in the 2014 Plan) on the date of grant.

Minimum Vesting Requirements	If the vesting condition for any equity award (other than an option or a stock appreciation right) made to an employee is based solely upon continued employment, the regular vesting may not be more favorable to the employee than in equal annual increments over 36 months.

2014 Annual Meeting of Shareholders

Provision	Description

If the vesting condition for any equity award (other than an option or a stock appreciation right) made to an employee is based upon the attainment of specified performance measures, the regular performance vesting period may not be less than one year.

The Compensation Committee’s discretion to deviate from the minimum vesting requirements described above is limited to accelerated vesting upon a change of control or upon a termination of the employee’s employment and with respect to grants not in excess of 1,000,000 shares in the aggregate under the 2014 Plan.

Recoupment Policy	Awards granted to our officers and other specified employees under the 2014 Plan will be subject to recoupment or reduction in accordance with the terms of our policy regarding recoupment or reduction of incentive compensation. See “Corporate Governance—New Governance Initiatives—Recoupment Policy.”
Independent Administration	The 2014 Plan will be administered by the Compensation Committee, which is intended to be comprised solely of non-employee directors each of whom meets the additional independence criteria applicable to compensation committee members under the listing standards of The NASDAQ Stock Market LLC, qualifies as a “Non-Employee Director” pursuant to Rule 16b-3 under the Exchange Act, and meets the requirements for an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code.
No “Evergreen” Provision	The 2014 Plan does not contain an “evergreen” feature pursuant to which the shares authorized for issuance thereunder can be automatically replenished.
No Tax Gross-ups	The 2014 Plan does not provide for any tax gross-ups.

Material Terms of the 2014 Plan Submitted for Shareholder Approval

The following description of the material terms of the 2014 Plan is qualified in its entirety by the terms of the plan document, which is attached as Appendix B to this proxy statement.

Available Shares. As of April 17, 2014, the record date for the 2014 Annual Meeting of Shareholders, there were 4,456,631 shares of common stock remaining available for issuance

Proposal No. 4: Approval of 2014 Long-Term Incentive Plan

under the 2000 Plan. Utilizing management’s projections, which are based on past practices and projected headcount, the Compensation Committee has determined that the 16,456,631 million shares authorized under 2014 Plan being submitted for shareholder approval (including the 4,456,631 shares that would roll from the 2000 Plan into the 2014 Plan), should satisfy the Company’s equity compensation needs for at least the next three years. If the 2014 Plan is not approved by shareholders, to achieve our equity compensation objectives we will only be able to utilize the remaining 4,456,631 shares of common stock (as of April 17, 2014) available under the 2000 Plan (plus any shares subject to awards which are returned to the plan upon the expiration, forfeiture, surrender, exchange, cancellation, or termination of such previously granted awards). We believe such a relatively small share pool would be insufficient to satisfy our recruiting and compensation needs beyond 2014. If the 2014 Plan is approved by shareholders, no further awards will be made under the 2000 Plan, and 4,456,631 shares from the 2000 Plan will be rolled into, and will be available for grants under, the 2014 Plan. Shares of common stock underlying or issued pursuant to previously granted equity awards that would otherwise have again become available under the 2000 Plan upon the expiration, forfeiture, surrender, exchange, cancellation, or termination of such previously granted awards, in whole or in part, for any reason, including the surrender of shares to pay the exercise price or satisfy withholding tax obligations in connection with the grant, exercise, or vesting of all or part of an award will be added to the pool of shares available for grant under the 2014 Plan. As of April 17, 2014, there were 20,696,444 shares subject to outstanding awards (stock options and restricted stock) under the 2000 Plan. All of the shares reserved and available for issuance under the 2014 Plan, the various limits set forth in the 2014 Plan, and the awards made thereunder will generally be subject to equitable adjustment upon the occurrence of any stock dividend or other distribution, recapitalization, stock split, subdivision, reorganization, merger, consolidation, combination, repurchase, or share exchange, or other similar corporate transaction or event.

Plan Term. The term of the 2014 Plan runs through April 4, 2024.

Approval of Performance Goals. Section 162(m) of the Internal Revenue Code generally disallows deductions for publicly-held corporations with respect to compensation in excess of $1 million paid to the chief executive officer and the corporation’s other named executive officers (other than the chief financial officer). However, compensation payable solely on account of attainment of one of more performance goals is not subject to the deduction limitation if, among other things, the material terms of the performance goals under which the compensation is to be paid are disclosed to and approved by the shareholders of the corporation. This is known as the performance-based compensation exception to Section 162(m). Awards under the 2014 Plan may (but are not required to) be made subject to the attainment of performance goals in order to qualify for this performance-based compensation exception. Under the 2014 Plan, the performance goals which can be applied to awards are:

•	total shareholder return

•	return on equity

•	return on invested capital

•	cash flows

•	earnings per share of common stock

•	net income (before or after taxes)

•	earnings before interest, taxes, depreciation, and amortization

•	revenues

•	return on assets

•	market share

•	cost reduction goals

•	the initiation or completion of clinical trials

2014 Annual Meeting of Shareholders

•	the achievement of certain target levels of discovery and/or development of products, including, without limitation, the regulatory progress and approval of new products

•	the achievement of certain target levels of sales of products or licensing in or out of new products or product candidates

•	the achievement of certain research and development objectives

•	the formation of joint ventures, research or development collaborations, or the completion of other corporate transactions

•	any combination of, or a specified increase in, any of the foregoing

•	such other criteria as the shareholders of the Company may approve

These performance goals may be applied either individually, alternatively, or in any combination, either to the Company as a whole or to a defined business unit or function. In addition, such performance goals may be based upon the attainment of specified levels of Company performance under one or more measures described above on an absolute basis or relative to a pre-established target, to prior years’ results, or to the performance of a designated comparison group, measured either annually or cumulatively over a period of years. To the extent permitted under Section 162(m) of the Internal Revenue Code (including, without limitation, compliance with any requirements for shareholder approval), the Compensation Committee may designate additional business criteria on which the performance goals may be based or adjust, modify, or amend the aforementioned business criteria. The shareholders of the Company are being asked to approve as part of the 2014 Plan these goals, so that the Company will have the ability to make awards under the plan subject to the attainment of performance goals and so be eligible to qualify as performance-based compensation not subject to the $1 million limit on deductible compensation that might otherwise be imposed pursuant to Section 162(m) of the Internal Revenue Code.

Whether or not the 2014 Plan is approved, the Company may choose to grant compensation that does not qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code. In addition, there is no guarantee that awards intended to qualify for tax deductibility under Section 162(m) of the Internal Revenue Code will ultimately be viewed as so qualifying by the Internal Revenue Service.

Administration. The 2014 Plan is to be administered by the Compensation Committee of the board of directors. Each member of the Compensation Committee is intended to be a “Non-Employee Director” (within the meaning of Rule 16b-3 under the Exchange Act) and an “outside director” (within the meaning of Section 162(m) of the Internal Revenue Code) and to otherwise qualify as independent to the extent required under applicable law, regulations, and listing standards. The 2014 Plan allows the Compensation Committee to delegate to one or more executive officers of the Company the authority to exercise any of the Compensation Committee’s responsibilities under the 2014 Plan, including the authority to grant awards thereunder. However, any such delegated officer would not be able to grant awards to the Company’s executive officers or other officers subject to Section 162(m) of the Internal Revenue Code.

Amendment; Term. The 2014 Plan may be amended by the board of directors, subject to shareholder approval where necessary, to satisfy certain regulatory or legal requirements. The 2014 Plan will terminate no later than April 4, 2024. However, awards granted before such termination will extend beyond that date in accordance with their terms.

Participants. Awards under the 2014 Plan may be made to employees of the Company, including officers of the Company (whether or not they are directors), and to non-employee directors and consultants. Non-employee directors receive the annual grants described under “Non-Employee Director Awards” below. As of April 17, 2014, we had 2,465 employees and nine non-employee directors, who would

Proposal No. 4: Approval of 2014 Long-Term Incentive Plan

have been eligible to receive awards under the 2014 Plan; as of that date, no consultants would have been eligible to receive awards thereunder.

Awards. There are generally four types of awards that may be granted under the 2014 Plan: Stock Options (including both incentive stock options (referred to as “ISOs”) within the meaning of Section 422 of the Internal Revenue Code and nonqualified stock options (referred to as “NQSOs”), which are options that do not qualify as ISOs), Restricted Stock, Phantom Stock, and Stock Bonus awards. In addition, the Compensation Committee in its discretion may make other awards valued in whole or in part by reference to, or otherwise based on, shares of common stock. The maximum number of shares of common stock that may be the subject of awards to a participant in any year is 1,000,000, except that such number is 1,500,000 with respect to an employee’s initial year of employment with the Company. The maximum number of shares which may be made subject to grants of ISOs during the term of the 2014 Plan is 16,456,631.

Vesting. Awards become exercisable or otherwise vest at the times and upon the conditions that the Compensation Committee may determine, as reflected in the applicable award agreement. The Compensation Committee has the authority to accelerate the vesting and/or exercisability of any outstanding award at such times and under such circumstances as it, in its sole discretion, deems appropriate (for instance, upon a “Change in Control” of the Company, as defined in the 2014 Plan).

Stock Options. Options entitle the holder to purchase shares of common stock during a specified period at the purchase price specified by the Compensation Committee, which may not be less than 100% of the fair market value of the common stock on the day the option is granted (determined as (i) the average of the high and low sales price per share of common stock on the securities exchange or system on which such stock is principally traded on such date or, if such date is not a trading day, on the last preceding date on which there was a sale of such stock on such exchange or system, or (ii) if the shares of common stock are not then listed, or the value of such shares is not otherwise determinable, such value as determined by the Compensation Committee in good faith). Each option granted under the 2014 Plan will be exercisable for a maximum period of 10 years from the date of grant (subject to early termination such as upon a termination of employment), or such lesser period as the Compensation Committee shall determine. Options may be exercised, in whole or in part, by the payment in cash of the full option price of the shares purchased, by tendering shares of common stock with a fair market value equal to the option price of the shares purchased, or by other methods in the discretion of the Compensation Committee. The vesting schedule for options to be granted under the 2014 Plan will be determined by the Compensation Committee. Options that are exercisable as of the date of a participant’s termination of service with the Company may be exercised after such date for the period set forth in the option agreement or as otherwise determined by the Compensation Committee. In the event of the death of a participant, any then unexercisable options held by such participant shall become exercisable by the participant’s heirs or legal representatives. Options held by a participant upon termination from the Company’s service for cause shall immediately expire (whether or not then exercisable). Except in connection with specific corporate transactions (such as stock splits, recapitalizations, reorganizations, mergers, consolidations, and similar transactions), the 2014 Plan does not permit a decrease in the exercise price of a stock option granted under the 2014 Plan through settlement, cancellation, forfeiture, exchange, surrender, or otherwise below the fair market value of common stock (as defined in the 2014 Plan and described above) on the date of grant.

Restricted Stock. Restricted Stock Awards consist of a grant of shares of restricted common stock. The Compensation Committee may determine the price, if any, to be paid by a participant for each share of Restricted Stock subject to an award. Unless otherwise provided in the applicable award agreement, a holder of

2014 Annual Meeting of Shareholders

Restricted Stock may vote, and if the participant remains in the service of the Company until the applicable “Vesting Date” as defined in the 2014 Plan, he or she may generally receive all dividends on, all such shares. However, such holder may not transfer such shares until the applicable Vesting Date. If for any reason before the applicable Vesting Date a holder of Restricted Stock ceases to be in the employment or service of the Company, unless otherwise provided in the applicable award agreement or determined by the Compensation Committee, the holder shall be required to forfeit to the Company such Restricted Stock together with any dividends paid thereon. Consistent with Section 162(m) of the Internal Revenue Code, the 2014 Plan provides that (i) restrictions on Restricted Stock may, in the sole discretion of the Compensation Committee, lapse upon the achievement of certain pre-established performance goals based upon the criteria described above, and (ii) the maximum number of such performance-based Restricted Stock or other awards (excluding options and stock appreciation rights) that may be granted to an employee in any year is 1,000,000.

Phantom Stock. A Phantom Stock award is an award of the right to receive common stock or an amount of cash based on the value of the common stock at a future date, subject to such restrictions, if any, as the Compensation Committee may impose at the date of grant or thereafter, which restrictions may lapse separately or in combination at such times, under such circumstances (including without limitation a specified period of employment or the achievement of certain performance goals based on the criteria described above), in such installments, or otherwise, as the Compensation Committee may determine. The grant of a Phantom Stock award settled in cash does not reduce the number of shares of common stock with respect to which awards may be granted under the 2014 Plan.

Stock Bonus. If the Compensation Committee grants a Stock Bonus award (which an award that is not subject to vesting conditions), a certificate for the shares of common stock consisting of such Stock Bonus is issued in the name of the participant to whom such grant was made.

Recoupment. Awards granted to our officers and other specified employees under the 2014 Plan will be subject to recoupment or reduction in accordance with the terms of our policy regarding recoupment or reduction of incentive compensation. See “Corporate Governance—New Governance Initiatives—Recoupment Policy” for further information regarding the policy.

Non-Employee Director Awards. Unless otherwise provided by the Compensation Committee or the board of directors, on the day on which annual equity grants are made to the Company’s employees and, if no such grants are made in a particular year, on the first business day following January 1 of the subsequent year, each then serving non-employee director of the Company will be granted a NQSO to purchase 12,750 shares of common stock (or such other number as the Compensation Committee or the board of directors may determine from time to time) with an exercise price equal to the fair market value of such shares at the time of grant (determined as (i) the average of the high and low sales price per share of common stock on the securities exchange or system on which such stock is principally traded on such date or, if such date is not a trading day, on the last preceding date on which there was a sale of such stock on such exchange or system, or (ii) if the shares of common stock are not then listed, or the value of such shares is not otherwise determinable, such value as determined by the Compensation Committee in good faith). Such NQSOs shall, unless otherwise provided by the Compensation Committee or the board of directors, become exercisable as to 33-1/3% of the shares covered thereby on each of the first, second, and third anniversaries of the date of grant, generally subject to continued service as a director, and shall expire (if not earlier terminated) on the tenth anniversary of the date of grant. In addition, a non-employee director may receive such other option awards or other types of

Proposal No. 4: Approval of 2014 Long-Term Incentive Plan

awards as are approved by the Compensation Committee in its sole discretion.

Certain Federal Income Tax Consequences

Set forth below is a discussion of certain federal income tax consequences with respect to options that may be granted pursuant to the 2014 Plan. The following discussion is a brief summary only, and reference is made to the Internal Revenue Code and the regulations and interpretations issued thereunder for a complete statement of all relevant federal tax consequences. This summary is given as of the date of this proxy statement, is not intended to be exhaustive, and does not describe state, local, or foreign tax consequences of participation in the 2014 Plan. Recipients of awards under the 2014 Plan are advised to consult with their personal tax advisors with regard to all tax consequences arising with respect to their awards.

Incentive Stock Options. In general, no taxable income is realized by a participant upon the grant of an ISO. If shares of common stock are issued to a participant (“Option Shares”) pursuant to the exercise of an ISO granted under the 2014 Plan and the participant does not dispose of the Option Shares within the two-year period after the date of option grant or within one year after the receipt of such Option Shares by the participant (a “disqualifying disposition”), then generally (i) the participant will not realize ordinary income upon exercise and (ii) upon sale of such Option Shares, any amount realized in excess of the exercise price paid for the Option Shares will be taxed to such participant as capital gain (or loss). The amount by which the fair market value of the common stock on the exercise date of an ISO exceeds the purchase price generally will constitute an item which increases the participant’s “alternative minimum taxable income.” If Option Shares acquired upon the exercise of an ISO are disposed of in a disqualifying disposition, the participant generally would include in ordinary income in the year of disposition an amount equal to the excess of the fair market value of the Option Shares at the time of exercise (or, if less, the amount realized on the disposition of the Option Shares) over the exercise price paid for the Option Shares. Subject to certain exceptions, an ISO generally will not be treated as an ISO if it is exercised more than three months (other than by reason of death) following termination of employment. If an ISO is exercised at a time when it no longer qualifies as an ISO, such option will be treated as an NQSO as discussed below. The Company is not entitled to a federal income tax deduction on the grant or exercise of an ISO or on the participant’s disposition of the Option Shares after satisfying the holding period requirements described above. If the holding periods are not satisfied, the Company will be entitled to a deduction in the year the participant disposes of the Option Shares in an amount equal to the ordinary income recognized by the participant. Any additional gain or loss realized will be taxed as a short-term or long-term capital gain or loss, as the case may be, and may not be deducted by the Company.

Nonqualified Stock Options. In general, no taxable income is realized by a participant upon the grant of an NQSO. Upon exercise of an NQSO, the participant generally would include in ordinary income at the time of exercise an amount equal to the excess, if any, of the fair market value of the Option Shares at the time of exercise over the exercise price paid for the Option Shares. In the event of a subsequent sale of Option Shares received upon the exercise of an NQSO, any appreciation or depreciation of the shares after the date on which taxable income is realized by the participant in respect of the option exercise will be taxed as capital gain in an amount equal to the excess of the sale proceeds for the Option Shares over the participant’s basis in such Option Shares. The participant’s basis in the Option Shares will generally equal the amount paid for the Option Shares plus the amount included in ordinary income by the participant upon exercise of the NQSO. The Company

2014 Annual Meeting of Shareholders

generally will have a deduction in an amount equal to the amount of ordinary income recognized by the participant in the Company’s tax year during which the participant recognizes the ordinary income.

Interests of Certain Persons in Matters to Be Acted Upon

Officers of the Company, including the Named Officers (as defined under “Executive Compensation” above), employees, consultants, and non-employee directors of the Company are eligible to receive awards under the 2014 Plan in the discretion of the Compensation Committee. Future grants under the 2014 Plan will be made at the discretion of the Compensation Committee and thus are not determinable at this time. Future automatic grants to non-employee directors will be made at the times and in the amounts described above, unless otherwise determined by the Compensation Committee or the board of directors as provided in the 2014 Plan.

SEC Registration

We intend to file with the SEC a registration statement on Form S-8 relating to the registration of shares of common stock issuable under the 2014 Plan pursuant to the Securities Act as soon as practicable after approval of the 2014 Plan by our shareholders.

Equity Compensation Plan Information

The following table shows information with respect to securities authorized for issuance under the equity compensation plans maintained by the Company as of December 31, 2013.

	(a)	(b)		(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	21,408,268 shares of common stock	$98.10	(3)	4,378,884 shares of common stock	(4)
Equity compensation plans not approved by security holders (2)	—	$—		44,246 shares of Class A stock
Total	21,408,268 shares of common stock	$98.10	(3)	4,423,130 shares of common stock and Class A stock

(1)	The equity compensation plan approved by the security holders is the 2000 Plan.

(2)

The equity compensation plan not approved by security holders is the Executive Stock Purchase Plan, which is described in Note 15 to the Company’s audited financial statements for the fiscal year ended December 31, 2013 included in the 2013 Annual Report.

(3)

Does not take into account outstanding performance-based vesting stock option awards. See “Executive Compensation—Compensation Discussion and Analysis—Section 4 – Elements of Executive Compensation—Annual Stock Option Awards—Performance-Based Vesting Stock Options” for further information regarding the terms of performance-based vesting stock option awards.

(4)	Gives effect to 538,580 outstanding shares of restricted stock. As these shares are considered issued and outstanding upon grant, they are not included in the amounts reported in column (a).

Proposal No. 4: Approval of 2014 Long-Term Incentive Plan

The following table provides supplementary information with respect to stock options outstanding as of April 17, 2014. With the exception of two stock options grants for an aggregate of 12,528 shares of common stock, all of the outstanding stock options reflected in the table have an exercise price below $296.74, the closing price of the common stock on the NASDAQ Global Select Market on April 17, 2014. As of April 17, 2014, 4,456,631 shares of common stock were available for future grant under the 2000 Plan. As of that date, there were outstanding 98,879,794 shares of common stock (including 538,580 shares of unvested restricted stock) and 2,000,781 shares of Class A stock.

Stock Options	Number of Shares	Weighted- Average Exercise Price	Weighted Average Remaining Contractual Term (in years)
Granted during the twelve months ended April 17, 2005:
Outstanding & Exercisable	324,802	$9.54	0.65
Granted during the twelve months ended April 17, 2006:
Outstanding & Exercisable	848,038	$11.63	1.67
Granted during the twelve months ended April 17, 2007:
Outstanding & Exercisable	959,056	$20.31	2.67
Granted during the twelve months ended April 17, 2008:
Outstanding & Exercisable	1,046,717	$21.99	3.66
Granted during the twelve months ended April 17, 2009:
Outstanding & Exercisable	1,413,909	$16.85	4.66
Granted during the twelve months ended April 17, 2010:
Outstanding	1,903,574	$21.48	5.68
Exercisable	1,891,074	$21.46	5.68
Granted after April 17, 2010:
Outstanding (1)	13,661,768	$144.89	8.27
Exercisable	3,743,136	$68.70	8.27
Total Options Outstanding at April 17, 2014	20,157,864	$104.16	6.86
Total Options Exercisable at April 17, 2014	10,226,732	$36.87	6.86

(1)

Includes 770,250 currently unvested performance-based vesting options that vest, if at all, three years after the grant date in increasing increments based on the achievement of certain product development performance criteria during that three-year period.

The Board of Directors Unanimously Recommends a Vote FOR Approval of the Regeneron Pharmaceuticals, Inc. 2014 Long-Term Incentive Plan, Which Shall Also Constitute Approval for Purposes of Section 162(m) of the Internal Revenue Code of the Performance Goals in the Plan That May Apply to Awards Thereunder.

Other Matters

When are shareholder proposals due for the 2015 Annual Meeting of Shareholders?

A shareholder wishing to present a proposal at the 2015 Annual Meeting of Shareholders must submit the proposal in writing and it must be received by the Company at its principal executive offices at 777 Old Saw Mill River Road, Tarrytown, New York 10591 by December 30, 2014, and must satisfy the other conditions established by the SEC, in order for such proposal to be considered for inclusion in the Company’s proxy statement and form of proxy relating to that meeting.

Under our By-Laws, proposals of shareholders intended to be submitted for a formal vote (other than proposals to be included in our proxy statement) at the 2015 Annual Meeting may be made only by a shareholder of record who has given notice of the proposal to the Secretary of the Company at our principal executive offices no earlier than 90 days and no later than 60 days prior to the meeting; provided that if less than 70 days’ notice or public disclosure of the date of the 2015 Annual Meeting is given or made to shareholders, notice by the shareholder in order to be timely must be received no later than the close of business on the tenth day following the day on which such notice of the annual meeting was first mailed or such public disclosure of the annual meeting was made, whichever first occurs. The notice must contain certain information as specified in our By-Laws. Assuming our 2015 Annual Meeting is held on June 12, 2015 in accordance with the Company’s past practice, and at least 70 days’ notice or prior public disclosure of the date of the 2015 Annual Meeting is given or made to shareholders, notice of such proposals would need to be given no earlier than March 14, 2015 and no later than April 13, 2015. Any proposal received outside of such dates will not be considered “timely” under the federal proxy rules for purposes of determining whether we may use discretionary authority to vote on such proposal.

What happens if multiple shareholders share an address?

Applicable rules permit brokerage firms and the Company to send one Notice of Internet Availability of Proxy Materials (or one annual report, proxy statement, and Notice of Internet Availability of Proxy Materials in the case of shareholders who have elected to receive paper copies of our proxy materials) to multiple shareholders who share the same address under certain circumstances. This practice is known as “householding.” We believe that householding will provide greater convenience for our shareholders, as well as cost savings for us by reducing the number of duplicate documents that are sent to your home. Consequently, we have implemented the practice of householding for shares held in “street name” and intend to deliver only one copy of the applicable proxy materials to multiple shareholders sharing the same address. If you wish to receive separate copies of the proxy statement for the 2014 Annual Meeting, the 2013 Annual Report, or the Notice of Internet Availability of Proxy Materials, you may find these materials at our internet website (www.regeneron.com) or you may stop householding for your account and receive separate printed copies of these materials by contacting our Investor Relations Department, at Regeneron Pharmaceuticals, Inc., 777 Old Saw Mill River Road, Tarrytown, New York 10591, or by calling us at 914-847-7000, and these materials will be promptly delivered to you. If you hold shares registered in your name (sometimes called a shareholder of record), you can elect householding for your account by contacting us in the same manner described above. Any shareholder may stop householding for your account by contacting our Investor Relations Department at the address and/or phone number included above. If you revoke your consent, you will be removed from the householding program within 30 days of receipt of your revocation and each shareholder at your address will receive individual copies of our disclosure documents.

Other Matters

Are there any other matters to be addressed at the Annual Meeting?

We know of no other matters to be brought before the Annual Meeting, except as set forth in this proxy statement. If any other matter is properly presented at the Annual Meeting upon which a vote may properly be taken, shares represented by duly executed and timely submitted proxies will be voted on any such matter in accordance with the judgment of the persons named as proxies in the enclosed proxy card. Discretionary authority for them to do so is contained in the enclosed proxy card.

Who will pay the costs related to this proxy statement and the Annual Meeting?

The solicitation of proxies is being made on behalf of the Company and we will bear the costs of the solicitation. We will be responsible for paying for all expenses to prepare, print, and mail the proxy materials to shareholders. In accordance with the regulations of the SEC, we will make arrangements with brokerage houses and other custodians, nominees, and fiduciaries to send proxies and proxy materials to their principals and will reimburse them for their reasonable expenses in so doing. In addition to the solicitation by use of the mails and the Internet, certain of our officers, directors, and employees may solicit the return of proxies by telephone, email or personal interviews.

How can you receive a printed copy of the Company’s 2013 Annual Report?

Interested shareholders may obtain without charge a copy of our 2013 Annual Report (without exhibits), which includes our audited financial statements for the fiscal year ended December 31, 2013, required to be filed with the SEC, by making a written request to Regeneron Pharmaceuticals, Inc., 777 Old Saw Mill River Road, Tarrytown, New York 10591, Attention: Investor Relations, or by calling our Investor Relations Department at (914) 847-7000.

How do you elect to receive future proxy materials electronically?

If you previously requested to receive proxy materials through the mail, or by means of an e-mail with links to the proxy materials and the proxy voting website, your election will remain in effect until you revoke it. Shareholders currently receiving paper copies of our proxy materials and shareholders who received a paper copy of the Notice of Internet Availability of Proxy Materials, may instead elect to receive all future proxy materials electronically through an e-mail with a link to these documents on the Internet. Receiving these documents online conserves resources, saves the Company the cost of producing and mailing documents to your home or business, and gives you an automatic link to the proxy voting site.

If your shares are registered in your name or you hold shares in the Company Stock Fund in the Company’s 401(k) Savings Plan, to enroll in the electronic delivery service, vote your shares through the Internet at www.proxyvote.com and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. If your shares are not registered in your name, to enroll in the electronic delivery service, check the information provided to you by your bank or broker, or contact your bank or broker for instructions on how to elect to view future proxy statements and annual reports over the Internet.

APPENDIX A

Note Regarding Forward-Looking Statements and Non-GAAP Financial Measures

This proxy statement contains forward-looking statements that involve risks and uncertainties relating to future events and the future performance of Regeneron Pharmaceuticals, Inc. (“we,” “us,” and “our”), and actual events or results may differ materially from these forward-looking statements. Words such as “anticipate,” “expect,” “intend,” “plan,” “believe,” “seek,” “estimate,” variations of such words and similar expressions are intended to identify such forward-looking statements, although not all forward-looking statements contain these identifying words. These statements concern, and these risks and uncertainties include, among others, the nature, timing, and possible success and therapeutic applications of our products, product candidates, and research and clinical programs now underway or planned, including without limitation Regeneron’s human genetics initiative; unforeseen safety issues resulting from the administration of products and product candidates in patients, including serious complications or side effects in connection with the use of our product candidates in clinical trials; the likelihood and timing of possible regulatory approval and commercial launch of our late-stage product candidates and new indications for marketed products, including without limitation EYLEA®, sarilumab, alirocumab, and dupilumab; ongoing regulatory obligations and oversight impacting our research and clinical programs and business, including those relating to patient privacy; determinations by regulatory and administrative governmental authorities which may delay or restrict our ability to continue to develop or commercialize our products and product candidates; competing drugs and product candidates that may be superior to our products and product candidates; uncertainty of market acceptance and commercial success of our products and product candidates; our ability to manufacture and manage supply chains for multiple products and product candidates;

coverage and reimbursement determinations by third-party payers, including Medicare and Medicaid; unanticipated expenses; the costs of developing, producing, and selling products; our ability to meet any of our sales or other financial projections or guidance and changes to the assumptions underlying those projections or guidance; the potential for any license or collaboration agreement, including our agreements with Sanofi and Bayer HealthCare LLC, to be cancelled or terminated without any further product success; and risks associated with third party intellectual property and pending or future litigation relating thereto. These statements are made based on management’s current beliefs and judgment, and the reader is cautioned not to rely on any such statements. In evaluating such statements, shareholders and potential investors should specifically consider the various factors identified under Part I, Item 1A. “Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the Securities and Exchange Commission on February 13, 2014, which could cause actual events and results to differ materially from those indicated by such forward-looking statements. We do not undertake any obligation to update publicly any forward-looking statement, whether as a result of new information, future events, or otherwise.

This proxy statement uses non-GAAP net income, which is a financial measure that is not calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). We believe that the presentation of this non-GAAP measure is useful to investors because it excludes (i) non-cash share-based compensation expense which fluctuates from period to period based on factors that are not within our control, such as our stock price on the dates share-based grants are issued, (ii) non-cash interest expense related to our convertible senior notes since this is not deemed useful in evaluating our operating performance, (iii) non-cash income tax expense, since we do not currently pay, or expect to pay in the near future, significant cash income taxes due primarily to the utilization of net operating loss

Appendix A-1

Appendix A

and tax credit carry-forwards; therefore, non-cash income tax expense is not deemed useful in evaluating our operating performance, and (iv) a non-cash tax benefit as a result of releasing substantially all of the valuation allowance associated with our deferred tax assets. Management uses this non-GAAP measure for planning, budgeting, forecasting, assessing historical performance, and making financial and operational decisions, and also provides forecasts to investors on this basis. However, there are limitations in the use of this and other non-GAAP financial measures as they exclude certain expenses that are recurring in nature. Furthermore, our non-GAAP financial measures may not be comparable with non-GAAP information provided by other companies. Any non-GAAP financial measure presented by us should be considered supplemental to, and not a substitute for, measures of financial performance prepared in accordance with GAAP. A reconciliation of our GAAP to non-GAAP results is included below.

Reconciliation of GAAP Net Income to Non-GAAP Net Income

(Unaudited)

(In thousands)

	Year ended December 31,
	2013	2012
GAAP net income	$424,362	$750,269
Adjustments:
R&D: Non-cash share-based compensation expense	116,520	53,833
SG&A: Non-cash share-based compensation expense	79,966	39,249
COGS: Non-cash share-based compensation expense	1,913	1,075
Interest expense: Non-cash interest related to convertible senior notes	22,980	21,623
Income taxes: Non-cash income tax expense	288,998	4,308
Income taxes: Release of valuation allowance	—	(340,156)

Non-GAAP net income	$934,739	$530,201

Appendix A-2

APPENDIX B

Regeneron Pharmaceuticals, Inc. 2014 Long-Term Incentive Plan

1.	Purpose; Establishment

The Regeneron Pharmaceuticals, Inc. 2014 Long-Term Incentive Plan (the “Plan”) is intended to promote the interests of the Company (as defined below) and its shareholders by providing officers, other employees of the Company (including directors who are also employees of the Company) and consultants to the Company with appropriate incentives and rewards to encourage them to enter into and continue in the employ or service of the Company and to acquire a proprietary interest in the long-term success of the Company; to compensate the Company’s nonemployee directors and provide incentives to such nonemployee directors that are directly linked to increases in stock value; and to reward the performance of individual officers, other employees, consultants and nonemployee directors of the Company in fulfilling their personal responsibilities for long-term achievements.

The Plan was adopted and approved by the Board of Directors (defined below) on April 4, 2014 and became effective as of such date, subject to the approval of the shareholders of the Company.

2.	Definitions

As used in the Plan, in addition to the terms defined elsewhere in the Plan, the following definitions shall have the respective meanings indicated below:

(a)	“Affiliate” means any entity if, at the time of granting of an Award (A) the Company, directly or indirectly, owns at least 50% of the combined voting power of all classes of stock of such entity or at least 50% of the ownership interests in such entity or (B) such entity, directly or indirectly, owns at least 50% of the combined voting power of all classes of stock of the Company.

(b)	“Agreement” shall mean the written agreement between the Company and a Participant evidencing an Award (or, if no written agreement is entered into, a notice issued by the Company evidencing an Award).

(c)	“Award” shall mean any Option, Restricted Stock, Phantom Stock, Stock Bonus or Other Award granted pursuant to the terms of the Plan.

(d)	“Beneficial Owner” and “Beneficially Owned” shall have the meaning afforded to such terms in accordance with Rule 13d-3 under the Exchange Act.

(e)	“Board of Directors” shall mean the Board of Directors of Regeneron Pharmaceuticals, Inc.

(f)	A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred after the Effective Date:

(1)	any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company) representing 20% or more of the Company’s then outstanding securities, excluding any Person who is an officer or director of the Company or who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (3) below; or

Appendix B-1

2014 Annual Meeting of Shareholders

(2)	the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board of Directors or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; or

(3)	there is consummated a merger or consolidation of the Company or any directly or indirectly held subsidiary of the Company with any entity other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the
Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company) representing 20% or more of the combined voting power of the Company’s then outstanding securities; or

(4)	the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity at least 60% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale or disposition.

(g)	“Cause” shall have the meaning set forth in the Agreement, or if no such definition is set forth in the Agreement, shall be determined by the Committee in its reasonable discretion.

(h)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(i)

“Committee” shall mean, at the discretion of the Board of Directors, the full Board of Directors or a committee of the Board of Directors, which shall consist of two or more persons, each of whom, unless otherwise determined by the Board of Directors, is an “outside director” within the meaning of Section 162(m) of the Code and a “Non-Employee Director” within the

Appendix B-2

Appendix B

meaning of Rule 16b-3 and who meets such other applicable independence standards imposed by law, regulation or listing standard.

(j)	“Company” shall mean Regeneron Pharmaceuticals, Inc., a New York corporation, and, where appropriate (but specifically not for purposes of Section 2(f)), each of its Affiliates.

(k)	“Company Stock” shall mean the common stock of the Company, par value $0.001 per share.

(l)	“Covered Employee” shall have the meaning set forth in Section 162(m) of the Code.

(m)	“Effective Date” shall mean April 4, 2014.

(n)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(o)	“Fair Market Value” of a share of Company Stock, as of a date of determination, shall mean (1) the average of the high and low sales price per share of Company Stock on the national securities exchange or national market system on which such stock is principally traded on such date or, if such date is not a trading day, on the last preceding date on which there was a sale of such stock on such exchange, or (2) if the shares of Company Stock are not then listed on a national securities exchange or national market system, or the value of such shares is not otherwise determinable, such value as determined by the Committee in good faith.

(p)	“Incentive Stock Option” shall mean an Option that is an “incentive stock option” within the meaning of Section 422 of the Code, or any successor provision, and that is designated by the Committee as an Incentive Stock Option.
(q)	“Nonemployee Director” shall mean a member of the Board of Directors who is not an employee of the Company.

(r)	“Nonqualified Stock Option” shall mean an Option other than an Incentive Stock Option.

(s)	“Option” shall mean an option to purchase shares of Company Stock granted pursuant to Section 7 (or, with respect to a Nonemployee Director, pursuant to Section 12 hereof).

(t)	“Other Award” shall mean an award granted pursuant to Section 11 hereof.

(u)	“Participant” shall mean an employee or consultant of the Company or a Nonemployee Director to whom an Award is granted pursuant to the Plan, or upon the death of such individual, his or her successors, heirs, executors and administrators, as the case may be.

(v)	“Person” shall have the meaning set forth in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (1) the Company, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, or (4) an entity owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(w)	“Phantom Stock” shall mean the right, granted pursuant to Section 9, to receive in cash or shares the Fair Market Value of a share of Company Stock.

(x)	“Restricted Stock” shall mean a share of Company Stock which is granted pursuant to the terms of Section 8 hereof and which is subject to the

Appendix B-3

2014 Annual Meeting of Shareholders

restrictions set forth in Section 8(c) and/or 8(d).

(y)	“Rule 16b-3” shall mean the Rule 16b-3 promulgated under the Exchange Act, as amended from time to time.

(z)	“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

(aa)	“Stock Bonus” shall mean a bonus payable in shares of Company Stock granted pursuant to Section 10.

(bb)	“Subsidiary” shall mean a “subsidiary corporation” within the meaning of Section 424(f) of the Code.

(cc)	“Vesting Date” shall mean the date established by the Committee on which a share of Restricted Stock or Phantom Stock vests.

3.	Stock Subject to the Plan

(a)	Shares Available for Awards

The shares of Company Stock that may be issued with respect to Awards made under the Plan may be authorized but unissued Company Stock or authorized and issued Company Stock held in the Company treasury (including authorized and issued shares of Company Stock acquired or purchased by the Company and held by the Company as treasury shares).

Subject to the subsequent provisions of this Section 3, including the adjustment provisions contained herein, the maximum number of shares of Company Stock that may be delivered pursuant to Awards made under the Plan shall equal the sum of: (1) 16,456,631 shares of Company Stock; (2) the shares of Company Stock subject to outstanding awards under the Regeneron Pharmaceuticals, Inc. Second Amended and Restated 2000 Long-Term Incentive Plan (the “2000 Plan”) as of April 17, 2014 that (i) remain unissued upon the cancellation, surrender, exchange or termination of any such award for any reason whatsoever or are forfeited, (ii) are delivered (or deliverable) pursuant to an exercise of an option to purchase

Company Stock and received (or retained) by the Company (whether by actual delivery or attestation) in payment of the option exercise price or (iii) are received (or retained) by the Company (whether by actual delivery, attestation or otherwise) in connection with the exercise, vesting or delivery of such award granted under the 2000 Plan in respect of tax withholding or other similar tax obligation; and (3) any shares of Company Stock that again become available for Awards pursuant to Section 3(e) below. Notwithstanding the foregoing, the maximum number of shares of Company Stock that may be issued pursuant to Incentive Stock Options during the term of the Plan shall be 16,456,631 shares.

(b)	Individual Limitation

To the extent required by Section 162(m) of the Code, the total number of shares of Company Stock subject to Awards (including Awards which may be payable in cash but denominated as shares of Company Stock, i.e., Phantom Stock) awarded to any Participant shall not exceed 1,500,000 shares during any tax year of the Company in which the employee first becomes employed by the Company or a Subsidiary, or 1,000,000 shares in any other tax year of the Company (in each case subject to adjustment as provided herein). In addition, for any tax year of the Company, the maximum number of shares of Restricted Stock that may be granted to a Covered Employee for which the lapse of the restrictions of Section 8(d) is subject to the attainment of pre-established performance goals in accordance with Section 6 shall not exceed 1,000,000 (subject to adjustment as provided herein).

(c)	Adjustment for Change in Capitalization

In the event that any dividend or other distribution is declared (whether in the form of cash, Company Stock or other property), or there occurs any recapitalization, Company Stock split, reverse Company Stock split, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange, or other similar corporate transaction or event, unless the Committee determines that it is

Appendix B-4

Appendix B

otherwise inappropriate, (1) the number and kind of shares of Company Stock which may thereafter be issued in connection with Awards, (2) the number and kind of shares of Company Stock issued or issuable in respect of outstanding Awards, (3) the exercise price, grant price or purchase price relating to any Award, (4) the maximum number of shares of Company Stock that may be issued pursuant to Incentive Stock Options during the term of the Plan, (5) the number of Awards that do not need to comply with the conditions of Section 31 hereof, and (6) the maximum number of shares subject to Awards which may be awarded to any Participant during any tax year of the Company shall be equitably adjusted as necessary to prevent the dilution or enlargement of the rights of Participants without change in the aggregate purchase price; provided that, with respect to Incentive Stock Options, such adjustment shall be made in accordance with Section 424 of the Code.

(d)	Adjustment for Change or Exchange of Shares for Other Consideration

In the event the outstanding shares of Company Stock shall be changed into or exchanged for any other class or series of capital stock or cash, securities or other property pursuant to a recapitalization, reclassification, merger, consolidation, combination or similar transaction (“Transaction”), then, unless otherwise determined by the Committee in its sole and absolute discretion, (1) each Option shall thereafter become exercisable for the number and/or kind of capital stock, and/or the amount of cash, securities or other property so distributed, into which the shares of Company Stock subject to the Option would have been changed or exchanged had the Option been exercised in full prior to such transaction, provided that, if the kind or amount of capital stock or cash, securities or other property received in such transaction is not the same for each outstanding share, then the kind or amount of capital stock or cash, securities or other property for which the Option shall thereafter become exercisable (or the other Award shall thereafter represent) shall be the kind and amount so receivable per share by a plurality of the shares of Company Stock, and provided further that, if necessary, the provisions of the Option shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of capital stock, cash, securities or other property thereafter issuable or deliverable upon exercise of the Option, and (2) each Award that is not an Option and that is not automatically changed in connection with the Transaction shall represent the number and/or kind of shares of capital stock, and/or the amount of cash, securities or other property so distributed, into which the number of shares of Company Stock covered by the Award would have been changed or exchanged had they been held by a shareholder of the Company.

(e)	Reuse of Shares

The following shares of Company Stock shall again become available for Awards: (1) any shares subject to an Award that remain unissued upon the cancellation, surrender, exchange or termination of such award for any reason whatsoever and any shares of Restricted Stock forfeited; (2) any shares delivered (or deliverable) to the Participant pursuant to an Option exercise and received (or retained) by the Company (whether by actual delivery or attestation) in payment of the Option Exercise Price upon a Participant’s exercise of an Option as permitted under Section 7(c)(3) hereof; and (3) any shares received (or retained) by the Company (whether by actual delivery, attestation or otherwise) in connection with the exercise, vesting or delivery of an Award in respect of tax withholding or other similar tax obligations.

4.	Administration of the Plan

The Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan,

Appendix B-5

2014 Annual Meeting of Shareholders

including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards shall be granted; to determine the type and number of Awards to be granted, the number of shares of Stock to which an Award may relate and the terms, conditions, restrictions and performance criteria relating to any Award; to determine whether, to what extent and under what circumstances an Award may be settled, canceled, forfeited, exchanged or surrendered; to make adjustments in the performance goals in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company (to the extent not inconsistent with Section 162(m) of the Code, if applicable), or in response to changes in applicable laws, regulations or accounting principles; to construe and interpret the Plan and any Award; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of Agreements; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

The Committee may, in its sole and absolute discretion, without amendment to the Plan, (a) accelerate the date on which any Option granted under the Plan becomes exercisable, waive or amend the operation of Plan provisions respecting exercise after termination of employment or otherwise adjust any of the terms of such Option, and (b) accelerate the Vesting Date, or waive any condition imposed hereunder, with respect to any share of Restricted Stock, Phantom Stock or other Award or otherwise adjust any of the terms applicable to any such Award. Except pursuant to the operation of Section 3(c) or 3(d), the Committee shall not have the authority to decrease the exercise price of Options granted under the Plan.

The Committee may delegate to one or more of the Company’s executive officers (or, in the case of ministerial duties only, other employees) all or any portion of the Committee’s authority, powers, responsibilities and administrative duties under the Plan, with such conditions and limitations as are required under applicable law or as the Committee may otherwise prescribe; provided, however, that only the Committee is authorized to grant Awards to, or make decisions or interpretations with respect to Awards granted to, Participants who are either (i) subject to potential liability under Section 16(b) of the Exchange Act with respect to transactions involving equity securities of the Company or (ii) Covered Employees. A record of all actions taken by any executive officer (or other employee) to whom the Committee has delegated a portion of its powers or responsibilities shall periodically be filed with the minutes of the meetings of the Committee and shall be made available for review by the Committee upon request.

5.	Eligibility

The persons who shall be eligible to receive Awards pursuant to the Plan shall be such employees of the Company (including officers of the Company, whether or not they are directors of the Company), Nonemployee Directors and nonemployee service providers and consultants to the Company, in each case as the Committee shall select from time to time. Nonqualified Stock Options shall be granted to Nonemployee Directors in accordance with the provisions of Section 12 hereof and as otherwise determined by the Committee. The grant of any Award hereunder at any time to any such Nonemployee Director, employee, service provider or consultant shall not entitle such person to a grant of an Award at any future time.

6.	Awards Under the Plan; Agreement; Performance Goals

The Committee may grant Options, shares of Restricted Stock, Phantom Stock, Stock Bonuses and Other Awards in such amounts and with such terms and conditions as the Committee shall determine, subject to the provisions of the Plan. Nonqualified Stock Options shall be granted to Nonemployee Directors in accordance with Section 12 hereof.

Appendix B-6

Appendix B

Each Award granted under the Plan (except an unconditional Stock Bonus) shall be evidenced by an Agreement which shall contain such provisions as the Committee may in its sole discretion deem necessary or desirable which are not in conflict with the terms of the Plan. By accepting an Award, a Participant thereby agrees that the award shall be subject to all of the terms and provisions of the Plan and the applicable Agreement.

Any Company Stock required to be issued to a Participant under the Plan shall be evidenced in such manner as the Committee may in its sole discretion deem appropriate, including book-entry registration or delivery of stock certificates. References in the Plan or in any Agreement to stock certificates shall be deemed to refer to book-entry registration in the case of any Company Stock evidenced in such manner and the provisions regarding stock certificates shall be applicable to Company Stock evidenced in book-entry form mutatis mutandis.

Notwithstanding anything to the contrary contained in the Plan, any Award granted under the Plan may be (but is not required to be) subject to vesting based on the attainment by the Company of performance goals pre-established by the Committee, based on one or more of the following criteria: (1) total shareholder return; (2) return on equity; (3) return on invested capital; (4) cash flows; (5) earnings per share of Company Stock; (6) net income (before or after taxes); (7) earnings before interest, taxes, depreciation and amortization; (8) revenues; (9) return on assets; (10) market share; (11) cost reduction goals; (12) the initiation or completion of clinical trials; (13) the achievement of certain target levels of discovery and/or development of products, including, without limitation, the regulatory progress and approval of new products; (14) the achievement of certain target levels of sales of new products or licensing in or out of new products or product candidates; (15) the achievement of certain research and development objectives; (16) the formation of joint ventures, research or development collaborations, or the completion of other corporate transactions; (17) any combination of, or a specified increase in, any of the foregoing; and (18) such other criteria as the shareholders of the Company may approve. These performance goals may be applied either individually, alternatively, or in any combination, either to the Company as a whole or to a defined business unit or function. In addition, such performance goals may be based upon the attainment of specified levels of Company performance under one or more measures described above on an absolute basis or relative to a pre-established target, to prior years’ results or to the performance of a designated comparison group, measured either annually, cumulatively over a period of years or for such other period as the Committee may determine. To the extent permitted under Section 162(m) of the Code (including, without limitation, compliance with any requirements for shareholder approval), the Committee may adjust, modify or amend the aforementioned business criteria. To the extent an Award is intended to constitute qualified performance-based compensation for purposes of Section 162(m) of the Code, no amount shall be paid under any Award subject to such criteria, nor shall any such Award be released from applicable restrictions (as the case may be), except only after the attainment of such performance measures has been certified by the Committee. To the extent an Award is not intended to constitute qualified performance-based compensation for purposes of Section 162(m) of the Code, additional or different performance criteria may be utilized and there shall be no requirement to comply with the other requirements imposed on qualified performance-based compensation under Section 162(m) of the Code.

7.	Options

(a)	Identification of Options

Each Option shall be clearly identified in the applicable Agreement as either an Incentive Stock Option or a Nonqualified Stock Option.

Appendix B-7

2014 Annual Meeting of Shareholders

(b)	Exercise Price

Each Agreement with respect to an Option shall set forth the amount (the “Option Exercise Price”) payable by the grantee to the Company upon exercise of the Option. The Option Exercise Price per share shall be determined by the Committee; provided, however, that the Option Exercise Price shall in no event be less than the Fair Market Value of a share of Company Stock on the date the Option is granted. Without limitation of the authority set forth in Section 3(c) or 3(d) hereof, no Option (or stock appreciation right) shall be settled, canceled, forfeited, exchanged or surrendered in exchange or otherwise in consideration for a new Option (or stock appreciation right) with an Option Exercise Price (or stock appreciation right exercise price) that is less than that of such settled, canceled, forfeited, exchanged or surrendered Option (or stock appreciation right), nor shall any Option (or stock appreciation right) be settled, canceled, forfeited, exchanged or surrendered in exchange or otherwise in consideration for a cash payment from the Company in excess of the difference between the Option Exercise Price of such Option (or the exercise price of such stock appreciation right) and the Fair Market Value of the shares of Company Stock subject to such Option (or stock appreciation right) on the day of such payment.

(c)	Term and Exercise of Options

(1)	Unless the applicable Agreement provides otherwise, an Option shall become cumulatively exercisable as to 25% of the shares covered thereby on each of the first, second, third, and fourth anniversaries of the date of grant. The Committee shall determine the expiration date of each Option; provided, however, that no Incentive Stock Option shall be exercisable more than ten (10) years after the date of grant.

(2)	To the extent that an Option to purchase shares is not exercised by a Participant when it becomes initially exercisable, it shall not expire but carry forward and shall be exercisable until its expiration or as provided by Section 7(e) hereof. If any Option is exercisable in the amount of one hundred (100) or more full shares of Company stock, the Company shall not be obligated to permit the partial exercise of such exercisable Option for less than one hundred (100) full shares.

(3)

An Option shall be exercised by delivering notice as specified in the Agreement on the form of notice provided by the Company. Payment for the exercise price of the shares of Company Stock purchased upon the exercise of an Option shall be made on the effective date of such exercise by one or a combination of the following means: (A) in cash or by personal check, certified check, bank cashier’s check or wire transfer; (B) in shares of Company Stock owned by the Participant for at least six months prior to the date of exercise and valued at their Fair Market Value on the effective date of such exercise; or (C) by any such other methods as the Committee may from time to time authorize (which shall include the use of a broker-assisted cashless exercise procedure and the payment of the exercise price by authorizing the Company to retain shares of Company Stock that otherwise would be distributed to the Participant upon exercise of the Option). In the case of a Participant who is subject to Section 16 of the Exchange Act, the Company may require that the method of making such payment be in compliance with Section 16 of the Exchange Act and the rules and regulations thereunder. Any

Appendix B-8

Appendix B

payment in shares of Company Stock shall be effected by the delivery of such shares to the Secretary of the Company, duly endorsed in blank or accompanied by stock powers duly executed in blank, together with any other documents and evidences as the Secretary of the Company shall require.

(4)	Certificates (if any) for shares of Company Stock purchased upon the exercise of an Option shall be issued in the name of or for the account of the Participant or other person entitled to receive such shares, and delivered to the Participant or such other person as soon as practicable following the effective date on which the Option is exercised.

(d)	Limitations on Incentive Stock Options

(1)	To the extent that the aggregate Fair Market Value of shares of Company Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under the Plan and any other stock option plan of the Company or a Subsidiary shall exceed $100,000, such Options shall be treated as Nonqualified Stock Options. Such Fair Market Value shall be determined as of the date on which each such Incentive Stock Option is granted.

(2)	No Incentive Stock Option may be granted to an individual if, at the time of the proposed grant, such individual owns (or is deemed to own under the Code) stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company unless (A) the exercise price of such Incentive Stock
Option is at least 110% of the Fair Market Value of a share of Company Stock at the time such Incentive Stock Option is granted, and (B) such Incentive Stock Option is not exercisable after the expiration of five years from the date such Incentive Stock Option is granted.

(e)	Effect of Termination of Employment

(1)	In the event that the employment of a Participant with the Company shall terminate for any reason other than (A) Cause or (B) death, the Options granted to such Participant, to the extent that they are exercisable at the time of such termination, shall remain exercisable for such period as may be provided in the Agreement (or as may be provided by the Committee), but in no event following the expiration of its term. The treatment of any Option that remains unexercisable as of the date of termination shall be as set forth in the Agreement (or as may be otherwise determined by the Committee).

(2)

In the event that the employment of a Participant with the Company shall terminate on account of the death of the Participant, all Options granted to such Participant that remain outstanding as of the date of death shall become fully exercisable and shall remain exercisable by the Participant’s legal representatives, heirs or legatees for such period as may be provided in the Agreement (or as otherwise may be determined by the Committee), but in no event following the expiration of their respective terms. Unless the applicable Agreement provides otherwise, cessation of active employment or service due to

Appendix B-9

2014 Annual Meeting of Shareholders

commencement of long-term disability as determined by the Committee shall not be deemed to constitute a termination of employment or service for purposes of the Plan, and during the continuance of such long-term disability the individual shall be deemed to continue active employment or service with the Company; provided, however, that the Committee may in its sole discretion determine that a Participant’s long-term disability constitutes a permanent disability and may deem such permanent disability to be a termination of employment or service for any or all purposes under this Plan.

(3)	In the event of the termination of a Participant’s employment for Cause, all outstanding Options granted to such Participant shall expire at the commencement of business on the date of such termination.

(f)	Acceleration of Exercise Date Upon Change in Control

The Committee in its sole and absolute discretion may provide, either at the time of grant as provided in the Agreement or thereafter, that upon the occurrence of a Change in Control, an Option granted under the Plan and outstanding at such time shall (1) become immediately exercisable in whole or in part (in which case the Committee shall determine the period during which such Option shall remain exercisable), and/or (2) be canceled in exchange for the right to receive property equivalent in value to such Option, as determined by the Committee.

(g)	Leave of Absence

In the case of any Participant on an approved leave of absence, the Committee may make such provision respecting the continuance of the Options held by such Participant while in the employ or service of the Company as it may deem equitable, except that in no event may an Option be exercised after its expiration.

8.	Restricted Stock

(a)	Price

At the time of the grant of shares of Restricted Stock, the Committee shall determine the price, if any, to be paid by the Participant for each share of Restricted Stock subject to the Award.

(b)	Vesting Date

Subject to Section 31 hereof, at the time of the grant of shares of Restricted Stock, the Committee shall establish a Vesting Date or Vesting Dates with respect to such shares. The Committee may divide such shares into classes and assign a different Vesting Date for each class. Provided that all conditions to the vesting of a share of Restricted Stock imposed pursuant to Section 8(c) are satisfied, and except as provided in Section 8(h), upon the occurrence of the Vesting Date with respect to a share of Restricted Stock, such share shall vest and the restrictions of Section 8(d) shall lapse.

(c)	Conditions to Vesting

Subject to Section 31 hereof, at the time of the grant of shares of Restricted Stock, the Committee may impose such restrictions or conditions to the vesting of such shares as it, in its absolute discretion, deems appropriate.

Appendix B-10

Appendix B

(d)	Restrictions on Transfer Prior to Vesting

Prior to the vesting of a share of Restricted Stock, no transfer of a Participant’s rights with respect to such share, whether voluntary or involuntary, by operation of law or otherwise, shall be permitted. Immediately upon any attempt to transfer such rights, such share, and all of the rights related thereto, shall be forfeited by the Participant.

(e)	Dividends on Restricted Stock

The Committee in its discretion may require that any dividends paid on shares of Restricted Stock be held in escrow until all restrictions on such shares have lapsed.

(f)	Issuance of Certificates

(1)	Reasonably promptly after the date of grant with respect to shares of Restricted Stock, the Company shall cause to be issued a stock certificate, registered in the name of or for the account of the Participant to whom such shares were granted, evidencing such shares. Each such stock certificate shall bear a legend substantially in the following form:

The transferability of this certificate and the shares of stock represented hereby are subject to the restrictions, terms and conditions (including forfeiture provisions and restrictions against transfer) contained in the Regeneron Pharmaceuticals, Inc. 2014 Long-Term Incentive Plan and an Agreement entered into between the registered owner of such shares and the Company. A copy of the Plan and the Agreement is on file in the office of the Secretary of the Company, 777 Old Saw Mill River Road, Tarrytown, New York 10591-6707.

Such legend shall not be removed until such shares vest pursuant to the terms hereof. Alternatively, in its sole discretion, the Company may document ownership of such shares in book-entry form.

(2)	Each certificate (if any) issued pursuant to this Section 8(f), together with the stock powers relating to the shares of Restricted Stock evidenced by such certificate, shall be held by the Company unless the Committee determines otherwise.

(g)	Consequences of Vesting

Upon the vesting of a share of Restricted Stock pursuant to the terms hereof, the restrictions of Section 8(d) shall lapse with respect to such share. Reasonably promptly after a share of Restricted Stock vests, the Company shall cause to be delivered to the Participant to whom such shares were granted a certificate evidencing such share, free of the legend set forth in Section 8(f), or cause a removal of such legend from the book entry evidencing such shares.

(h)	Effect of Termination of Employment

(1)

Except as the Committee in its sole and absolute discretion may otherwise provide in the applicable Agreement, and subject to the Committee’s amendment authority pursuant to Section 4, upon the termination of a Participant’s employment for any reason other than Cause, any and all shares to which restrictions on transferability apply shall be immediately forfeited by the Participant and

Appendix B-11

2014 Annual Meeting of Shareholders

transferred to, and reacquired by, the Company; provided that if the Committee, in its sole and absolute discretion, shall within thirty (30) days after such termination of employment notify the Participant in writing of its decision not to terminate the Participant’s rights in such shares, then the Participant shall continue to be the owner of such shares subject to such continuing restrictions as the Committee may prescribe in such notice. In the event of a forfeiture of shares pursuant to this section, the Company shall repay to the Participant (or the Participant’s estate) any amount paid by the Participant for such shares. In the event that the Company requires a return of shares, it shall also have the right to require the return of all dividends paid on such shares, whether by termination of any escrow arrangement under which such dividends are held or otherwise.

(2)	In the event of the termination of a Participant’s employment for Cause, all shares of Restricted Stock granted to such Participant which have not vested as of the date of such termination shall immediately be returned to the Company, together with any dividends paid on such shares, in return for which the Company shall repay to the Participant any amount paid by the Participant for such shares.

(i)	Effect of Change in Control

The Committee in its sole and absolute discretion may provide, either at the time of grant or thereafter, that upon the occurrence of a Change in Control, shares of Restricted Stock which have not theretofore vested shall immediately vest in whole or in part and all restrictions on such shares shall immediately lapse in whole or in part.

9.	Phantom Stock

(a)	Vesting Date

Subject to Section 31 hereof, at the time of the grant of shares of Phantom Stock, the Committee shall establish a Vesting Date or Vesting Dates with respect to such shares. The Committee may divide such shares into classes and assign a different Vesting Date for each class. Provided that all conditions to the vesting of a share of Phantom Stock imposed pursuant to Section 9(c) are satisfied, and except as provided in Section 9(d), upon the occurrence of the Vesting Date with respect to a share of Phantom Stock, such share shall vest.

(b)	Benefit Upon Vesting

Upon the vesting of a share of Phantom Stock, the Participant shall be entitled to receive, within thirty (30) days of the date on which such share vests, an amount, in cash and/or shares of Company Stock, as determined by the Committee, equal to the sum of (1) the Fair Market Value of a share of Company Stock on the date on which such share of Phantom Stock vests, and (2) the aggregate amount of cash dividends paid with respect to a share of Company Stock during the period commencing on the date on which the share of Phantom Stock was granted and terminating on the date on which such share vests (unless such dividends have already been paid to the Participant).

(c)	Conditions to Vesting

Subject to Section 31 hereof, at the time of the grant of shares of Phantom

Appendix B-12

Appendix B

Stock, the Committee may impose such restrictions or conditions to the vesting of such shares as it, in its absolute discretion, deems appropriate, to be contained in the Agreement.

(d)	Effect of Termination of Employment

Except as the Committee in its sole and absolute discretion may otherwise provide in the applicable Agreement, and subject to the Committee’s amendment authority pursuant to Section 4, shares of Phantom Stock that have not vested, together with any dividends credited on such shares, shall be forfeited upon the Participant’s termination of employment for any reason.

(e)	Effect of Change in Control

The Committee in its sole and absolute discretion may provide, either at the time of grant or thereafter, that upon the occurrence of a Change in Control, outstanding shares of Phantom Stock which have not theretofore vested shall immediately vest in whole or in part and payment in respect of such vested shares shall be made in accordance with the terms of this Plan.

10.	Stock Bonuses

In the event that the Committee grants a Stock Bonus, a certificate for the shares of Company Stock constituting such Stock Bonus shall be issued in the name of the Participant to whom such grant was made and delivered to such Participant as soon as practicable after the date on which such Stock Bonus is payable. Covered Employees shall be eligible to receive Stock Bonus grants hereunder only after a determination of eligibility is made by the Committee, in its sole discretion.

11.	Other Awards

Other forms of Awards (“Other Awards”) valued in whole or in part by reference to, or otherwise based on, Company Stock may be granted either alone or in addition to other Awards under the Plan. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Awards shall be granted, the number of shares of Company Stock to be granted pursuant to such Other Awards and all other conditions of such Other Awards, subject to Section 31 hereof.

12.	Nonemployee Director Stock Options

The provisions of this Section 12 shall apply only to grants of Nonqualified Stock Options to Nonemployee Directors.

(a)	General

Nonemployee Directors shall receive Nonqualified Stock Options under the Plan. The exercise price per share of Company Stock purchasable pursuant to a Nonqualified Stock Option granted to a Nonemployee Director shall be the Fair Market Value of a share of Company Stock on the date of grant.

(b)	Timing and Amount of Grant

Unless otherwise provided by the Committee, on the day on which annual Awards are made to the employees of the Company and, if no such Awards are made in a particular year, on the first business day (i.e., a day other than Saturday, Sunday or any other day in which the securities exchange on which the Company Stock trades is closed) of January of the subsequent year, each then serving Nonemployee Director shall be automatically granted a Nonqualified Stock Option to purchase 12,750 shares of Company Stock (or such other number as the Committee

Appendix B-13

2014 Annual Meeting of Shareholders

may determine from time to time). In addition to the foregoing automatic grant, Nonqualified Stock Options may be granted to Nonemployee Directors in accordance with the provisions of this Section 12 by the Committee in its sole and absolute discretion.

(c)	Method and Time of Payment

Each Nonqualified Stock Option granted under this Section 12 shall be exercised in the manner described in Section 7(c)(3).

(d)	Term and Exercisability

Unless otherwise provided by the Committee, each Nonqualified Stock Option granted under this Section 12 shall (1) become cumulatively exercisable as to 33-1/3% of the shares covered thereby on each of the first, second and third anniversaries of the date that the Nonqualified Stock Option is granted and (2) expire ten years from the date of grant. The exercisability of each Nonqualified Stock Option granted to a Nonemployee Director shall be subject to an acceleration of exercisability upon a Change in Control as described in Section 7(f).

(e)	Termination

Except as the Committee in its sole and absolute discretion may otherwise provide in an applicable Agreement, and subject to the Committee’s amendment authority pursuant to Section 4, in the event of the termination of a Nonemployee Director’s service with the Company other than for Cause, any outstanding Nonqualified Stock Option held by such Nonemployee Director under this Section 12, to the extent that it is exercisable on the date of such termination, may be exercised by such Nonemployee Director (or, if applicable, by his or her executors, administrator, legatees or distributees) during such period as may be provided in the Agreement (or as may be otherwise determined by the Committee) but in no event following the expiration of such Nonqualified Stock Option, and the remainder of the Nonqualified Stock Option which is not exercisable on the date of such termination shall expire at the commencement of business on the date of such termination. In the event of the termination of a Nonemployee Director’s service with the Company for Cause, all outstanding Nonqualified Stock Options granted to such Nonemployee Director shall expire at the commencement of business on the date of such termination. For purposes of the Plan, any termination of a Nonemployee Director’s service with the Company shall not be deemed to occur if the Nonemployee Director continues to serve for the Company as consultant, employee or in any other capacity.

(f)	No Limitation

The provisions of this Section 12 shall not be construed to limit the Committee’s authority to make other Awards under the Plan.

13.	Rights as a Shareholder

No person shall have any rights as a shareholder with respect to any shares of Company Stock covered by or relating to any Award until the date of issuance of a stock certificate with respect to such shares or registering a book entry evidencing the issuance of such shares. Except as otherwise provided in Section 3(c), no adjustment to any Award shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued or such book entry is registered.

Appendix B-14

Appendix B

14.	No Employment Rights; No Right to Award

Nothing contained in the Plan or any Agreement shall confer upon any Participant any right with respect to the continuation of employment by the Company or interfere in any way with the right of the Company, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the Participant.

No person shall have any claim or right to receive an Award hereunder. The Committee’s granting of an Award to a participant at any time shall neither require the Committee to grant any other Award to such Participant or other person at any time or preclude the Committee from making subsequent grants to such Participant or any other person.

15.	Securities Matters

(a)	The Company shall be under no obligation to effect the registration pursuant to the Securities Act of any interests in the Plan or any shares of Company Stock to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates, or to cause to be registered any book entries, evidencing shares of Company Stock pursuant to the Plan unless and until the Company is advised by its counsel that the issuance and delivery of such certificates, or the book-entry registration, is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Company Stock are traded. The Committee may require, as a condition of the issuance and delivery of certificates, or the book-entry registration, evidencing shares of Company Stock pursuant to the terms hereof, that the recipient of such shares make such agreements and representations, and that such certificates or book entries bear or are subject to such legends, as the Committee, in its sole discretion, deems necessary or desirable.

(b)	The transfer of any shares of Company Stock hereunder shall be effective only at such time as counsel to the Company shall have determined that the issuance and delivery of such shares is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Company Stock are traded. The Committee may, in its sole discretion, defer the effectiveness of any transfer of shares of Company Stock hereunder in order to allow the issuance of such shares to be made pursuant to registration or an exemption from registration or other methods for compliance available under federal or state securities laws. The Committee shall inform the Participant in writing of its decision to defer the effectiveness of a transfer. During the period of such deferral in connection with the exercise of an Option, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

16.	Withholding Taxes

Whenever cash is to be paid pursuant to an Award, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto.

Whenever shares of Company Stock are to be delivered pursuant to an Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any federal, state

Appendix B-15

2014 Annual Meeting of Shareholders

and local withholding tax requirements related thereto. With the approval of the Committee, a Participant may satisfy the foregoing requirement by electing to have the Company withhold from delivery shares of Company Stock having a value equal to the minimum amount of tax required to be withheld. Such shares shall be valued at their Fair Market Value on the date of which the amount of tax to be withheld is determined. Fractional share amounts shall be settled in cash. Such a withholding election may be made with respect to all or any portion of the shares to be delivered pursuant to an Award.

17.	Notification of Election Under Section 83(b) of the Code

If any Participant shall, in connection with the acquisition of shares of Company Stock under the Plan, make the election permitted under Section 83(b) of the Code, such Participant shall notify the Company of such election within ten (10) days of filing notice of the election with the Internal Revenue Service.

18.	Notification Upon Disqualifying Disposition Under Section 421(b) of the Code

Each Agreement with respect to an Incentive Stock Option shall require the Participant to notify the Company of any disposition of shares of Company Stock issued pursuant to the exercise of such Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), within ten (10) days of such disposition.

19.	Amendment or Termination of the Plan

The Board of Directors may, at any time, suspend or terminate the Plan or revise or amend it in any respect whatsoever; provided, however, that shareholder approval shall be required if and to the extent the Board of Directors determines that such approval is appropriate for purposes of satisfying Sections 162(m) or 422 of the Code or Rule 16b-3 or other applicable law or regulation (including listing standards). Awards may be granted under the Plan prior to the receipt of such shareholder approval but each such grant shall be subject in its entirety to such approval and no award may be exercised, vested or otherwise satisfied prior to the receipt of such approval. Nothing herein shall restrict the Committee’s ability to exercise its discretionary authority pursuant to Section 4, which discretion may be exercised without amendment to the Plan. Without limiting the authority of the Committee under Section 3(c) or 3(d), and subject to Section 32 hereof, no action hereunder may, without the consent of a Participant, reduce the Participant’s rights under any outstanding Award.

20.	Transferability

Upon the death of a Participant, outstanding Awards granted to such Participant may be exercised only by the executor or administrator of the Participant’s or Nonemployee Director’s estate or by a person who shall have acquired the right to such exercise by will or by the laws of descent and distribution. No transfer of an Award by will or the laws of descent and distribution shall be effective to bind the Company unless the Committee shall have been furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer, and (b) an agreement by the transferee to comply with all the terms and conditions of the Award that are or would have been applicable to the Participant and to be bound by the acknowledgments made by the Participant or in connection with the grant of the Award.

During the lifetime of a Participant, the Committee may, in its sole and absolute discretion, permit the transfer of an outstanding Option, unless such Option is an Incentive Stock Option and the Committee and the Participant intends that it shall retain such status. Subject to the approval of the Committee and to any conditions that the Committee may prescribe, a Participant may, upon providing written notice to the Secretary of the Company, elect to transfer any or all Options granted to such Participant pursuant to the Plan to members of his or her

Appendix B-16

Appendix B

immediate family (including, but not limited to, children, grandchildren and spouse or to trusts for the benefit of such immediate family members or to partnerships in which such family members are the only partners) or to other persons or entities approved by the Committee; provided, however, that no such transfer by any Participant may be made in exchange for consideration.

21.	Expenses

The expenses of the Plan shall be paid by the Company.

22.	Failure to Comply

In addition to the remedies of the Company elsewhere provided for herein, failure by a Participant (or beneficiary) to comply with any of the terms and conditions of the Plan or the applicable Agreement, unless such failure is remedied by such Participant (or beneficiary) within ten days after notice of such failure by the Committee, shall be grounds for the cancellation and forfeiture of such Award, in whole or in part, as the Committee, in its absolute discretion, may determine.

23.	Effective Date and Term of Plan

The Plan shall be subject to the requisite approval of the shareholders of the Company. Unless earlier terminated by the Board of Directors, the right to grant Awards under the Plan shall terminate on April 4, 2024. Awards outstanding at Plan termination shall remain in effect according to their terms and the provisions of the Plan.

24.	Applicable Law

Except to the extent preempted by any applicable federal law, the Plan shall be construed and administered in accordance with the laws of the State of New York without reference to its principles of conflicts of law.

25.	Participant Rights

No Participant shall have any claim to be granted any award under the Plan, and there is no obligation for uniformity of treatment for Participants. Except as provided specifically herein, a Participant or a transferee of an Award shall have no rights as a shareholder with respect to any shares covered by any Award until the date of the issuance of a Company Stock certificate to him or her or the book-entry registration in such Participant’s or such transferee’s name for such shares.

26.	Unfunded Status of Awards

The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Agreement shall give any such Participant any rights that are greater than those of a general creditor of the Company.

27.	No Fractional Shares

No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

28.	Beneficiary

A Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the grantee’s beneficiary.

29.	Interpretation

The Plan is designed and intended to permit the grant of Awards which comply with the

Appendix B-17

2014 Annual Meeting of Shareholders

exemption set forth in Rule 16b-3 and, to the extent applicable, to permit awards of qualified performance-based compensation for purposes of Section 162(m) of the Code and to permit the grant of awards which either comply with or exempt from the provisions of Section 409A of the Code. All provisions hereof shall be construed in a manner to so comply with such intention.

30.	Severability

If any provision of the Plan is held to be invalid or unenforceable, the other provisions of the Plan shall not be affected but shall be applied as if the invalid or unenforceable provision had not been included in the Plan.

31.	Certain Limitations on Vesting of Awards Other than Options and Stock Appreciation Rights

Notwithstanding any provisions of the Plan to the contrary (but subject to the last two sentences of this Section 31), if the vesting condition for any Award (other than an Option or a stock appreciation right) made to a Participant who is an employee of the Company is based solely upon continued employment for a period of time, such vesting period shall not be less than 36 months for the vesting of the entire Award; provided that ratable portions of each such Award may vest periodically during such 36 month period. If the vesting condition for any

Award (other than an Option or a stock appreciation right) made to a Participant who is an employee of the Company is based upon the attainment of specified performance measures, such performance vesting period shall not be less than one (1) year. The provisions of this Section 31 shall not be construed to limit the authority of the Committee to provide for accelerated vesting upon a Change in Control or upon a termination of a Participant’s employment. In addition, during the term of the Plan the Committee may, in its discretion, grant Awards with respect to not more than an aggregate of 1,000,000 shares of Company Stock which do not comply with the conditions of this Section 31 (for the avoidance of doubt it being understood that this Section 31 does not limit or restrict in any way the vesting conditions that may be applicable to Awards consisting of Options or stock appreciation rights, and Awards consisting of Options and stock appreciation rights shall not be counted against the aggregate limit on Awards that are not required to comply with the provisions of this Section 31).

32.	Applicability of Company Policy

By accepting an Award under the Plan, each Participant agrees that the terms and conditions of the Company’s Policy Regarding Recoupment or Reduction of Incentive Compensation for Compliance Violations, as in effect from time to time, shall apply to such Participant’s Award(s) under the Plan.

Appendix B-18

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:            ☒

KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees
01	Alfred G. Gilman 02 Joseph L. Goldstein 03 Robert A. Ingram 04 Christine A. Poon 05 P. Roy Vagelos
The Board of Directors recommends you vote FOR the following proposals:							For	Against	Abstain
2	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.						☐	☐	☐
3	Proposal to approve, on an advisory basis, executive compensation.						☐	☐	☐
4	Proposal to approve the Regeneron Pharmaceuticals, Inc. 2014 Long-Term Incentive Plan.						☐	☐	☐
NOTE: In their discretion, the named proxies may vote on such other business as may properly come before the Annual Meeting or at any adjourned or postponed session thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name,

by authorized officer.

Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1
SHARES
CUSIP #
				JOB #				SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

REGENERON PHARMACEUTICALS, INC.
Annual Meeting of Shareholders
June 13, 2014 10:30 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Leonard S. Schleifer, M.D., Ph.D. and Joseph J. LaRosa, and each of them individually, as lawful proxies, each with full power of substitution, to represent the undersigned, with all powers that the undersigned would posses if personally present, and to vote, as indicated on the reverse side of this card, all shares of Common Stock and Class A Stock of Regeneron Pharmaceuticals, Inc. that the undersigned would be entitled to vote if personally present, at the Annual Meeting of Shareholders of the Company to be held on June 13, 2014 or at any adjourned or postponed session thereof. This proxy revokes all prior proxies given by the undersigned.

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE MEETING AND AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF IN ACCORDANCE WITH THE SHAREHOLDER’S SPECIFICATIONS ABOVE. IF YOU SIGN AND RETURN YOUR PROXY CARD IN A TIMELY MANNER, BUT DO NOT INDICATE HOW THESE SHARES ARE TO BE VOTED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED ABOVE AS DIRECTORS AND FOR PROPOSALS 2, 3, AND 4. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY WITH RESPECT TO MATTERS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS TO THE UNDERSIGNED.

Continued and to be signed on reverse side